As filed with the U.S. Securities and Exchange Commission on January 28, 2022

Registration No. 333-259441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zhong Yang Financial Group Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6199	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

118 Connaught Road West

Room 1101

Hong Kong

+852-3107-0731

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 T: 212-588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 T: 212-530-2210

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Number of Securities being Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)
Ordinary shares, par value US$0.001 per share(3)	5,750,000	US$	6.00	US$	34,500,000	US$	3,763.95
Underwriters’ Warrants(4)	-		-	US$	-	US$	-
Ordinary shares, par value US$0.001 per share, underlying the underwriters’ warrants(4)	345,000	US$	7.20	US$	2,484,000	US$	271.00
Total	6,095,000			US$	36,984,000	US$	4,034.95	(5)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price attributable to additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The Registrant will issue to the underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 6% of the ordinary shares sold in the offering (the “Underwriters’ Warrants”). The exercise price of the Underwriters’ Warrants is equal to 120% of the offering price of the ordinary shares offered hereby. The Underwriters’ Warrants are exercisable at any time, and from time to time, in whole or in part, within three (3) years from the commencement of sales of the offering. See “Underwriting” beginning on page 116.

(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED December 23, 2021

Zhong Yang Financial Group Limited

5,000,000 Ordinary Shares

We are offering 5,000,000 ordinary shares, par value US$0.001 per share (the Ordinary Shares”), of Zhong Yang Financial Group Limited (“ZYFGL”, the “Company”, “we”, “our”, “us”). This is the initial public offering of our Ordinary Shares. We anticipate the initial public offering price to be between US$5.00 and US$6.00 per share.

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “TOP”. This offering is contingent upon us listing our Ordinary Shares on the Nasdaq Capital Market or another national exchange. There can be no assurance that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market.

Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations conducted in Hong Kong by its subsidiaries.

ZYFGL is a holding company incorporated in the Cayman Islands with no material operations of its own. As a holding company with no material operations of its own, ZYFGL conducts its operations in Hong Kong through its subsidiaries, Zhong Yang Securities Limited (“ZYSL”) and Zhong Yang Capital Limited (“ZYCL”), both incorporated in Hong Kong, and WIN100 TECH Limited, incorporated in the British Virgin Islands (“WIN100 TECH”, and collectively with ZYSL and ZYCL, the “Operating Subsidiaries”). The Ordinary Shares offered in this offering are shares of ZYFGL, the Cayman Islands holding company, instead of shares of the Operating Subsidiaries. Investors in this offering will not directly hold equity interests in the Operating Subsidiaries.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15 to read about factors you should consider before buying our Ordinary Shares.

Our Operating Subsidiaries conduct their business in Hong Kong, a Special Administrative Region of the PRC, and some of the clients of the Operating Subsidiaries are PRC individuals or companies that have shareholders or directors that are PRC individuals. As of the date of this prospectus, we are not subject to the Chinese government’s direct influence or discretion over the manner in which we conduct our business activities outside of the PRC, even though our clients may be PRC-based. In addition, we do not expect to be materially affected by recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, including, but not limited to the cybersecurity review and regulatory review of overseas listing of our Ordinary Shares through an offshore holding company. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations;

●	could hinder our ability to continue to offer securities to investors; and

●	may cause the value of our Ordinary Shares to significantly decline or be worthless.

Additionally, although we own 100% equity interest in our Operating Subsidiaries and currently do not have, nor intend to have, any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in China, we are still subject to certain legal and operational risks associated with our Operating Subsidiaries being based in Hong Kong and having clients who are PRC individuals or companies that have shareholders or directors that are PRC individuals. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. See “Prospectus Summary - Recent Regulatory Development in the PRC” beginning on page 9.

Given that (1) our Operating Subsidiaries are located in Hong Kong, (2) we have no subsidiary, VIE structure nor any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we do not presently foresee material changes to our Operating Subsidiaries’ operations or the value of our Ordinary Shares resulting from the legal and operational risks relating to the PRC regulations which, in the event such regulatory actions are found to apply, could significantly limit or completely hinder our ability to complete this offering or cause the value of our Ordinary Shares to significantly decline or become worthless.

However, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Operating Subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. See “Risk Factors – Risks Relating to Doing Business in the Jurisdictions in which we Operate” beginning on page 15.

Furthermore, as more stringent criteria, including the Holding Foreign Companies Accountable Act, or the HFCC Act, have been imposed by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, recently, our Ordinary Shares may be prohibited from trading if our auditor cannot be fully inspected. Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess Friedman LLP’s compliance with applicable professional standards. Friedman LLP is headquartered in Manhattan, New York with no branches or offices outside the United States and has been inspected by the PCAOB on a regular basis, with the last inspection in June 2018. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021 relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong because of a position taken by one or more authorities in the PRC or Hong Kong. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 18. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected.

As a holding company, ZYFGL may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. ZYFGL is permitted under the laws of the Cayman Islands to provide funding to its subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. ZYFGL’s subsidiaries are permitted under the respective laws of the British Virgin Islands and Hong Kong to provide funding to ZYFGL through dividend distribution without restrictions on the amount of the funds. If any of ZYFGL’s subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to ZYFGL. The following describes the dividends and distributions made by our subsidiaries.

●	On March 24, 2020, ZYSL and ZYCL declared interim cash dividends of HK$3.9 million (approximately US$0.5 million) and HK$1.5 million (approximately US$0.2 million), respectively, to the then sole shareholder, i.e. the Predecessor Parent Company, Zhong Yang Holdings Limited. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting the dividend amount from the amount due from Zhong Yang Holdings Limited, and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

●	On November 25, 2020, ZYSL declared an interim cash dividend of HK$24.8 million (equivalent to $3.2 million) to its sole shareholder ZYSL (BVI), following which event ZYSL (BVI) declared an interim cash dividend to its sole shareholder, ZYFGL, and ZYFGL declared an interim cash dividend to its shareholders for the same amount on the same day. None of the shareholders of ZYFGL at the time was a U.S. person. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends were settled with the shareholders in cash on November 25, 2020.

●	On January 19, 2021, ZYSL declared an interim cash dividend of HK11.6 million (equivalent to US$1.5 million) to the then sole shareholder, the Predecessor Parent Company. The dividend was settled with the Predecessor Parent Company in cash in three installments of US$0.5 million each on January 19, 2021, January 20, 2021 and March 3, 2021.

ZYGFL has not made any dividends or distributions to U.S. investors as of the date of this prospectus. ZYFGL and its subsidiaries do not have any plans to distribute earnings in the foreseeable future. For more detailed discussion of how cash is transferred among ZYFGL and its subsidiaries, see “Prospectus Summary—Transfers of Cash Between Our Company and Our Subsidiaries” beginning on page 6, “Dividend Policy” on page 40 and the audited consolidated financial statements and the accompanying footnotes beginning on F-1 of this prospectus.

ZYFGL is an “Emerging Growth Company” under applicable U.S. federal securities laws and is, therefore, eligible for reduced public company reporting requirements. Please read “Implications of Our Being an ‘Emerging Growth Company’” beginning on page 11 of this prospectus for more information.

Upon the completion of this offering, the outstanding shares of ZYFGL will consist of 35,000,000 Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares, or 35,750,000 Ordinary Shares, assuming the over-allotment option is exercised in full. ZYFGL will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, Zhong Yang Holdings (BVI) Limited, the controlling shareholder of ZYFGL, will own 85.71% of the total issued and outstanding Ordinary Shares, representing 85.71% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 83.92% of the total issued and outstanding Ordinary Shares, representing 83.92% of the total voting power, assuming that the over-allotment option is exercised in full.

	Per Share		Total(4)
Offering price(1)	US$	5.50	US$	27,500,000
Underwriting discounts (2)	US$	0.385	US$	1,925,000
Proceeds to our company before expenses(3)	US$	5.115	US$	25,575,000

(1)	Initial public offering price per share is assumed as US$5.50, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)	We have agreed to pay the underwriters a discount equal to (i) 7% of the gross proceeds of the offering for investors introduced to us by the underwriters and (ii) 3.5% of the gross proceeds for investors sourced by the Company. This table assumes all investors are introduced to us by the underwriters. We have agreed to issue to the underwriters, on the applicable closing date of this offering, warrants (the “Underwriters’ Warrants”) in an amount equal to 6% of the aggregate number of Ordinary Shares sold by us in this offering. For a description of other terms of the Underwriters’ Warrants and a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 116.

(3)	Excludes fees and expenses payable to the underwriters. The total amount of underwriters’ expenses related to this offering is set forth in the section entitled “Expenses Relating to This Offering” on page 121.

(4)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 750,000 additional Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 45 days from the closing of this offering to cover over-allotments, if any. If the underwriters exercise the option in full, assuming the public offering price per share is US$5.50, the total underwriting discounts payable will be US$2,213,750, and the total proceeds to us, before expenses, will be US$28,520,899.

We expect our total cash expenses for this offering to be approximately US$890,351, including cash expenses payable to the underwriters for their reasonable out-of-pocket expenses, exclusive of the above discounts.

If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting”, on or about             , 2022.

The date of this prospectus is [●], 2022

i

Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the U.S. to permit a public offering of our securities or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions about this offering and the distribution of this prospectus applicable to those jurisdictions.

Through and including ________, 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

Conventions Which Apply to this Prospectus

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to 750,000 additional Ordinary Shares from us.

Except where the context otherwise requires and for purposes of this prospectus only the term:

●	“Asian investors” refers to the Asian population around the globe.

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan region, Hong Kong, and Macau;

●	“Controlling Shareholder” refers to Zhong Yang Holdings (BVI) Limited;

●	“HK$” or “Hong Kong dollars” refers to the legal currency of Hong Kong;

●	“HKSFC” refers to the Securities and Futures Commission of Hong Kong;

●	“HKSFO” refers to the Securities and Futures Ordinance (Cap. 571) of Honk Kong;

●	“Hong Kong” refers to Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Ordinary Shares” refers to the Company’s ordinary shares, par value US$0.001 per share;

●	“Operating Subsidiaries” refers to WIN100 TECH, ZYCL and ZYSL;

●	“Predecessor Parent Company” or “ZYHL” refers to Zhong Yang Holdings Limited, a company with limited liability under the laws of Hong Kong.

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“SEHK” refers to the Stock Exchange of Hong Kong Limited;

●	“US$” or “U.S. dollars” refers to the legal currency of the United States;

●	“WIN100 TECH” refers to WIN100 TECH Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYAL BVI” refers to ZYAL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYCL” refers to Zhong Yang Capital Limited, a company with limited liability under the laws of Hong Kong.

●	“ZYCL BVI” refers to ZYCL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYFGL”, the “Company”, “we,” “us,” “or “our” refers to Zhong Yang Financial Group Limited, a Cayman Islands exempted company, and, in the context of describing its operation and business, its subsidiaries.

●	“ZYNL BVI” refers to ZYNL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYSL” refers to Zhong Yang Securities Limited, a company with limited liability under the laws of Hong Kong.

●	“ZYSL BVI” refers to ZYSL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYTL BVI” refers to ZYTL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

ZYFGL is a holding company with operations conducted in Hong Kong through its operating subsidiaries in Hong Kong, using Hong Kong dollars. The reporting currency is U.S. dollars. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income. The conversion of Hong Kong dollars into U.S. dollars are based on the exchange rates set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at a year-end spot rate of HK$7.7746 to US$1.00 or an average rate of HK$7.7526 to US$1.00. On March 31, 2020, the year-end spot rate and average rate for Hong Kong dollars were, respectively, HK$7.7513 to US$1.00 and HK$7.8167 to US$1.00. On September 30, 2021, the period-end exchange rate and average rate for Hong Kong dollars were, HK$7.7850 to US$1.00 and HK$7.7718 to US$1.00, respectively.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	introduction of new product and service offerings;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding the demand for and market acceptance of our products and services;

●	expected growth of our customers, including consolidated account customers;

●	competition in our industry;

●	government policies and regulations relating to our industry; and

●	uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products and services, and economic activity in general; and

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Our Mission

Our goal is to become the preferred online trading platforms for Asian investors worldwide.

Overview

ZYFGL is a holding company incorporated in the Cayman Islands with operations conducted in Hong Kong by its Operating Subsidiaries, ZYSL and ZYCL, both incorporated in Hong Kong, and WIN100 TECH, incorporated in the British Virgin Islands. We are an online brokerage firm located in Hong Kong specializing in the trading of local and foreign equities, futures, and options products. We create value for our customers by providing reliable trading platforms, user-friendly web and app interface, and seamless customer support. Our Operating Subsidiaries generate revenues primarily by charging commission fees on futures transactions at a flat rate for each futures transaction contract. Currently our customers are mainly high volume and frequency trading institutional and individual investors. Our clients primarily reside in Asia and we are currently focusing on expanding our customer base to Southeast Asian investors. Our trading platforms, which our Operating Subsidiaries license from third parties, enable investors to place trades on more than 100 futures products on multiple exchanges around the world including the Chicago Mercantile Exchange (CME), Hong Kong Futures Exchange Limited (HKFE), The New York Mercantile Exchange (NYMEX), The Chicago Board of Trade (CBOT), The Commodity Exchange (COMEX), Eurex Exchange (EUREX), ICE Clear Europe Limited (ICEU), Singapore Exchange (SGX), Australia Securities Exchange (ASX), Bursa Malaysia Derivatives Berhad (BMD), and Osaka Exchange (OSE). Our continuous efforts focused on offering value-added services and access to exchanges around the globe, together with user friendly experience, have enabled us to become a fast-growing online trading platform. The trading volume of futures contracts was 9.20 million trades in fiscal year 2020, 9.61 million trades in fiscal year 2021, and 1.44 million trades during the six months ended September 30, 2021.   Our total registered customer number increased from 226 as of March 31, 2020 to 247 as of March 31, 2021, and further increased to 290 as of September 30, 2021. In fiscal year 2020, we had 77 revenue-generating accounts, including 61 accounts for futures trading and 16 accounts for securities trading. In fiscal year 2021, we had 49 revenue-generating accounts in total, including 33 accounts for futures trading and 16 accounts for securities trading. During the six months ended September 30, 2021, we had 61 revenue-generating accounts in total, including 15 accounts for futures trading, 8 accounts for securities trading, 29 accounts for structured notes subscriber services and 9 accounts for trading solution services.

Our Operating Subsidiaries conduct the futures and stock brokerage business through two trading platforms, Esunny for futures trading and 2Go for stock trading, both of which were licensed from third parties and can be easily accessed through our application, or APP, software, and websites. The two platforms are designed to provide our clients access to our seamless, efficient, and secure trading platforms. We offer our customers comprehensive brokerage and value-added services, including trade order placement and execution, account management, and customer support. Given the importance of trading systems in our services, we strive to continuously enhance our IT infrastructure.

During the fiscal years ended March 31, 2021 and 2020, our Operating Subsidiaries provided futures brokerage services and other services (including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services, margin financing services). During the six months ended September 30, 2021, our Operating Subsidiaries started providing trading solution services. Our revenues were US$16.9 million and US$16.5 million for the years ended March 31, 2021 and 2020, respectively, and US$3.2 million and US$8.7 million for the six months ended September 30, 2021 and 2020, respectively. Commissions on futures brokerage accounted for 95.1%, and 98.1% of the total revenues for the years ended March 31, 2021 and 2020, respectively, and 75.7% and 97.3% of the total revenues for the six months ended September 30, 2021 and 2020, respectively. Revenues from the trading solution services accounted for 30.5% of the total revenues for the six months ended September 30, 2021. Additionally, our Operating Subsidiaries provide other financial services including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services, margin financing services to our clients., Revenues generated from stock brokerage, consulting services, currency exchange services and structured note subscriber services accounted for 2.1% and 1.4% of total revenues, during the fiscal years ended March 31, 2021 and 2020, respectively, and 9.2% and 1.9% of total revenues during the six months ended September 30, 2021 and 2020, respectively. We did not generate revenue from options trading services or margin financing services for the fiscal years ended March 31, 2021 and 2020 and for the six months ended September 30, 2021. Our top five customers accounted for 91.6% and 64.8% of our total revenues for the years ended March 31, 2021 and 2020, respectively, and 94.8% and 92.0% of our total revenues for the six months ended September 30, 2021 and 2020, respectively.

We have achieved substantial growth since the launch of our operation of online brokerage services, as illustrated by the chart below which sets forth the number of futures contracts we have executed from January 1, 2017 to September 30, 2021, organized by calendar quarter.

The number of futures contracts executed in each period depends on factors including, but not limited to, economic and political conditions, market conditions, pricing of future contracts, and the clients’ risk appetite. By the end of 2019 to the first half of 2020, the Southeast Asian financial market faced a number of uncertainties such as the outbreak of COVID-19. Trading activities dropped which impacted our fiscal quarters ended December 31, 2019 and March 31, 2020. As the COVID-19 pandemic became under relative control, trading activities recovered and remain moderately stable since the fiscal quarter ended on June 30, 2020.

We intend to leverage our competitive strengths to sustain and grow our business, namely, to provide our clients with fast and reliable access to financial markets through our personalized client services and efficient organizational structure. In particular, we plan to expand our services offering and continue integrating value-added services, including CFD products and services and asset management.

Impact of COVID-19 and our Responses and Opportunities

Since early 2020, the ongoing COVID-19 pandemic has caused significant disruption to worldwide economic activities, including economic activities in Hong Kong where our Operating Subsidiaries are located, and in China, where our significant customer base is located. The Chinese government and the local Hong Kong government have imposed travel restrictions and quarantine requirements in response to COVID-19 from time to time in different regions. These measures hinder our client development, as clients who do not currently reside in Hong Kong could not easily travel to Hong Kong to open bank accounts, which affect their ability to trade on our platform. We have suspended face-to-face account opening, and instead implemented remote KYC procedures, which have partially compensated for the challenges caused by COVID-19 related restrictions. Through our timely adaptation to remote procedures, our total registered customer number increased from 226 as of March 31, 2020 to 247 as of March 31, 2021, and further increased to 290 as of September 30, 2021. In fiscal year 2020, through our Operating Subsidiaries, we had 77 revenue-generating accounts in total, including 61 accounts for futures trading and 16 accounts for securities trading. In fiscal year 2021, through our Operating Subsidiaries, we had 49 revenue-generating accounts in total, including 33 accounts for futures trading and 16 accounts for securities trading. During the six months ended September 30, 2021, we had 61 revenue-generating accounts in total, including 15 accounts for futures trading, 8 accounts for securities trading, 29 accounts for structured notes subscriber services and 9 accounts for trading solution services. We have taken other measures to reduce the impact of the COVID-19 pandemic, including, but not limited to, monitoring employees’ health on a daily basis, upgrading our telecommuting system and optimizing technology system to support potential growth in client’s trading activities. During the period from April 2020 to March 2021, the trading volume of future contracts slightly increased by 4.37% year on year. During the period from April 2021 to September 2021, the trading volume of future contracts decreased by 71.4% year on year. We believed the decrease was caused by the investors’ reduced risk tolerance as a result of capital market volatility. However, we are uncertain as to when the COVID-19 pandemic will be constrained, so these government measures could continue to hinder us for a prolonged period of time, and we cannot guarantee our current remote procedures will be sufficient to allow us to attain our target growth in the future. In addition, whether the COVID-19 will lead to a prolonged downturn in the economy is still unknown, and we cannot be certain if a prolonged downturn in the economy will affect our clients’ trading activities. Although the COVID-19 pandemic has not severely affected our financial result so far, we cannot assure you that it will not materially and adversely affect our business, financial condition, and operations in the future.

Our Industry

According to the Futures Industry Association, the trading activities of exchange-traded futures and options around the globe have hit a record-high in 2020 with a total of 46,767.5 million contracts. Specifically, the Asia-Pacific region is the largest region in terms of trading volume of futures and options contracts, followed by North America. The number of traded futures and options contracts in Asia-Pacific increased from 14,503.2 million in 2019 to 20,147.1 million in 2020, at a year-on-year growth of 38.9%.

Hong Kong is one of the Company’s major markets for its securities brokerage services. According to data published by the Stock Exchange of Hong Kong Limited, the capitalization of the securities market in Hong Kong grew from HK$ 33,998 billion in 2017 to HK$ 47,523 billion in 2020. The total turnover of the securities market in Hong Kong, which measures the dollar value of the total number of traded shares, increased from HK$21,709.2 billion in 2017 to HK$32,110 billion in 2020.

The Company currently pursues a niche market strategy in Hong Kong and plans to expand to Southeast Asia as the first step in achieving the final goal of becoming the preferred online trading platforms for Asian investors worldwide, including the United States. Southeast Asia is widely acknowledged as the world’s emerging growth engine. According to Monitor Deloitte, the ten markets that make up the Association of Southeast Asia Nations (ASEAN) form the 6th largest economy in the world and is projected to become the 4th largest by 2025. In light of the growing opportunities and our existing customer base primarily residing in Asia, we are currently focusing on expanding our customer base to Southeast Asian investors. There are emerging trends in the region such as increasing wealth and a rapidly growing middle class due to the booming economy which we intend to capitalize on.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Experienced management and talented team;

●	Streamlined and efficient organizational structure; and

●	Access to important global exchanges.

Our Strategies

Our business model and competitive strengths provide us with multiple avenues for growth. We intend to execute the following key strategies:

●	Expand demographic coverage to serve investors in Southeast Asia;

●	Enhance our services and expand our product offering, including Contract for Difference (CFD) products and services; and

●	Build a well-recognized and respected brand and increase customer loyalty.

Our Challenges

The successful execution of our growth strategies is subject to risks and uncertainties related to our businesses, including those relating to:

●	The relatively short operating history of our businesses;

●	Unfavorable financial market and economic conditions;

●	Our ability to compete effectively in the financial services industry;

●	Our ability to recruit and retain key management and professional staff;

●	Our ability to identify and control risks;

●	Our ability to comply with extensive and evolving regulatory requirements; and

●	Our ability to identify and address conflicts of interest, especially in relation to our Controlling Shareholder and its controlling shareholders.

Corporate History

We established ZYSL as a company with limited liability under the laws of Hong Kong and commenced our securities and futures brokerage business after obtaining licenses from the Securities and Futures Commission of Hong Kong (“HKSFC”) on March 4, 2016 and October 18, 2016, respectively. To expand our services into asset management services, we obtained the relevant HKSFC licenses on in February 2018 through our subsidiary, ZYCL.

On March 26, 2020, we carried out a series of transactions to reorganize the legal structure of the Company. As part of the reorganization, Zhong Yang Financial Group Limited (“ZYFGL”) was incorporated under the laws of the Cayman Islands and two wholly-owned British Virgin Islands subsidiaries of ZYFGL, ZYSL (BVI) Limited (“ZYSL (BVI)”) and ZYCL (BVI) Limited (“ZYCL (BVI)”), were then incorporated on August 29, 2019. With the approval obtained from HKSFC, the ownership interests in ZYSL and ZYCL were transferred from Zhong Yang Holdings Limited to ZYSL (BVI) and ZYCL (BVI) on March 26, 2020.

In support of our plan to expand our securities and futures brokerage services to additional foreign exchanges, two new investment holding companies, namely ZYAL (BVI) Limited (“ZYAL (BVI)”) and ZYNL (BVI) Limited (“ZYNL (BVI)”), were established under the laws of British Virgin Islands on January 7, 2021 and January 20, 2021, respectively. ZYAL (BVI) aims to obtain the Australian Financial Services License authorized by Australian Securities and Investments Commission (“ASIC”) to provide financial services to clients through the acquisition of or merger with local licensed entities. ZYNL (BVI) aims at providing financial service in New Zealand and, accordingly, intends to become a Financial Service Provider (“FSP”) registered on the Financial Service Providers Register (“FSPR”) governed by the New Zealand Companies Office through an acquisition of or a merger with local licensed entities. ZYAL (BVI) and ZYNL (BVI) are both actively seeking suitable acquisition targets in order to obtain the relevant licenses. As of the date of this prospectus, they have not entered into any agreement with any targets.

Furthermore, on January 12, 2021, we incorporated an IT company, namely ZYTL (BVI) Limited (“ZYTL (BVI)”), with limited liability under the laws of British Virgin Islands for the purpose of strengthening our online trading platforms by either the potential acquisition of a software development company or by independent development. These three new subsidiaries have minimum operation as of the date of this prospectus.

On May 14, 2021, we incorporated WIN100 TECH Limited under the laws of British Virgin Islands for the purpose of strengthening our online trading platforms by software development and IT support. WIN100 TECH Limited is a Fintech development and IT support company. It provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

On September 9, 2021, the sole shareholder of the Company surrendered 20,000,000 ordinary shares of US$0.001 par value each for no consideration. In addition, on September 9, 2021, the sole shareholder of the Company approved and effected an increase of the Company’s authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$150,000, divided into 150,000,000 ordinary shares of a par value of US$0.001 per share. All references to Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the surrender of Ordinary Shares by the sole shareholder and the increase of our authorized Ordinary Shares as if these events had occurred at the beginning of the earliest period presented.

Corporate Structure

The following diagram illustrates the corporate structure of Zhang Yang Financial Group Limited and its subsidiaries as of the date of this prospectus, assuming the underwriters do not exercise the over-allotment option:

Our Subsidiaries and Business Functions

ZYSL (BVI) was incorporated as the investment holding company of ZYSL on August 29, 2019 as part of the reorganization.

ZYCL (BVI) was incorporated as the investment holding company of ZYCL on August 29, 2019 as part of the reorganization.

ZYSL was established in accordance with laws and regulations of Hong Kong on April 22, 2015 with a registered capital of HKD 18,000,000 (approximately US$2.3 million). ZYSL is a limited liability corporation licensed with HKSFC to carry out regulated activities including Type 1 Dealing in Securities and Type 2 Dealing in Futures Contracts.

ZYCL was established in accordance with laws and regulations of Hong Kong on September 29, 2016 with a registered capital of HKD 5,000,000 (approximately US$0.6 million). ZYCL is a limited liability corporation licensed with the HKSFC to carry out regulated activities Type 4 Advising on Securities, Type 5 Advising on Futures Contracts and Type 9 Asset Management.

ZYAL (BVI), ZYTL (BVI) and ZYNL (BVI) were incorporated under the laws of British Virgin Islands on January 7, 2021, January 12, 2021 and January 20, 2021. These subsidiaries have minimum operation as of the date of this prospectus.

WIN100 TECH Limited was incorporated under the laws of British Virgin Islands on May 14, 2021. It is a Fintech development and IT support company. It provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

Holding Company Structure

ZYFGL is a holding company incorporated in the Cayman Islands with no material operations of its own. We conduct our operations primarily in Hong Kong through our subsidiaries in Hong Kong. The Ordinary Shares offered in this offering are shares of ZYFGL, the Cayman Islands holding company, instead of shares of our Operating Subsidiaries in Hong Kong. Investors in our Ordinary Shares should be aware that they may never directly hold equity interests in our Operating Subsidiaries.

As a result of our corporate structure, ZYFGL’s ability to pay dividends may depend upon dividends paid by our Operating Subsidiaries. If our existing Operating Subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Transfers of Cash between Our Company and Our Subsidiaries

ZYFGL is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of the British Virgin Islands and Hong Kong to provide funding to ZYFGL through dividend distribution without restrictions on the amount of the funds.

Subject to the Companies Act (2021 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and our Amended and Restated Memorandum and Articles of Association, our board of directors may authorize and declare a dividend to shareholders from time to time out of the profits from the Company, realized or unrealized, or out of the share premium account, provided that the Company will remain solvent, meaning the Company is able to pay its debts as they come due in the ordinary course of business. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us in the form of dividends.

The following describes the dividends and distributions made by our subsidiaries. ZYGFL has not made any dividends or distributions to U.S. investors as of the date of this prospectus.

On March 24, 2020, ZYSL and ZYCL declared interim cash dividends of HK$3.9 million (approximately US$0.5 million) and HK$1.5 million (approximately US$0.2 million), respectively, to the then sole shareholder, i.e. the Predecessor Parent Company, Zhong Yang Holdings Limited. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting the dividend amount from the amount due from Zhong Yang Holdings Limited, and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

On November 25, 2020, ZYSL declared an interim cash dividend of HK$24.8 million (equivalent to $3.2 million) to its sole shareholder ZYSL (BVI), following which event ZYSL (BVI) declared an interim cash dividend to its sole shareholder, ZYFGL, and ZYFGL declared an interim cash dividend to its shareholders for the same amount on the same day. None of the shareholders of ZYFGL at the time was a U.S. person. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends were settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, ZYSL declared an interim cash dividend of HK11.6 million (equivalent to US$1.5 million) to the then sole shareholder, the Predecessor Parent Company. The dividend was settled with the Predecessor Parent Company in cash in three installments of US$0.5 million each on January 19, 2021, January 20, 2021 and March 3, 2021.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on the transfer of cash from ZYFGL to ZYSL or ZYCL or from ZYSL or ZYCL to ZYFGL. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between ZYFGL and its subsidiaries, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from the subsidiaries, to ZYFGL and U.S. investors and amounts owed.

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments, in our Amended and Restated Memorandum and Articles of Association and in the Companies Act.

See “Dividend Policy” on page 40 and “Risk Factors — Risks Relating to our Corporate Structure – We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 15 for more information.

Risk Factor Summary

Investing in our Ordinary Shares involves a high degree of risk. Below is a summary of material factors that make an investment in our Ordinary Shares speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 15 of this prospectus for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, but are not limited to, the following:

Risks Relating to Our Corporate Structure

Risks and uncertainties relating to our corporate structure, beginning on page 15 of this prospectus, include but not limited to the following:

●	We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Risks Relating to Doing Business in the Jurisdictions in which the Operating Subsidiaries Operate

Risks and uncertainties relating to doing business in the jurisdiction in which the Operating Subsidiaries operate, beginning on page 15 of this prospectus, include but not limited to the following:

●	Substantially all of the Operating Subsidiaries operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may intervene in or influence such operations. at any time, which could result in a material change in the operations of the Operating Subsidiaries and/or the value of our Ordinary Shares. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

●	If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

●	We may become subject to a variety of PRC laws and other obligations regarding data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	The Hong Kong legal system embodies uncertainties which could limit the legal protections available to ZYSL and ZYCL.

●	The Hong Kong regulatory requirement of prior approval for the transfer of shares in excess of a certain threshold may restrict future takeovers and other transactions.

Risks Relating to our Ordinary Shares and this Offering

Risks and uncertainties relating to our ordinary shares and this offering, beginning on page 18 of this prospectus, include but not limited to the following:

●	Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

●	Because our initial public offering price is substantially higher than our pro forma net tangible book value per share, you will experience immediate and substantial dilution.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our Ordinary Shares to significant adverse United States income tax consequences.

Risks Relating to Our Business and Industry

Risks and uncertainties relating to our business and industry, beginning on page 24 of this prospectus, include but not limited to the following:

●	We have a relatively short operating history compared to some of our established competitors and face significant risks and challenges in a rapidly evolving market, which makes it difficult to effectively assess our future prospects.

●	Unfavorable financial market and economic conditions in Hong Kong, China, and elsewhere in the world could materially and adversely affect our business, financial condition, and results of operations.

●	Geopolitical risks and political uncertainty may adversely impact economic conditions, increase market volatility, cause operational disruption to us and impact our strategic plans, which could have adverse effects on our business and its profitability.

●	During the years ended March 31, 2021 and 2020, our top five customers accounted for a significant portion of our total revenues. The loss of any such customers or a material decline in their trading activities through us would have an adverse effect on our operating results.

●	We may not succeed in promoting and sustaining our brand, which could have an adverse effect on our future growth and business.

●	We face additional risks as we offer new products and services, transact with a broader array of clients and counterparties and expose ourselves to new geographical markets.

●	The online brokerage service industry and the financial services industry are intensely competitive. If we are unable to compete effectively, we may lose our market share and our results of operations and financial condition may be materially and adversely affected.

●	Our businesses depend on key management executives and professional staff, and our business may suffer if we are unable to recruit and retain them.

●	Aggressive competition could reduce our market share, revenues and profits.

●	We are subject to extensive and evolving regulatory requirements, the non-compliance with which may result in penalties, limitations, and prohibitions on our future business activities or suspension or revocation of our licenses, and consequently may materially and adversely affect our business, financial condition, and results of operations. In addition, we may, from time to time, be subject to regulatory inquiries and investigations by relevant regulatory authorities or government agencies in Hong Kong or other applicable jurisdictions.

●	We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.

Holding Foreign Companies Accountable Act (the “HFCA Act”)

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over the counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB HFCA Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess Friedman LLP’s compliance with applicable professional standards. Friedman LLP is headquartered in Manhattan, New York with no branches or offices outside the United States and has been inspected by the PCAOB on a regular basis, with the last inspection in June 2018. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the PCAOB determinations. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 18. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected.

Permission Required from the Hong Kong Authorities

Due to the licensing requirements of the HKSFC, ZYSL and ZYCL are required to obtain necessary licenses to conduct their business in Hong Kong and their business and responsible personnel are subject to the relevant laws and regulations and the respective rules of the HKSFC. ZYSL currently holds a Type 1 license for dealing in securities and a Type 2 license for dealing in futures contracts. ZYCL currently holds a Type 4 license for advising on securities, a Type 5 license for advising on futures contracts and a Type 9 license for asset management. See “Regulation—Licensing Regime Under the HKSFO” on page 89. These licenses have no expiration date and will remain valid unless they are suspended, revoked or cancelled by the HKSFC. We pay standard governmental annual fees to the HKSFC and are subject to continued regulatory obligations and requirements, including the maintenance of minimum paid-up share capital and liquid capital, maintenance of segregated accounts, and submission of audited accounts and other required documents, among others. See “Regulation—Licensing Regime Under the HKSFO” on page 89.

Neither we nor any of our subsidiaries are required to obtain any permission or approval from Hong Kong authorities to offer the securities of ZYFGL to foreign investors.

Recent Regulatory Development in the PRC

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People's Congress voted and passed the "Personal Information Protection Law of the People's Republic of China", or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which will take effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

Our Operating Subsidiaries may collect and store certain data (including certain personal information) from our clients, who may be PRC individuals, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). Given that (1) our Operating Subsidiaries are incorporated in Hong Kong or the British Virgin Islands and are located in Hong Kong, (2) we have no subsidiary, VIE structure nor any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we do not currently expect the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations to have an impact on our business, operations or this offering, as we do not believe that any of our Operating Subsidiaries is deemed to be an “Operator” that are required to file for cybersecurity review before listing in the United States, because (i) our Operating Subsidiaries were incorporated in Hong Kong and the British Virgin Islands and operate in Hong Kong without any subsidiary or VIE structure in mainland China and each of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations remains unclear whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, our Operating Subsidiaries have in aggregate collected and stored personal information of approximately 300 PRC individuals (i.e., less than one million users); (iii) all of the data our Operating Subsidiaries have collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, none of our Operating Subsidiaries have been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review.

However, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiaries, their respective abilities to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Draft Overseas Listing Regulations are adopted into law in the future and becomes applicable to our Operating Subsidiaries, if any of our Operating Subsidiaries is deemed to be an “Operator”, or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law becomes applicable to our Operating Subsidiaries, the business operation of our Operating Subsidiaries and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiaries become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiaries will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If our Operating Subsidiaries fails to receive or maintain such permissions or if the required approvals are denied, our Operating Subsidiaries may become subject to fines and other penalties which may have a material adverse effect on our business, operations and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations;

●	could hinder our ability to continue to offer securities to investors; and

●	may cause the value of our Ordinary Shares to significantly decline or be worthless.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards.  Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholder will own 85.71% of our total issued and outstanding Ordinary Shares, representing 85.71% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 83.92% of our total issued and outstanding Ordinary Shares, representing 83.92% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Corporate Information

Our principal executive offices are located at Flat 1101, 118 Connaught Road West, Hong Kong. Our telephone number at this address is +852 3107 0731. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.zyfgl.com. The information contained on our website is not a part of this prospectus.

THE OFFERING

Below is a summary of the terms of the offering

Issuer	Zhong Yang Financial Group Limited

Securities offered by us	Ordinary Shares, par value US$0.001 per share.

Offering price	We currently estimate that the initial public offering price will be between US$5.00 and US$6.00 per Ordinary Share.

Ordinary Shares outstanding prior to the offering	30,000,000 Ordinary Shares.

Over-allotment option	We have granted the underwriters an option for a period of 45 days to purchase up to 750,000 additional Ordinary Shares, if any.

Ordinary Shares to be outstanding after this offering	35,000,000 shares if the underwriters do not exercise their option to purchase additional Ordinary Shares (or 35,750,000 shares if the underwriters exercise their option to purchase additional Ordinary Shares in full).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately US$24,684,649 or approximately US$28,520,899 if the underwriters exercise their over-allotment option to purchase additional Ordinary Shares in full, assuming an offering price of US$5.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses payable by us, including cash expenses payable to the underwriters for their reasonable out-of-pocket expenses.

We intend to use the net proceeds of this offering primarily for development of Contract for Difference (CFD) products and services, acquisition and licensing, optimization of sales network and geographic coverage, purchase of IT equipment and software, and general corporate purposes, including working capital. See “Use of Proceeds” on page 39 for additional information.

Proposed Nasdaq Trading Symbol and Listing	We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “TOP.” This offering is contingent upon us listing our Ordinary Shares on Nasdaq Capital Market or another national exchange. No assurance can be given that such listing will be approved or that a liquid trading market will develop for our Ordinary Shares.

Lock-up

Our directors, executive officers, and shareholder who own 5% or more of the outstanding Ordinary Shares have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Ordinary Shares or securities convertible into Ordinary Shares for a period of 180 days commencing on the date of this prospectus. See “Underwriting” beginning on page 116 for additional information.

We have also agreed (i) not to offer, pledge, sell or otherwise dispose of any Ordinary Shares or securities convertible into Ordinary Shares for a period of six (6) months commencing on the date of this prospectus, and (ii) not to offer, sell or otherwise dispose of any Ordinary Shares or securities convertible into Ordinary Shares, directly or indirectly in any “at-the-market” or continuous equity transaction, for a period of twelve (12) months from the commencement of the first day of trading of our Ordinary Shares. See “Underwriting” beginning on page 116 for additional information.

Transfer Agent	Securities Transfer Corporation

Risk factors	See “Risk Factors” beginning on page 15 for a discussion of risks you should carefully consider before investing in our Ordinary Shares.

Unless we specifically state otherwise, the information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment.

Risks Relating to our Corporate Structure

We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

ZYFGL is a holding company, and we rely on dividends and other distributions on equity paid by the Operating Subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. If any of the Operating Subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. See “Dividend Policy” on page 40 for more information.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. Any limitation on the ability of our Hong Kong subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Relating to Doing Business in the Jurisdictions in which the Operating Subsidiaries Operate

Substantially all of our operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

ZYFGL is a holding company, and we conduct our operations in Hong Kong through our Operating Subsidiaries ZYSL and ZYCL, both formed in Hong Kong, and WIN100 TECH, incorporated in the British Virgin Islands. Our operations are primarily located in Hong Kong and some of our clients are PRC individuals or companies that have shareholders or directors that are PRC individuals. As of the date of this prospectus, we do not expect to be materially affected by recent statements by the Chinese Government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. The PRC government may choose to exercise significant oversight and discretion, and the policies, regulations, rules, and the enforcement of laws of the Chinese government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and may be inconsistent with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and/or

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

The Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

We may become subject to a variety of PRC laws and other obligations regarding data security offerings that are conducted overseas and/or foreign investment in China-based issuers, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People's Congress voted and passed the "Personal Information Protection Law of the People's Republic of China", or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which will take effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

Our Operating Subsidiaries may collect and store certain data (including certain personal information) from our clients, who may be PRC individuals, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). Given that (1) our Operating Subsidiaries are incorporated in Hong Kong or the British Virgin Islands and are located in Hong Kong, (2) we have no subsidiary, VIE structure nor any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we do not currently expect the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations to have an impact on our business, operations or this offering, as we do not believe that any of our Operating Subsidiaries is deemed to be an “Operator” that are required to file for cybersecurity review before listing in the United States, because (i) our Operating Subsidiaries were incorporated in Hong Kong and the British Virgin Islands and operate in Hong Kong without any subsidiary or VIE structure in mainland China and each of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations remains unclear whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, our Operating Subsidiaries have in aggregate collected and stored personal information of approximately 300 PRC individuals (i.e., less than one million users); (iii) all of the data our Operating Subsidiaries have collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, none of our Operating Subsidiaries have been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review.

However, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiaries, their respective abilities to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Draft Overseas Listing Regulations are adopted into law in the future and becomes applicable to our Operating Subsidiaries, if any of our Operating Subsidiaries is deemed to be an “Operator” that are required to file for cybersecurity review before listing in the United States, or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law becomes applicable to our Operating Subsidiaries, the business operation of our Operating Subsidiaries and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If our Operating Subsidiaries become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiaries will be able to comply with the regulatory requirements in all respects and the current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. In the event of a failure to comply, our Operating Subsidiaries may become subject to fines and other penalties which may have a material adverse effect on our business, operations and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the Chinese government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations, have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. It is uncertain whether the Chinese government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiaries located in Hong Kong. We could be subject to approval or review of Chinese regulatory authorities to pursue this offering,. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to Our Operating Subsidiaries.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

The Hong Kong regulatory requirement of prior approval for the transfer of shares in excess of a certain threshold may restrict future takeovers and other transactions.

Section 132 of Securities and Futures Ordinance (Cap. 157 of the laws of Hong Kong) (the “SFO”) requires prior approval from the HKSFC for any company or individual to become a substantial shareholder of a HKSFC-licensed company in Hong Kong. Under the SFO, a person will be a “substantial shareholder” of a licensed company if he, either alone or with associates, has an interest in, or is entitled to control the exercise of, the voting power of more than 10% of the total number of issued shares of the licensed company, or exercises control of 35% or more of the voting power of a company that controls more than 10% of the voting power of the licensed company. Further, all potential parties who will be new substantial shareholder(s) of the HKSFC-licensed subsidiaries, which are ZYSL and ZYCL, are required to seek prior approval from the HKSFC. This regulatory requirement may discourage, delay or prevent a change in control of ZYFGL, which could deprive the holders of our Ordinary Shares the opportunity to receive a premium for their Ordinary Shares as part of a future sale and may reduce the price of our Ordinary Shares upon the consummation of a future proposed business combination.

Risks Relating to our Ordinary Shares and this Offering

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over the counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, PCAOB announced the PCAOB HFCA Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Friedman LLP is headquartered in Manhattan, New York with no branches or offices outside the United States and Friedman LLP has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the PCAOB determinations. However, the recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would not apply additional and\or more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, the adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is also actively assessing how best to implement other requirements of the HFCA Act, including the identification process and the trading prohibition requirements, and is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation, in addition to the requirements of the HFCA Act, are uncertain. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. However, if it were determined that the PCAOB is unable to inspect or investigate our auditor completely, the trading in our Ordinary Shares would be prohibited, and as a result, Nasdaq might determine to delist our Ordinary Shares. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our Ordinary Shares. Although we have applied to have our Ordinary Shares listed on Nasdaq Capital Market, we cannot assure you that a liquid public market for our Ordinary Shares will develop. If an active public market for our Ordinary Shares does not develop following the completion of this offering, the market price of our Ordinary Shares may decline and the liquidity of our Ordinary Shares may decrease significantly.

The initial public offering price for our Ordinary Shares will be determined by negotiation between us and the underwriters based on several factors, and we cannot assure you that the price at which the Ordinary Shares are traded after this offering will not decline below the initial public offering price. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their Ordinary Shares due to insufficient or a lack of market liquidity of our Ordinary Shares.

The trading price of our Ordinary Shares may be volatile, which could result in substantial losses to you.

The trading prices of our Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based, U.S.-listed companies, which consequently may affect the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong and Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Ordinary Shares.

In addition to the above factors, the price and trading volume of our Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	variations in our revenues, profit, and cash flow;

●	changes in the economic performance or market valuations of other financial services firms;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	detrimental negative publicity about us, our services, our officers, directors, Controlling Shareholder, other beneficial owners, our business partners, or our industry;

●	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions to or departures of our senior management;

●	litigation or regulatory proceedings involving us, our officers, directors, or Controlling Shareholder;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

●	sales or perceived potential sales of additional Ordinary Shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Ordinary Shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Ordinary Shares or publishes inaccurate or unfavorable research about our business, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Ordinary Shares to decline.

The sale or availability for sale of substantial amounts of our Ordinary Shares in the public market could adversely affect their market price.

Sales of substantial amounts of our Ordinary Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. The Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 35,000,000 Ordinary Shares outstanding immediately after this offering, or 35,750,000 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full. In connection with this offering, we, our officers, directors, and existing shareholders have agreed not to sell any of our Ordinary Shares or are otherwise subject to similar lockup restrictions for six (6) months after the date of this prospectus without the prior written consent of the representatives of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Ordinary Shares. See “Underwriting” beginning on page 116 and “Shares Eligible for Future Sale” on page 112 for a more detailed description of the restrictions on selling our securities after this offering.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of our Ordinary Shares for return on your investment.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely that the Company may only pay dividends out of profits or share premium, and provided that under no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. We cannot assure you that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares. See “Dividend Policy” section on page 40 for more information.

Because our initial public offering price is substantially higher than our pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid by existing shareholders for their Ordinary Shares on a per Ordinary Share basis. As a result, you will experience immediate and substantial dilution of US$4.5791 per Ordinary Share (assuming that the underwriters do not exercise their over-allotment option), representing the difference between (i) our as adjusted net tangible book value per Ordinary Share of US$0.9209 as of September 30, 2021, after giving effect to this offering, and (ii) the assumed initial public offering price per share of US$5.50 per Ordinary Share (the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus). See “Dilution” on page 42 for a more complete description of how the value of your investment in our Ordinary Shares will be diluted upon the completion of this offering.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Hong Kong, or other relevant jurisdictions may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities” on page 121.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands laws are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under the Cayman Islands laws are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, the Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under the Cayman Islands laws to inspect corporate records, other than the amended and restated memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow the Cayman Islands’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors, or our Controlling Shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law” beginning on page 102.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain Cayman Islands’ practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market listing standards.

As a Cayman Islands company to be listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market listing standards. However, the Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Capital Market listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Capital Market listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our Ordinary Shares to significant adverse United States income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (i) 75% or more of our gross income for such year consists of certain types of “passive” income, or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Based upon our current and expected income and assets, including goodwill and (taking into account the expected proceeds from this offering) the value of the assets held by our strategic investment business, the expected proceeds from this offering as well as projections as to the market price of our Ordinary Shares immediately following the completion of this offering, we do not presently expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be a PFIC, because the value of our assets, for purposes of the asset test, may be determined by reference to the market price of our Ordinary Shares, fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC classification for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition and classification of our income, including the relative amounts of income generated by and the value of assets of our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the U.S. Internal Revenue Service, or IRS, may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of our Ordinary Shares and on the receipt of distributions on our Ordinary Shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Ordinary Shares. For more information see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules” beginning on page 113

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the New York Stock Exchange detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.07 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2012 relating to internal controls over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other time and attention to our public company reporting obligations and other compliance matters. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404(b) of the Sarbanes-Oxley Act;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have only provided two years of audited financial statements and have not included all the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We cannot predict whether investors will find our Ordinary Shares less attractive if we rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of September 30 (the last business day of the second fiscal quarter)  (ii) the end of the fiscal year in which we have total annual gross revenues of US$1.07 billion or more during such fiscal year, (iii) the date on which we issue more than US$1 billion in non-convertible debt in a three-year period, or (iv) the last day of our fiscal year following the fifth anniversary of the completion of this offering.

Risks Relating to our Business and Industry

We, through our Operating Subsidiaries, have a relatively short operating history compared to some of our established competitors and face significant risks and challenges in a rapidly evolving market, which makes it difficult to effectively assess our future prospects.

We, through our Operating Subsidiaries, have a relatively short operating history compared to some of our established competitors. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly evolving market in which we operate and our relatively short operating history. These risks and challenges include our ability to, among other things:

●	build a well-recognized and respected brand;

●	establish and expand our client base;

●	maintain and enhance our relationships with our business partners;

●	attract, retain, and motivate talented employees;

●	anticipate and adapt to changing market conditions and a competitive landscape;

●	manage our future growth;

●	ensure that the performance of our products and services meets client expectations;

●	maintain or improve our operational efficiency;

●	navigate a complex and evolving regulatory environment;

●	defend ourselves in any legal or regulatory actions against us;

●	enhance our technology infrastructure and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

●	avoid and remedy operating errors as a result of human or system errors;

●	identify and address conflicts of interest; and

●	identify and appropriately manage our related party transactions.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

We, through our Operating Subsidiaries, have a relatively short history in serving our current client base. As our business develops and as we respond to competition, we may continue to introduce new service offerings, make adjustments to our existing services, or make adjustments to our business operations in general. Any significant change to our business model that does not achieve expected results could have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

Unfavorable financial market and economic conditions in Hong Kong, China, and elsewhere in the world could materially and adversely affect our business, financial condition, and results of operations.

As a financial services firm based in Hong Kong, our business is materially affected by conditions in the financial markets and economic conditions in Hong Kong, China, and elsewhere in the world. Financial markets and economic conditions could be negatively impacted by many factors beyond our control, such as inability to access capital markets, control of foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rate, government involvement in allocation of resources, inability to meet financial commitments in a timely manner, terrorism, pandemics such as the Covid-19 pandemic, political uncertainty, civil unrest, fiscal or other economic policy of Hong Kong or other governments, and the timing and nature of any regulatory reform. The current trade frictions between the United States and China may also give rise to uncertainties in global economic conditions and adversely affect general investor confidence. Unfavorable financial market and economic conditions in Hong Kong, China, and elsewhere in the world could negatively affect our clients’ business and materially reduce demand for our services and increase price competition among financial services firms seeking such engagements, and thus could materially and adversely affect our business, financial condition, and results of operations. In addition, our profitability could be adversely affected due to our fixed costs and the possibility that we would be unable to reduce our variable costs without reducing revenues or within a timeframe sufficient to offset any decreases in revenues relating to changes in the market and economic conditions.

Geopolitical risks and political uncertainty may adversely impact economic conditions, increase market volatility, cause operational disruption to us and impact our strategic plans, which could have adverse effects on our business and its profitability.

We are exposed to geopolitical risks and political uncertainty in the markets in which we operate. Geopolitical risks and political uncertainty may adversely impact our operations and.  Increased geopolitical tensions may increase cross-border cyber activity and therefore increase cyber security risks. Geopolitical tensions may also lead to civil unrest and/or acts of civil disobedience. This includes the unrest in Hong Kong, where mass anti-government demonstrations have given rise to increased disruption throughout the region. Such events could impact operational resilience by disrupting our systems, operations, new business sales and renewals, distribution channels and services to customers, which may result decreased profitability, financial loss, adverse customer impacts and reputational damage. Additionally, the degree and nature of regulatory changes and our competitive position in some markets may be impacted, for example, through measures favoring local enterprises, such as changes to the maximum level of non-domestic ownership by foreign companies.

The online brokerage service industry and the financial services industry are intensely competitive. If we are unable to compete effectively, we may lose our market share and our results of operations and financial condition may be materially and adversely affected.

The financial services industry, including the online brokerage services industry, is intensely competitive, highly fragmented, and subject to rapid change, and we expect it to remain so. We compete both in Hong Kong and globally, and on the basis of a number of factors, including the ability to adapt to evolving financial needs of a broad spectrum of clients, our ability to identify market demands and business opportunities to win client mandates, the quality of our advice, our employees and deal execution, the range and price of our products and services, our innovation, our reputation, and the strength of our relationships. We expect to continue to invest capital and resources in our businesses in order to grow and develop them to a size where they are able to compete effectively in their markets, have economies of scale, and are themselves able to produce or consolidate significant revenues and profit. We cannot assure you that the planned and anticipated growth of our securities and futures trading services business and margin financing business will be achieved or in what timescale. There may be difficulties securing financing for investment for growth and in recruiting and retaining the skilled human resources required to compete effectively. If we fail to compete effectively against our competitors, our business, financial conditions, results of operations, and prospects will be materially and adversely affected.

As an online provider of securities and futures trading services for Asian investors on a global basis, our business generally requires us to react promptly to the evolving demand of our clients and be able to provide innovative financial solutions tailored to their needs. We may not be able to compete effectively with our competitors at all times and always be able to provide appropriate financial solutions that promptly and accurately address our clients’ needs. If this were to happen, our ability to attract new or retain existing clients will suffer, which would materially and adversely affect our revenues and earnings.

We primarily compete with other providers of financial services to Asian investors. We may face pricing pressure as some of our competitors may seek to obtain higher market share by reducing fees and commissions. Some of our competitors include large global financial institutions or state-owned PRC financial institutions operating or headquartered in Hong Kong, many of which have longer operating histories, far broader financial and other resources, and significantly greater name recognition than us and have the ability to offer a wider range of products, which may enhance their competitive position. They also regularly support services we do not provide, such as commercial lending, margin lending and other financial services and products, which puts us at a competitive disadvantage and could result in pricing pressures or lost opportunities, which in turn could materially and adversely affect our results of operations. In addition, we may be at a competitive disadvantage with regard to some of our competitors that have larger customer bases and greater human resources.

During the years ended March 31, 2021 and 2020 and the six months ended September 30, 2021, our top five customers accounted for a significant portion of our total revenues. The loss of any such customers or a material decline in their trading activities through us would have an adverse effect on our operating results.

Our top five customers accounted for 91.6% and 64.8% of our total revenues for the years ended March 31, 2021 and 2020, respectively, and 94.8% and 92.0% for the six months ended September 30, 2021 and 2020, respectively. Although our Operating Subsidiaries strive to provide excellent service and experience to our customers, we cannot guarantee that these top customers will continue to trade on our platform at levels commensurate with previous periods, or that they will not terminate the use of our services in the future. The volume of trading and the type of futures products which these clients may decide to trade during any particular period depends on their investment preferences at the time, which may be affected by their outlook of the market as well as factors beyond our control. Any decline in our top customers’ transaction volume would lower our revenues, which would adversely affect our profitability.

Our current level of commission and fee rates may decline in the future. Any material reduction in our commission or fee rates could reduce our profitability.

Through our Operating Subsidiaries, we derive a significant portion of our revenues from commissions and fees paid by our clients for trading futures through our online platforms. During the years ended March 31, 2021 and 2020, our futures brokerage commission income amounted to US$16.09 million and US$16.18 million, respectively, representing 95.15% and 98.1% of our total revenues, respectively. During the six months ended September 30, 2021 and 2020, our futures brokerage commission income amounted to US$2.43 million and US$8.45 million, respectively, representing 75.7% and 97.3% of our total revenues, respectively. We did not generate any revenue from options trading services or margin financing services during the years ended March 31, 2020 and 2021 or during the six months ended September 30, 2021. During the years ended March 31, 2021 and 2020, our stock brokerage commission income amounted to US$32,843 and US$7,794, respectively., respectively. During the six months ended September 30, 2021 and 2020, our stock brokerage commission income amounted to US$1,492 and US$31,649, respectively. We may experience pressure on our commission or fee rates as a result of competition we face in the online brokerage service industry. Some of our competitors offer a broader range of services to a larger client base, and enjoy higher trading volumes, than we do. Consequently, our competitors may be able and willing to offer trading services at lower commission or fee rates than we currently offer or may be able to offer. For example, some banks in Hong Kong and the United States offer zero commission fees or similar policies to attract securities investors. As a result of this pricing competition, we could lose both market share and revenues. We believe that any downward pressure on commission or fee rates would likely continue and intensify as we continue to develop our business and gain recognition in our markets. A decline in our commission or fee rates could lower our revenues, which would adversely affect our profitability. In addition, our competitors may offer other financial incentives such as rebates or discounts in order to induce trading in their systems rather than in ours. If our commission or fee rate decreases significantly, our operating and financial results may be materially and adversely affected.

The level of commission and fee rate we need to pay our execution brokers may increase in the future. Any material increment in our commission or free rates could reduce our profitability.

Commission expenses were our largest type of expenses, which amounted to 61% and 76% of our revenues for the years ended March 31, 2021 and 2020, respectively, and 47% and 63% of our revenues for the six months ended September 30, 2021 and 2020, respectively. Commission expenses represent the fees we paid to our broker partners, when we place a client order to an exchange market through these partners. We rely on these partners to execute trades except for orders to the Hong Kong Stock Exchange and Hong Kong Futures Exchange. Although there is a wide selection of broker partners we could choose from, if the commission and fee rate we need to pay to our execution brokers increase significantly and we could not find cost-effective alternatives or pass on the extra cost to our customers, our operating and financial results may be materially and adversely affected.

We may not be able to develop our margin financing business as expected and may be exposed to credit risks related to such business. In addition, we need adequate funding at reasonable costs to successfully operate our proposed margin financing business and access to adequate funding at reasonable costs cannot be assured.

Our margin financing business may not develop as expected if clients fail to perform contractual obligations or the value of collateral held to secure the obligations is inadequate. We intend to adopt comprehensive internal policies and procedures designed to manage such risks. For example, once the margin value falls below the outstanding amount of the relevant loan extended as a result of a market downturn or adverse movement in the prices of the pledged securities, we will make a margin call requesting the client to deposit additional funds, sell securities or pledge additional securities to top up their margin value. If the client’s margin value still falls below the required standard, we will initiate our liquidation protection mechanism on a real-time basis to bring the client’s account into margin compliance. Nevertheless, we cannot assure you that we will not be exposed to any credit risks associated with our margin financing business.

Moreover, the development, growth and success of our margin financing business will depend on the availability of adequate funding to meet our client demand for loans on our platform. We expect to derive the funding for our margin financing business from a variety of sources, including funding secured from commercial banks, other licensed financial institutions and other parties as well as financing generated from our business operations. To the extent there is insufficient funding from institutional funding partners who are willing to accept the credit risk related to the collateral from our clients, the funds available for our margin financing business might be limited and our ability to provide margin financing services to our clients to address their demand for loans would be adversely impacted. In addition, as we strive to offer our clients competitively priced services and the online brokerage market is intensely competitive, we may attempt to further reduce our interest expenses from our funding partners. If we cannot continue to maintain our relationship with these funding partners and obtain adequate funding at reasonable costs, we may not be able to continue to offer or grow our margin financing business. To the extent that our funding partners find the risk-adjusted returns with us less attractive, we may not be able to obtain the requisite level of funding at reasonable costs, or at all. If our platform is unable to provide our clients with margin loans or fund the loans on a timely basis due to insufficient funding or less favorable pricing compared to those of our competitors, it would harm our business, financial condition and results of operations.

We may not succeed in promoting and sustaining our brand, which could have an adverse effect on our future growth and business.

A critical component of our future growth is our ability to promote and sustain our brand. Promoting and positioning our brand and platform will depend largely on the success of our marketing efforts, our ability to attract users and clients cost-efficiently and our ability to consistently provide high- quality services and a superior experience. We have incurred and will continue to incur significant expenses related to advertising and other marketing efforts, which may not be effective and may adversely affect our net margins.

In addition, to provide a high-quality user and client experience, we have invested and will continue to invest substantial amounts of resources in the development and functionality of our platform, website, technology infrastructure and client service operations. Our ability to provide a high-quality user and client experience is also highly dependent on external factors over which we may have little or no control, including, without limitation, the reliability and performance of software vendors and business partners. Failure to provide our users and clients with high quality services and experience for any reason could substantially harm our reputation and adversely impact our efforts to develop a trusted brand, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our corporate actions will be substantially controlled by our Controlling Shareholder, Zhong Yang Holdings (BVI) Limited, which will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your Ordinary Shares and materially reduce the value of your investment.

Immediately following this offering, Zhong Yang Holdings (BVI) Limited, our Controlling Shareholder, will beneficially own 85.71% of our total issued and outstanding Ordinary Shares, representing 85.71% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 83.92% of our total issued and outstanding Ordinary Shares, representing 83.92% of the total voting power, assuming that the over-allotment option is exercised in full. Accordingly, Zhong Yang Holdings (BVI) Limited will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions. Ms. Junli Yang, our Chairwoman of the Board of Directors, owns 55.5% of the equity interest in Zhong Yang Holdings (BVI) Limited and is the sole director of Zhong Yang Holdings (BVI) Limited. Mr. Junli Yang may be deemed the beneficial owner of all Ordinary Shares held by Zhong Yang Holdings (BVI) Limited. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Ordinary Shares in this offering.

Our businesses depend on key management executives and professional staff, and our business may suffer if we are unable to recruit and retain them.

Our businesses depend on the skills, reputation, and professional experience of our key management executives, the network of resources and relationships they generate during the normal course of their activities, and the synergies among the diverse fields of expertise and knowledge held by our senior professionals. Therefore, the success of our business depends on the continued services of these individuals. If we lose their services, we may not be able to execute our existing business strategy effectively, and we may have to change our current business direction. These disruptions to our business may take up significant energy and resources of our company, and materially and adversely affect our future prospects.

Moreover, our business operations depend on our professional staff, our most valuable asset. Their skills, reputation, professional experience, and client relationships are critical elements in obtaining and executing client engagements. We devote considerable resources and incentives to recruiting and retaining these personnel. However, the market for quality professional staff is increasingly competitive. We expect to face significant competition in hiring such personnel. Additionally, as we mature, current compensations scheme to attract employees may not be as effective as in the past. The intense competition may require us to offer more competitive compensation and other incentives to our talent, which could materially and adversely affect our financial condition and results of operations. As a result, we may find it difficult to retain and motivate these employees, and this could affect their decisions about whether or not they continue to work for us. If we do not succeed in attracting, hiring and integrating quality professional staff, or retaining and motivating existing personnel, we may be unable to grow effectively.

We are subject to extensive and evolving regulatory requirements, the non-compliance with which may result in penalties, limitations, and prohibitions on our future business activities or suspension or revocation of our licenses, and consequently may materially and adversely affect our business, financial condition, and results of operations. In addition, we may, from time to time, be subject to regulatory inquiries and investigations by relevant regulatory authorities or government agencies in Hong Kong or other applicable jurisdictions.

The Hong Kong financial market in which we primarily operate is highly regulated. Our business operations are subject to applicable laws, regulations, guidelines, circulars, and other regulatory guidance, and many aspects of our businesses depend on obtaining and maintaining approvals, licenses, permits, or qualifications from the relevant regulators. Serious non-compliance with regulatory requirements could result in investigations and regulatory actions, which may lead to penalties, including reprimands, fines, limitations, or prohibitions on our future business activities or, if significant, suspension or revocation of our licenses. Failure to comply with these regulatory requirements could limit the scope of businesses in which we are permitted to engage. Furthermore, additional regulatory approvals, licenses, permits, or qualifications may be required by relevant regulators in the future, and some of our current approvals, licenses, permits, or qualifications are subject to periodic renewal. Although we have not been found by any relevant regulators to be in material non-compliance with any regulatory requirements since we commenced our current businesses in 2015, any such finding or other negative outcome may affect our ability to conduct business, harm our reputation and, consequently, materially and adversely affect our business, financial condition, results of operations, and prospects.

Two of our Operating Subsidiaries, ZYSL and ZYCL, are HKSFC-licensed companies subject to various requirements, such as remaining fit and proper at all times, minimum liquid and paid-up capital requirements, notification requirements, submission of audited accounts, submission of financial resources returns and annual returns, continuous professional training, under the Securities and Futures Ordinance (Cap. 571) of Hong Kong and its subsidiary legislation and the codes and the guidelines issued by the HKSFC. If any of these HKSFC licensed companies fails to meet the regulatory capital requirements in Hong Kong, the local regulatory authorities may impose penalties on us or limit the scope of our business, which could, in turn, have a material adverse effect on our financial condition and results of operations. Moreover, the relevant capital requirements may be changed over time or subject to different interpretations by relevant governmental authorities, all of which are out of our control. Any increase of the relevant capital requirements or stricter enforcement or interpretation of the same may adversely affect our business activities. Any non-compliance with applicable regulatory requirements by our company or any of our subsidiaries may result in penalties, limitations, and prohibitions on our future business activities and thus may materially and adversely affect our business, financial condition, and results of operations.

From time to time, ZYSL and ZYCL may be subject to or required to assist in inquiries or investigations by relevant regulatory authorities or government agencies in Hong Kong or other jurisdictions, including the HKSFC and the SEC, relating to its own activities or activities of third parties such as its clients. The HKSFC conducts on- site reviews and off-site monitoring to ascertain and supervise our business conduct and compliance with relevant regulatory requirements and to assess and monitor, among other things, our financial soundness. We, our directors, or our employees, may be subject to such regulatory inquiries and investigations from time to time, regardless of whether we are the target of such regulatory inquiries and investigations. If any misconduct is identified as a result of inquiries, reviews or investigations, the HKSFC may take disciplinary actions that would lead to revocation or suspension of licenses, public or private reprimand or imposition of pecuniary penalties against us, our responsible officers, licensed representatives, directors, or other officers. Any such disciplinary actions taken against us, our responsible officers, licensed representatives, directors, or other officers may have a material and adverse impact on our business operations and financial results. In addition, we are subject to statutory secrecy obligations under the Securities and Futures Ordinance (Cap. 571) of Hong Kong whereby we may not be permitted to disclose details on any HKSFC inquiries, reviews or investigations without the consent of the HKSFC. For further details, see “Regulation—Disciplinary Power of the HKSFC” on page 93.

Our revenues and profits are highly volatile, and fluctuate significantly from quarter to quarter, which may result in volatility of the price of our Ordinary Shares.

Our revenues and profits are highly volatile and could fluctuate significantly. For example, the revenues generated from our businesses are highly dependent on market conditions, regulatory environment and policies, and the decisions and actions of our clients and interested third parties. Almost all of our revenues were derived from brokerage fees generated from customers who traded futures on our platform, therefore our revenues are highly influenced by the futures trading volume of our customers and the commission rates we charge. Futures brokerage commission is likely to remain our main source of revenues in the near future, until we start to generate revenue from margin financing and CFD products. The willingness of our customers to trade futures on our platform can be affected by a number of factors which are difficult to predict, for example, general economic and political conditions in Hong Kong, the PRC and fluctuations in interest rates, and changes in investor confidence in the market. Where our customers decide to reduce their trading volume in future contracts or to not trade at all, our revenues will be reduced. As a result, our results of operations will likely fluctuate from quarter to quarter based on the timing of when those fees are earned. It may be difficult for us to achieve steady earnings growth on a quarterly basis, which could, in turn, lead to large adverse movements in the price of our Ordinary Shares or increasing volatility in our Ordinary Share price generally.

We face additional risks as we offer new products and services, transact with a broader array of clients and counterparties and expose ourselves to new geographical markets.

We, through our Operating Subsidiaries, are committed to providing new products and services in order to strengthen our market position in the financial services industry and client relationships. We expect to expand our product and service offerings as permitted by relevant regulatory authorities, transact with new clients not in our traditional client base and enter into new markets. For further details, see “Business—Our Strategies” on page 74. These activities expose us to new and increasingly challenging risks, including, but not limited to:

●	we may have insufficient experience or expertise in offering new products and services and dealing with inexperienced counterparties and clients may harm our reputation;
●	we may be subject to stricter regulatory scrutiny, or increasing tolerance of credit risks, market risks, compliance risks, and operational risks;
●	we may be unable to provide clients with adequate levels of service for our new products and services;
●	our new products and services may not be accepted by our clients or meet our profitability expectations;
●	our new products and services may be quickly copied by our competitors so that its attractiveness to our clients may be diluted; and
●	our internal information technology infrastructure may not be sufficient to support our product and service offerings.

If we are unable to achieve the expected results with respect to our offering of new products and services, our business, financial condition, and results of operations could be materially and adversely affected.

In addition, engaging in business internationally may expose us to additional risks and uncertainties. As we have limited experience in operating our business outside of Hong Kong, we may be unable to attract a sufficient number of clients, fail to anticipate competitive conditions, or face difficulties in operating effectively in overseas markets. We may also fail to adapt our business models to local markets due to various legal requirements and market conditions. Compliance with applicable foreign laws and regulations, especially financial regulations, increases the costs and risk exposure of doing business in foreign jurisdictions. In addition, in some cases, compliance with the laws and regulations of one country could nevertheless cause violation of the laws and regulations of another country. Violations of these laws and regulations could materially and adversely affect our brand, international growth efforts, and business.

We may undertake acquisitions, investments, joint ventures, or other strategic alliances, which could present unforeseen integration difficulties or costs and may not enhance our business as we expect.

Our strategy includes plans to grow both organically and through possible acquisitions, joint ventures, or other strategic alliances. Joint ventures and strategic alliances may expose us to new operational, regulatory, and market risks, as well as risks associated with additional capital requirements. We may not be able, however, to identify suitable future acquisition targets or alliance partners. Even if we identify suitable targets or partners, the evaluation, negotiation, and monitoring of the transactions could require significant management attention and internal resources and we may be unable to complete an acquisition or alliance on terms commercially acceptable to us. The costs of completing an acquisition or alliance may be costly and we may not be able to access funding sources on terms commercially acceptable to us. Even when acquisitions are completed, we may encounter difficulties in integrating the acquired entities and businesses, such as difficulties in retention of clients and personnel, challenge of integration and effective deployment of operations or technologies, and assumption of unforeseen or hidden material liabilities or regulatory non-compliance issues. Any of these events could disrupt our business plans and strategies, which in turn could have a material adverse effect on our financial condition and results of operations. Such risks could also result in our failure to derive the intended benefits of the acquisitions, strategic investments, joint ventures, or strategic alliances, and we may be unable to recover our investment in such initiatives. We cannot assure you that we could successfully mitigate or overcome these risks.

Any negative publicity with respect to the Company, our directors, officers, employees, shareholders, or other beneficial owners, our peers, business partners, or our industry in general, may materially and adversely affect our reputation, business, and results of operations.

Our reputation and brand recognition play an important role in earning and maintaining the trust and confidence of our existing and prospective clients. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Negative publicity about us, such as alleged misconduct, other improper activities, or negative rumors relating to our business, shareholders, or other beneficial owners, affiliates, directors, officers, or other employees, can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by any regulatory or government authorities. Any regulatory inquiries or investigations and lawsuits against us, and perceptions of conflicts of interest, inappropriate business conduct by us or perceived wrongdoing by any key member of our management team, among other things, could substantially damage our reputation regardless of their merits, and cause us to incur significant costs to defend ourselves. As we reinforce our ecosystem and stay close to our clients and other stakeholders, any negative market perception or publicity on our business partners that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brand and reputation, or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about the financial services industry in general or product or service quality problems of other firms in the industry in which we operate, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients, third-party partners, and key employees could be harmed and, as a result, our business, financial position, and results of operations would be materially and adversely affected.

Our operations may be subject to transfer pricing adjustments by competent authorities.

We may use transfer pricing arrangements to account for business activities between us and our Controlling Shareholder, the different entities within our consolidated group, or other related parties. We cannot assure you that the tax authorities in the jurisdictions where we operate would not subsequently challenge the appropriateness of our transfer pricing arrangements or that the relevant regulations or standards governing such arrangements will not be subject to future changes. If a competent tax authority later finds that the transfer prices and the terms that we have applied are not appropriate, such authority may require us or our subsidiaries to re-assess the transfer prices and re-allocate the income or adjust the taxable income. Any such reallocation or adjustment could result in a higher overall tax liability for us and may adversely affect our business, financial condition, and results of operations.

Our risk management and internal control systems, as well as the risk management tools available to us, may not fully protect us against various risks inherent in our business.

We follow our comprehensive internal risk management framework and procedures to manage our risks, including, but not limited to, reputational, legal, regulatory, compliance, operational, market, liquidity, and credit risks. However, our risk management policies, procedures, and internal controls may not be adequate or effective in mitigating our risks or protecting us against unidentified or unanticipated risks. In particular, some methods of managing risks are based upon observed historical market behavior and our experience in the financial industry. These methods may fail to predict future risk exposures, which could be significantly greater than those indicated by our historical measures. Other risk management methods depend upon an evaluation of available information regarding operating and market conditions and other matters, which may not be accurate, complete, up-to-date, or properly evaluated. In addition, the capital markets are constantly developing, the information and experience that we rely on for our risk management methods may become quickly outdated as capital markets and regulatory environment continue to evolve. Any deficiencies or failures in our risk management and internal control systems and procedures may adversely affect our ability to identify or report our deficiencies or non-compliance. For a discussion of risks relating to the material weakness in our internal control over financial reporting, see “Risks Relating to Our Business and Industry—We have identified certain material weakness in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations, or prevent fraud” beginning on page 32. In addition, failure of our employees to effectively enforce such risk management and internal controls procedures, or any of the foregoing risks, may have a material and adverse effect on our business, financial condition and operating results.

Our business is subject to various cyber-security and other operational risks.

We face various cyber-security and other operational risks relating to our businesses on a daily basis. We rely heavily on financial, accounting, communication and other data processing systems as well as the people who operate them to securely process, transmit, and store sensitive and confidential client information, and communicate globally with our staff, clients, partners, and third-party vendors. We also depend on various third-party software and cloud-based storage platforms as well as other information technology systems in our business operations. These systems, including third-party systems, may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, including for reasons beyond our control.

Our clients typically provide us with sensitive and confidential information as part of our business arrangements. We are susceptible of attempts to obtain unauthorized access of such sensitive and confidential client information. We also may be subject to cyber-attacks involving leak and destruction of sensitive and confidential client information and our proprietary information, which could result from an employee’s or agent’s failure to follow data security procedures or as a result of actions by third parties, including actions by government authorities. Although cyber-attacks have not had a material impact on our operations to date, breaches of our or third-party network security systems on which we rely could involve attacks that are intended to obtain unauthorized access to and disclose sensitive and confidential client information and our proprietary information, destroy data or disable, degrade, or sabotage our systems, often through the introduction of computer viruses and other means, and could originate from a wide variety of sources, including state actors or other unknown third parties. The increase in using mobile technologies can heighten these and other operational risks.

We cannot assure you that we or the third parties on which we rely will be able to anticipate, detect, or implement effective preventative measures against frequently changing cyber-attacks. We may incur significant costs in maintaining and enhancing appropriate protections to keep pace with increasingly sophisticated methods of attack. In addition to the implementation of data security measures, we require our employees to maintain the confidentiality of the proprietary information that we hold. If an employee’s failure to follow proper data security procedures results in the improper release of confidential information, or our systems are otherwise compromised, malfunctioning or disabled, we could suffer a disruption of our business, financial losses, liability to clients, regulatory sanctions, and damage to our reputation.

We operate in businesses that are highly dependent on proper processing of financial transactions. We have to reliably obtain securities and other pricing information, properly execute and process client transactions, and provide reports and other customer service to our clients. The occurrence of trade or other operational errors or the failure to keep accurate books and records can render us liable to disciplinary action by regulatory authorities, as well as to claims by our clients. We also rely on third-party service providers for certain aspects of our business. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair our operations, affect our reputation, and adversely affect our businesses.

Fraud or misconduct by our directors, officers, employees, agents, clients, or other third parties could harm our reputation and business and may be difficult to detect and deter.

It is not always possible to detect and deter fraud or misconduct by our directors, officers, employees, agents, clients, business partners, or other third parties. The precautions that we take to detect and prevent such activity may not be effective in all cases. Fraud or misconduct by any of these persons or entities may cause us to suffer significant reputational harm and financial loss or result in regulatory disciplinary actions. The potential harm to our reputation and to our business caused by such fraud or misconduct is impossible to quantify.

We are subject to a number of obligations and standards arising from our businesses. The violation of these obligations and standards by any of our directors, officers, employees, agents, clients, or other third parties could materially and adversely affect us and our investors. For example, our businesses require that we properly handle confidential information. If our directors, officers, employees, agents, clients, or other third parties were to improperly use or disclose confidential information, we could suffer serious harm to our reputation, financial position, and existing and future business relationships. Although we have not identified any material fraud or misconduct by our directors, officers, employees, agents, clients, or other third parties since we commenced our current businesses in 2015, if any of these persons or entities were to engage in fraud or misconduct or were to be accused of such fraud or misconduct, our business and reputation could be materially and adversely affected.

We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings.

Although we have not been subject to any lawsuits and arbitration claims in relation to our current business since the commencement in 2015, operating in the financial services industry may subject us to significant risks, including the risk of lawsuits and other legal actions relating to compliance with regulatory requirements in areas such as information disclosure, sales or underwriting practices, product design, fraud and misconduct, and protection of sensitive and confidential client information. From time to time, we may be subject to lawsuits and arbitration claims in the ordinary course of our business brought by external parties or disgruntled current or former employees, inquiries, investigations, and proceedings by regulatory and other governmental agencies. Any such claims brought against us, with or without merits, may result in administrative measures, settlements, injunctions, fines, penalties, negative publicities, or other results adverse to us that could have material adverse effect on our reputation, business, financial condition, results of operations, and prospects. Even if we are successful in defending ourselves against

In market downturns, the number of legal claims and the amount of damages sought in litigation and regulatory proceedings may increase. In addition, our affiliates may also encounter litigation, regulatory investigations, and proceedings for the practices in their business operations. Our clients may also be involved in litigation, investigation, or other legal proceedings, some of which may relate to transactions that we have advised, whether or not there has been any fault on our part.

We may not be able to fully detect money laundering and other illegal or improper activities in our business operations on a timely basis or at all, which could subject us to liabilities and penalties.

We are required to comply with applicable anti-money laundering and anti-terrorism laws and other regulations in the jurisdictions where we operate. Although we have adopted policies and procedures aimed at detecting, and preventing being used for, money-laundering activities by criminals or terrorist-related organizations and individuals or improper activities (including but not limited to market manipulation and aiding and abetting tax evasion), such policies and procedures may not completely eliminate instances where our networks may be used by other parties to engage in money laundering and other illegal or improper activities. Furthermore, we primarily comply with applicable anti-money laundering laws and regulations in Hong Kong and we may not fully detect violations of anti-money laundering regulations in other jurisdictions or be fully compliant with the anti-money laundering laws and regulations in other jurisdictions to which we are required. After we become a publicly listed company in the United States, we will also be subject to the U.S. Foreign Corrupt Practices Act of 1977 and other laws and regulations in the United States, including regulations administered by the U.S. Department of Treasury’s Office of Foreign Asset Control. Although we have not identified any failure to detect material money laundering activities since we commenced our current businesses in 2015, if we fail to fully comply with applicable laws and regulations, the relevant government agencies may impose fines and other penalties on us, which may adversely affect our business.

We regularly encounter potential conflicts of interest, and failure to identify and address such conflicts of interest could adversely affect our business.

We face the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of our business operations. Conflicts of interest may exist between (i) our different businesses; (ii) us and our clients; (iii) our clients; (iv) us and our employees; (v) our clients and our employees, or (vi) us and our Controlling Shareholder and other beneficial owners. As we, through our Operating Subsidiaries, expand the scope of our business and our client base, it is critical for us to be able to timely address potential conflicts of interest, including situations where two or more interests within our businesses naturally exist but are in competition or conflict. We have put in place extensive internal control and risk management procedures that are designed to identify and address conflicts of interest. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and our reputation and our clients’ confidence in us could be damaged if we fail, or appear to fail, to deal appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us. Any of the foregoing could materially and adversely affect our reputation, business, financial condition, and results of operations.

The current tensions in international economic relations may negatively affect the demand for our services, and our results of operations and financial condition may be materially and adversely affected.

Recently there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has imposed, and has continued to propose to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States.

Amid these tensions, the U.S. government has imposed and may impose additional measures on entities in China, including sanctions. As a financial services firm based in Hong Kong, our businesses are materially affected by the financial markets and economic conditions in Hong Kong, China, and elsewhere in the world. Escalations of the tensions that affect trade relations may lead to slower growth in the global economy in general, which in turn could negatively affect our clients’ businesses and materially reduce demand for our services, thus potentially negatively affect our business, financial condition, and results of operations.

We may need additional funding but may not be able to obtain it on favorable terms or at all.

We may require additional funding for further growth and development of our business, including any investments or acquisitions we may decide to pursue. If our existing resources are insufficient to satisfy our requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, and the Hong Kong financial industry. Pursuant to the terms of the medium term notes issued by our Controlling Shareholder, so long as the notes remain outstanding, our Controlling Shareholder will not and will ensure that none of its subsidiaries, including us, create or have outstanding any mortgage, charge, lien, pledge, or other security interest, upon the whole or any part of its present or future undertaking, assets, or revenues to secure any indebtedness in the form of bonds, notes, debentures, loan stock, or other securities that are, or are intended to be, listed or traded on any stock exchange or over-the-counter or other securities market. This provision may affect our ability to obtain external financing through the issuance of debt securities in the public market. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that we will be able to secure financing in a timely manner or in amounts or on terms favorable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition, and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

We may be exposed to legal or regulatory liabilities if we are unable to protect the personal and sensitive data and confidential information of our clients.

We, through our Operating Subsidiaries, collect, store, and process certain personal and sensitive data from our clients. We are required to protect the personal and sensitive data and confidential information of our clients under applicable laws, rules, and regulations. While we have taken steps to protect the personal and sensitive data and confidential information of clients that we have access to, our security measures could be breached. The relevant authorities may impose sanctions or issue orders against us if we fail to protect the personal and sensitive data and confidential information of our clients, and we may have to compensate our clients if we fail to do so. We routinely transmit and receive personal and sensitive data and confidential information of our clients through the internet and other electronic means. Any misuse or mishandling of such personal and sensitive data and confidential information could result in legal liabilities, regulatory actions, reputational damage to us, which could in turn materially and adversely affect our business prospects and results of operation.

If our insurance coverage is insufficient, we may be subject to significant costs and business disruption.

We have limited business insurance coverage. We currently carry limited insurance in connection with our brokerage business covered by the Type 1 license from HK SFC against certain risks in accordance with the requirements under the Securities and Futures (Insurance) Rules of Hong Kong. We are not required to and do not carry insurance for futures brokerage business because we are not a participant of the Hong Kong Futures Exchange. Our futures brokers who are a participant of the Hong Kong Futures Exchange are required to have insurant coverage for their business. However, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. We do not currently carry insurance that covers the other aspects of our business operations. Nor do we currently maintain key man insurance covering our key personnel. We consider our insurance coverage to be reasonable in light of the nature of our business, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition, and results of operations could be materially and adversely affected.

We have identified certain material weakness in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations, or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements as of and for each of the two years ended March 31, 2021 and 2020, we and our independent registered public accounting firm identified certain material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to the lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of US GAAP and SEC rules and regulations to address complex technical accounting issues and SEC reporting requirements. To remedy the identified material weaknesses, we have implemented and will continue to implement several measures to improve our internal control over financial reporting, including: (i) recruiting additional employees and external consultants with extensive knowledge of U.S. GAAP and SEC financial reporting requirements within our finance and accounting department; (ii) setting up a comprehensive accounting policy, checklists and procedure manual in accordance with U.S. GAAP and SEC financial reporting requirements; (iii) implementing new closing and reporting procedures to ensure the accuracy and adequacy of financial data for the preparation of financial statements, (iv) conducting regular and continuous U.S. GAAP training programs and webinars for our financial reporting and accounting personnel; (v) improving financial oversight function for handling complex accounting issues under U.S. GAAP; and (vi) continuously developing and enhancing our internal audit function for the financial reporting matters. However, we cannot assure you that these measures may fully address the material weakness in our internal control over financial reporting or that we may not identify additional material weaknesses or significant deficiencies in the future.

Upon completion of this offering, we will become a public company in the United States subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of Nasdaq Capital Market. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require us to include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending March 31, 2022. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal control or the level at which our control is documented, designed, operated, or reviewed, or if it interprets relevant requirements differently from us.

In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain proper and effective of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future. Third parties may own copyrights, trademarks, trade secrets, ticker symbols, internet content, and other intellectual properties that are similar to ours in jurisdictions where we currently have no active operations. If we expand our business to or engage in other commercial activities in those jurisdictions using our own copyrights, trademarks, trade secrets, and internet content, we may not be able to use these intellectual properties or face potential lawsuits from those third parties and incur substantial losses if we fail to defend ourselves in those lawsuits. We have policies and procedures in place to reduce the likelihood that we or our employees may use, develop, or make available any content or applications without the proper licenses or necessary third-party consents. However, these policies and procedures may not be effective in completely preventing the unauthorized posting or use of copyrighted material or the infringement of other rights of third parties.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenues, impair our client relationships and harm our reputation.

Any failure to protect our intellectual property could harm our business and competitive position.

We, through our Operating Subsidiaries, own and maintain a number of registered domain names (including our website www.zyfgl.com) and, although we do not currently own any registered trademarks other than our company logo, registered in Hong Kong, we may in the future acquire new intellectual property such as trademarks, copyrights, domain names, and know-how. We will rely on a combination of intellectual property laws and contractual arrangements to protect our intellectual property rights. It is possible that third parties may copy or otherwise obtain and use our trademarks without authorization or otherwise infringe on our rights. We may not be able to successfully pursue claims for infringement that interfere with our ability to use our trademarks, website, or other relevant intellectual property or have adverse impact on our brand. We cannot assure you that any of our intellectual property rights would not be challenged, invalidated, or circumvented, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages.

Fluctuations in the value of Renminbi and regulatory controls on the convertibility and offshore remittance of Renminbi may adversely affect our results of operations and financial condition.

Many of our clients are Chinese nationals, institutions, or corporates, and they are subject to the relevant controls of the PRC government as well as risks relating to foreign currency exchange rate fluctuations. The change in value of Renminbi against Hong Kong dollars and other currencies is affected by various factors, such as changes in political and economic conditions in China. Any significant revaluation of Renminbi may materially and adversely affect the cash flows, revenues, earnings, and financial position of our Chinese clients. In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, currency remittance out of China. Since 2016, the PRC government has tightened its foreign exchange policies and stepped up its scrutiny of outbound capital movement. In addition, under the existing regulations on offshore investment, approval from or registration with appropriate government authorities is required when Renminbi is to be converted into foreign currency for the purpose of offshore investment. Revaluation of the Renminbi and PRC laws and regulations in connection with the convertibility of the Renminbi into foreign currencies or offshore remittance of the Renminbi may limit the ability of our Chinese clients to engage our services, especially in our asset management business, which may in turn have a material adverse effect on our results of operations and financial condition.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Increases in labor costs may adversely affect our business and results of operations.

The economy in Hong Kong and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong and certain other regions are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident fund to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to fines and other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increasing labor costs, our financial condition and results of operations may be adversely affected.

We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.

Our business could be materially and adversely affected by catastrophic events or other business continuity problems, such as natural or man-made disasters, pandemics such as Covid-19, war, riots, terrorist attacks, or other public safety concerns. If we were to experience a natural or man- made disaster, disruption due to political unrest, or disruption involving electronic communications or other services used by us or third parties with which we conduct business, our operations will partially depend on the availability of our people and office facilities and the proper functioning of our computer, software, telecommunications, transaction processing, and other related systems. A disaster or a disruption in the infrastructure that supports our businesses, a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or a disruption that directly affects our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Our business could also be adversely affected if our employees are affected by pandemics. In addition, our results of operations could be adversely affected to the extent that any pandemic harms the Chinese or Hong Kong economy in general. The incidence and severity of disasters or other business continuity problems are unpredictable, and our inability to timely and successfully recover could materially disrupt our businesses and cause material financial loss, regulatory actions, reputational harm, or legal liability.

Aggressive competition could reduce our market share, revenues and profits.

The market for online securities brokerage services directed towards Chinese investors or Asian investors in general is continually evolving and is intensely competitive. The securities brokerage industry, in general, has experienced significant consolidation, which may continue in the future, likely increasing competitive pressures in the industry. Consolidation could enable other firms to offer a broader range of products and services than we do, or offer them on better terms, such as higher interest rates paid on cash held in client accounts. We expect this intensely competitive environment to continue in the future. We face direct competition from numerous securities brokerage firms geared towards Chinese investors, including UP Fintech Holding Limited and Futu Holdings Limited. We also encounter competition from the broker-dealer affiliates of established full-commission brokerage firms as well as from banks, mutual fund sponsors, online wealth management services (including so-called “robo-advisors”) and other financial institutions and organizations, some of which provide online brokerage services. Some of our competitors have greater financial, technical, marketing and other resources, offer a wider range of services and financial products, and have greater name recognition and a more extensive client base than we do. Others offer a narrower range of products and services but benefit from a lower cost structure than we have. We believe that the general financial success of companies within the securities brokerage industry will continue to attract new competitors to the industry, such as software development companies, insurance companies, providers of online financial information and others. These companies may provide a more comprehensive suite of services than we do or offer services at lower prices. Increased competition could have adverse effects on our business such as reducing our market share, revenues and profits.

Our ability to compete successfully in the securities brokerage industry depends on a number of factors, such as:

●	maintaining and expanding our market position;
●	retaining existing customers and attracting and retaining new customers;
●	providing easy to use and innovative financial products and services;
●	our reputation and the market perception of our brand and overall value;
●	maintaining competitive pricing;
●	competing in a concentrated competitive landscape;
●	optimizing our costs of doing business;
●	the effectiveness of our technology (including cybersecurity defenses), products and services;
●	deploying a secure and scalable technology and back office platform;
●	complying with the differences in regulatory oversight regimes;
●	attracting new employees and retaining our existing employees; and
●	general economic and industry trends, including customer demand for financial products and services.

Our competitive position within the industry could be adversely affected if we were unable to address these factors adequately.

Failure to protect client data or prevent breaches of our information systems could expose us to liability or reputational damage.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations and with our clients and vendors. As the breadth and complexity of this infrastructure continue to grow, the potential risk of security breaches and cyber-attacks increases. Developing and enhancing new products and services, which is necessary for us to remain competitive, may involve the use or creation of new technologies, exposes us to cybersecurity and privacy risks that cannot be completely anticipated and increases the risk of security breaches and cyber-attacks. As a financial services company, we are continuously subject to cyber-attacks, distributed denial of service attacks and ransomware attacks, malicious code and computer viruses by activists, hackers, organized crime, foreign state actors and other third parties. Such breaches could lead to shutdowns or disruptions of our systems, account takeovers and unauthorized gathering, monitoring, misuse, loss, total destruction and disclosure of data and confidential information of ours, our clients, our employees or other third parties, or otherwise materially disrupt our or our clients’ or other third parties’ network access or business operations. In addition, vulnerabilities of our external service providers and other third parties could pose security risks to client information. The secure transmission of confidential information over public networks is also a critical element of our operations. Despite our efforts to assure the integrity of our systems, we may not be able to anticipate or to implement effective preventive measures against all security breaches, especially because the techniques that are used change frequently or are not recognized until launched and because security attacks can originate from a wide variety of sources. Data security breaches may also result from non-technical means (such as employee misconduct).

Although we have taken steps to reduce the risk of such threats, our risk and exposure to a cyber-attack or related breach remains heightened due to the evolving nature of these threats, our plans to continue to implement mobile access solutions to serve our clients, our routine transmission of sensitive information to third parties, the current global economic and political environment, external extremist parties and other developing factors. If a cyber-attack or similar breach were to occur, we could suffer damage to our reputation and incur significant remediation costs and losses.

In providing services to clients, we manage, utilize and store sensitive and confidential client data, including personal data. As a result, we are subject to numerous laws and regulations designed to protect this information. These laws and regulations are increasing in complexity and number, change frequently and sometimes conflict. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines and/or criminal prosecution.

Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems, whether by our employees or third parties, including a cyber-attack by third parties who may deploy viruses, worms or other malicious software programs, could result in negative publicity, significant remediation costs, legal liability, regulatory fines, financial responsibility under our asset protection guarantee to reimburse clients for losses in their accounts resulting from unauthorized activity in their accounts (through no fault of the client) and damage to our reputation and could have adverse effects on our results of operations.

Any actual or perceived breach of the security of our technology, or media reports of perceived security vulnerabilities of our systems or the systems of our third-party service providers, could damage our reputation, expose us to the risk of litigation and liability, disrupt our operations, increase our costs with respect to investigations and remediation, reduce our revenues as a result of the theft of intellectual property, and otherwise adversely affect our business. Further, any actual or perceived security breach or cyber-attack directed at other financial institutions or financial services companies, whether or not we are impacted, could lead to a general loss of customer confidence in the use of technology to conduct financial transactions, which could negatively impact us. The occurrence of any of these events could have adverse effects on our business and results of operations.

If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or employee data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines and criminal prosecutions.

Although we maintain insurance coverage that we believe is reasonable, prudent and adequate for the purpose of our business, it might be insufficient in type or amount to protect us against all losses and costs stemming from security breaches, cyber-attacks and other types of unlawful activity or any resulting disruptions from such events.

We also face risk related to external fraud involving the misappropriation and use of clients’ user-names, passwords or other personal information to gain access to their accounts. This could occur from the compromise of clients’ personal electronic devices or as a result of a data security breach at an unrelated company where clients’ personal information is taken and then made available to fraudsters. This risk has grown in recent years due to the increased sophistication and activities of organized crime and other external parties. Losses in client accounts reimbursed under our asset protection guarantee against unauthorized account activity (through no fault of the client) could have adverse effects on our business, financial condition and results of operations.

Attrition of customer accounts and failure to attract new accounts could have a material adverse effect on our business, financial condition and results of operations.

Our customer base is mainly comprised of individual customers. Although we, through our Operating Subsidiaries, offer services designed to educate, support and retain our customers, our efforts to attract new customers or reduce the attrition rate of our existing customers may not be successful. If we were unable to maintain or increase our customer retention rates or generate new customers in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. Although we have spent significant financial resources on marketing expenses and plan to continue doing so, these efforts may not be cost-effective to attract new customers. We cannot assure you that we will be able to maintain or grow our customer base in a cost-effective way. If we are unable to maintain high quality services, or maintain or reduce our service fee rate, or introduce new products and services, we may fail to attract new customers or lose our existing customers, which could adversely affect our growth and profitability.

A failure in our information technology, or IT, systems could cause interruptions in our services, undermine the responsiveness of our services, disrupt our business, damage our reputation and cause losses.

Our IT systems support all phases of our operations, including marketing, customer development and the provision of customer support services, and are an essential part of our technology infrastructure. If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased customer satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including changes in customer usage patterns, technological failures, changes to our systems, linkages with third-party systems and power failures. Our systems are vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting key business partners and vendors, and similar events.

It could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle customer transactions. Moreover, instances of fraud or other misconduct might also negatively impact our reputation and customer confidence in us, in addition to any direct losses that might result from such instances. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

While we devote substantial attention and resources to the reliability, capacity and scalability of our systems, extraordinary trading volume could cause our computer systems to operate at unacceptably slow speeds or even fail, affecting our ability to process customer transactions and potentially resulting in some customers’ orders being executed at prices they did not anticipate. Disruptions in service and slower system response time could result in substantial losses and decreased customer satisfaction. We are also dependent on the integrity and performance of securities exchanges, clearinghouses and other intermediaries to which customer orders are routed for execution and clearing. System failures and constraints and transaction errors at such intermediaries could result in delays and erroneous or unanticipated execution prices, cause substantial losses for our customers and for us, and subject us to claims from our customers for damages.

Failure of third-party systems upon which we rely could adversely affect our business operation.

Through our Operating Subsidiaries, we conduct our brokerage business through two trading platforms licensed from third parties. Our proposed CFD trading business will also be conducted through a trading platform licensed from a third party. Any interruption in the third parties’ services, or deterioration in the third parties’ performance or quality could adversely affect our business operation. Moreover, we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all, which could materially impact our business and results of operations.

Our brokerage operations have exposure to liquidity risk.

Our brokerage operations have exposure to liquidity risk. Maintaining adequate liquidity is crucial to our brokerage operations, including key functions such as transaction settlement. We are subject to liquidity and capital adequacy requirements in various jurisdictions. Our liquidity needs are primarily met by equity contribution and revenues generation. A reduction of funds available from these sources may require us to seek other potentially more expensive forms of financing, such as potential borrowings on revolving credit facilities. Our liquidity could be constrained if we are unable to obtain financing on acceptable terms, or at all, due to a variety of unforeseen market disruptions. Inability to meet our funding needs in a timely manner would have a material adverse effect on our business.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this offering, we were a private company mainly operating our businesses in Hong Kong. As a result of this offering, our company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

We may fail to update our risk management policies and procedures as needed and such policies and procedures may otherwise be ineffective, which may expose us to unidentified or unexpected risks.

Although we adopt an integrated risk management system, we may fail to update our risk management system as needed and the system may fail to effectively function, thus exposing us to unidentified or unexpected risks. We are dependent on our risk management policies and procedures and the adherence to such policies and procedures by our risk management and other staff to manage the risks inherent in our business. Our policies, procedures and practices used to identify, monitor and control a variety of risks are carried out by the corresponding departments. However, some of our methods for managing risks are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. In addition, we may fail to update our risk management system as needed or as fast as the industry evolves, weakening our ability to identify, monitor and control new risks.

New lines of business or new services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and profitability targets may not prove feasible. External factors, such as compliance with regulations, competition and shifting market preferences, may also impact the successful implementation of a new line of business or a new service. Our personnel and technology systems may fail to adapt to the changes in such new areas or we may fail to effectively integrate new services into our existing operations and we may lack experience in managing new lines of business or new services. In addition, we may be unable to proceed with our operations as planned or compete effectively due to different competitive landscapes in these new areas. Even if we expand our businesses into new jurisdictions or areas, the expansion may not yield intended profitable results. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our internal control system. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations and financial condition.

Our financial performance for the fiscal year ending March 31, 2023 may be materially and adversely affected by capital and other expenditures which are expected to be made during the year.

We expect to incur expenditures in an aggregate amount of approximately US$25 million during the fiscal year ending March 31, 2023 in connection with the implementation of our future plans as set out in the section “Use of Proceeds” in this prospectus. We expect the benefits and expected returns on the relevant investments to materialize from fiscal year 2022 onwards. If these expenditures could not be sufficiently offset by increased revenues from our continuous business growth, our financial performance might be materially and adversely affected for the fiscal year ending March 31, 2022.

We may not be able to obtain additional capital when desired, on favorable terms or at all. If we fail to meet the capital requirement pursuant to the Securities and Futures (Financial Resources) Rules, our business operations and performance will be adversely affected.

We anticipate that our current cash, and cash provided by operating activities, will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. However, we need to make continued investments in facilities, hardware, software, technological systems and to retain talented personnel to remain competitive. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited, which would adversely affect our business, financial condition and results of operations. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders. In addition, our HKSFC licensed subsidiaries, ZYSL and ZYCL are required under the Securities and Futures (Financial Resources) Rules to maintain certain levels of liquid capital. If they fail to maintain the required levels of liquid capital, the HKSFC may take actions against us and our business will be adversely affected.

Internet-related issues may reduce or slow the growth in the use of our services in the future. In particular, our future growth depends on the further acceptance of the internet and particularly the mobile internet as an effective platform for assessing trading and other financial services and content.

Critical issues concerning the commercial use of the internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of internet use. If internet usage continues to increase rapidly, the internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Continuous rapid growth in internet traffic may cause decreased performance, outages and delays. Our ability to increase the speed with which we provide services to users and clients and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our users’ and clients’ access to the internet, which is beyond our control. If periods of decreased performance, outages or delays on the internet occur frequently or other critical issues concerning the internet are not resolved, overall internet usage or usage of our web-based services could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

Furthermore, while the internet and the mobile internet have gained increased popularity in Hong Kong and China as platforms for financial products and content in recent years, many investors have limited experience in trading and using other financial services online. For example, investors may not find online content to be reliable sources of financial product information. If we fail to educate investors about the value of our platform and our services, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected. The further acceptance of the internet and particularly the mobile internet as an effective and efficient platform for trading and other financial services and content is also affected by factors beyond our control, including negative publicity around online and mobile brokerage services. If online and mobile networks do not achieve adequate acceptance in the market, our growth prospects, results of operations and financial condition could be harmed.

We, through our Operating Subsidiaries, currently conduct our futures and stock brokerage business through trading platforms licensed from third parties. Our reputation, business, financial position, results of operations and cash flows may be harmed if these parties do not perform their obligations or if they suffer interruptions to their own operations, or if alternative are unavailable or if cost of such alternatives are unfavorable.

We, through our Operating Subsidiaries, currently conduct our futures and stock brokerage business through two trading platforms, Esunny for futures trading and 2GoTrade for stock trading, both of which were licensed from third parties. The cost, quality and accessibility of the two trading platforms are essential to our services. We are subject to the risk of our licensors discontinue or modify the licensing agreements or increase the price thereof. If any such licensors were to go out of business, alternative trading platforms or service providers may not be available on acceptable terms or at all. Further, any increase in fees for such licenses and services may harm our ability to provide our services on a cost-effective basis. Reliable and cost-effective replacement sources may not be available on short notice or at all, and this may force us to increase prices and face a corresponding decrease in demand for our services. This would harm our ability to market our services in order to meet market demand and could materially and adversely affect our reputation, business, financial position, results of operations and cash flows.

We have limited control over these parties on which our business depends. If any of these parties fails to perform its obligations, or breaches or ends its relationship with us, finding alternate service providers would be time consuming, difficult and costly and we may be unable to satisfy demand for our services. Delays, inaccessibility and other problems could impair our operation and brand image and make it difficult for us to attract new customers. Accordingly, a loss or interruption in the service of any key party could adversely impact our reputation, business, financial position, results of operations and cash flows.

USE OF PROCEEDS

Based upon an assumed initial public offering price of US$5.50 per Ordinary Share (the mid-point of the range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering, after deducting the underwriting discounts and the estimated offering expenses payable by us, of approximately US$24,684,649 assuming the underwriters do not exercise its over-allotment option.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of Net Proceeds Approximate in US$
Development of CFD Products and Services(1)	$15,000,000
Acquisitions and Licensing(2)	3,000,000
Optimization of Sales Network and Geographic Coverage(3)	2,000,000
Purchase of IT Equipment and Software(4)	2,000,000
Working Capital	2,684,649
Total	$24,684,649

(1)	Approximately US$15 million will be used to develop CFD products and services, especially to connect with top CFD liquidity providers such as UBS and Morgan Stanley to further develop our Hong Kong and global business.

(2)	Approximately US$3 million will be used for acquisitions and/or applications for licenses in New Zealand and Australia in other regulated securities, futures or/and other financial structured products related activities, when the appropriate time arises.

(3)	Approximately US$2 million will be used to optimize the sales network coverage and geographical coverage, conduct more Internet (online) related services and sales, develop CFD white label partners and introduce broker services to further develop and strengthen the existing brokerage business.

(4)	Approximately US$2 million will be used to purchase IT equipment and software to transform and upgrade our IT infrastructure and capacity, including online trading platforms, risk monitoring programs, and software and computer program structures that provide personalized trading and risk management functions.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not imminently used for the above purposes, we intend to invest in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

Except as disclosed below, we have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

On November 25, 2020, the Board of Directors of ZYSL declared an interim cash dividend of HK$24,805,800 (equivalent to US$3,199,675) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividends to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends have already been settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, the Board of Directors of ZYSL declared an interim cash dividend of HK$11,628,450 (equivalent to US$1,499,942) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividends to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, US$500,000 and US$500,000 have been settled with the shareholders in cash on January 19, 2021 and January 20, 2021 respectively, the remaining US$500,000 was settled with the shareholders in cash on March 3, 2021.

Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021.

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the initial public offering price of US$5.50 per Ordinary Share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated discounts and the estimated offering expenses payable by us.

The number of Ordinary Shares to be outstanding after this offering is based on 30,000,000 Ordinary Shares as of September 30, 2021.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2021
	Actual	Pro Forma As adjusted(1)
	Actual	Without Exercise of the Over-allotment Option	Full Exercise of the Over-allotment Option
	US$	US$	US$
Equity
Ordinary shares, $0.001 par value, 150,000,000 Ordinary Shares authorized, 30,000,000 Ordinary Shares issued and outstanding; 35,000,000 Ordinary Shares issued and outstanding, as adjusted without exercise of the Overallotment Option; 35,750,000 Ordinary Shares issued and outstanding, as adjusted with full exercise of the Overallotment Option	$30,000	35,000	35,750
Additional paid-in capital(2)	2,934,595	27,614,244	31,449,744
Retained earnings	4,639,669	4,639,669	4,639,669
Accumulated other comprehensive income (loss)	7,138	7,138	7,138
Total equity	$7,611,402	$32,296,051	$36,132,301

Total capitalization	$7,611,402	$32,296,051	$36,132,301

(1)	Reflects the sale of Ordinary Shares in this offering at the initial public offering price of US$5.50 per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. (See note 2 below). “Without Exercise of the Over-allotment Option” column does not give effect to shares sold pursuant to the exercise of the over-allotment option, if any. “Full Exercise of the Over-allotment Option” column assumes 5,750,000 Ordinary Shares are sold pursuant to the exercise of the over-allotment option.

(2)

Reflects the sale of Ordinary Shares in this offering at the assumed initial public offering price of US$5.50 per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We expect to receive net proceeds of (a) approximately US$24,684,649 in the event the over-allotment option is not exercised (US$27,500,000 offering, less underwriting discounts of US$1,925,000, and other offering expenses of approximately US$890,351, including reimbursement of underwriters’ out-of-pocket expenses) or (b) approximately US$28,520,899 in the event the over-allotment option is exercised (US$31,625,000 offering, less underwriting discounts of US$2,213,750, and other offering expenses of approximately US$890,351, including reimbursement of underwriters’ out-of-pocket expenses).

DILUTION

If you invest in our Ordinary Shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per Ordinary Share after this offering.

Our historical net tangible book value as of September 30, 2021 was US$7.55 million, or US$0.2516 per Ordinary Share. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per Ordinary Share is our historical net tangible book value divided by the number of outstanding Ordinary Shares as of September 30, 2021.

Assuming an initial public offering price of US$5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us, our net tangible book value on an adjusted basis as of September 30, 2021 would have been US$0.9209 per Ordinary Share. This amount represents an immediate increase in net tangible book value of US$0.6693 per Ordinary Share to our existing shareholders and an immediate dilution of US$4.5791 per Ordinary Share to new investors purchasing Ordinary Shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for an Ordinary Share.

The following table illustrates this dilution:

Assumed initial public offering price per share	US$	5.5000
As adjusted net tangible book value per share as of September 30, 2021	US$	0.2516
Increase per share attributable to this offering	US$	0.6693
As adjusted net tangible book value per share after this offering	US$	0.9209
Dilution per share to new investors in this offering	US$	4.5791

A US$0.5 increase (decrease) in the assumed initial public offering price of US$5.50 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per share by US$0.07, and increase (decrease) dilution to new investors by US$0.43 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional Ordinary Shares in this offering, the as adjusted net tangible book value after the offering would be US$1.0089 per share, the increase in net tangible book value to existing shareholders would be US$0.7573 per share, and the dilution to new investors would be US$4.4911 per share, in each case assuming an initial public offering price of US$5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, on a pro forma basis as of September 30, 2021, the differences between the existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us in this offering, the total consideration paid and the average price per Ordinary Shares paid at the assumed initial public offering price of US$5.50 per Ordinary Shares, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and estimated offering expenses. The total number of Ordinary Shares does not include Ordinary Shares issuable upon the exercise of the over-allotment option granted to the underwriters.

			Total Consideration
	Ordinary shares Purchased		Amount		Average Price Per Ordinary Share
	Number	Percent	US$	Percent	US$
Existing shareholders	30,000,000	85.71%	2,964,595	9.70%	0.10
New investors	5,000,000	14.29%	27,500,000	90.30%	5.50
Total	35,000,000	100.00%	30,464,595	100.00%	0.87

The pro forma as adjusted information as discussed above is illustrative only. Our net income book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We, through our Operating Subsidiaries, are an online provider of securities and futures trading services founded in Hong Kong by a group of experienced professionals and talents. Our goal is to become the preferred trading platform for Asian investors worldwide. We enable our customers to trade on renowned stock and futures exchanges around the world, including the Chicago Mercantile Exchange (“CME”), Hong Kong Futures Exchange (“HKFE”), The New York Mercantile Exchange (“NYMEX”), The Chicago Board of Trade (“CBOT”), The Commodity Exchange (“COMEX”), Eurex Exchange (“EUREX”), ICE Clear Europe Limited (“ICEU”), Singapore Exchange (“SGX”), Australia Securities Exchange (“ASX”), Bursa Malaysia Derivatives Berhad (“BMD”), and Osaka Exchange (OSE). We create value for our customers by providing reliable trading platforms, user-friendly web and app interface, and 24-hour seamless customer support. Our Operating Subsidiaries generate revenues primarily by charging commission fees on futures transactions at a flat rate for each futures transaction contract, and trading solution services fees charged at a fixed rate per transaction with a minimum monthly fee. Currently our customers are mainly high volume and frequency trading institutional and individual investors.

Our revenues were US$16.9 million and US$16.5 million for the years ended March 31, 2021 and 2020, and US$3.2 million and US$8.7 million for the six months ended September 30, 2021 and 2020, respectively. We, through our Operating Subsidiaries, generated net income of US$5.0 million and US$2.5 million for the years ended March 31, 2021 and 2020, and US$0.9 million and US$2.4 million for the six months ended September 30, 2021 and 2020, respectively. We plan to keep our business growing by expanding our customer base to include retail investors of a wider range of wealth within the Asian communities across the globe, by increasing the products we offer to include securities and futures from a larger number of stock exchanges, and by starting to offer services such as asset management, and CFD products and services.

Factors Affecting Our Results of Operations

Our business and operating results are influenced by general factors that affect the online securities and futures brokerage industry focusing on Southeast Asian investors, including economic and political conditions, the evolving needs of investors, changes in trading volume, changes in demand for online trading, changes in wealth and availability of funds of our target customers, and regulatory changes governing the online brokerage industry. In addition, the following company specific factors can directly affect our results of operations materially:

Our ability to retain existing customers and attract new customers in a cost-effective manner

We consider customer churn rate to be an important indicator of our attractiveness to customers. Our total registered customer number increased from 226 as of March 31, 2020 to 247 as of March 31, 2021, and further increased to 290 as of September 30, 2021. In fiscal year 2020, we had 77 revenue-generating accounts in total, including 61 accounts for futures trading and 16 accounts for securities trading. In fiscal year 2021, we had 49 revenue-generating accounts in total, including 33 accounts for futures trading and 16 accounts for securities trading. During the six months ended September 30, 2021, we had 61 revenue-generating accounts in total, including 15 accounts for futures trading, 8 accounts for securities trading, 29 accounts for structured notes subscriber services and 9 accounts for trading solution services. Our top five customers accounted for 91.6% and 64.8% of our total revenues for the years ended March 31, 2021 and 2020, respectively, and 94.8% and 92.0% of our total revenues for the six months ended September 30, 2021 and 2020, respectively. Our customers are mainly sourced by referral through our shareholders’ expansive and expanding social and professional networks of high-net-worth individuals. Currently, we have not incurred significant spending on marketing activities. To expand our business, we aim to diversify our customer base by attracting smaller retail customers, whom we can charge higher commission rates. We expect to incur expenses in our promotional efforts through different online and offline media/ channels to increase the number of customer accounts, which can potentially lead to trading volume and revenues.

We currently pursue a niche market strategy in Hong Kong and plan to expand to Southeast Asia as the first step in achieving the final goal of becoming the preferred online trading platforms for Asian investors worldwide, including the United States. As a relatively young firm new to the market, although we face competition from bigger, better capitalized, and well established companies including other trading firms and banking institutions, our ability to understand and meet our target customers’ needs, coupled with our strong client relationships, allow us to rise to the challenge. Our ability to continuously provide our customers with low-latency trading platforms and high quality services at competitive prices, and the outcome of our advertising and marketing activities, will affect whether we can retain our existing customers and attract new customers.

Our ability to earn commissions from brokerage services

We charge commission fees for the brokerage services we offer. Our ability to earn commission fees, interest income largely depends on the number of customers on our trading platforms and their trading volume, and the commission rates we charge.

It has become increasingly common for online trading platforms to offer free brokerage services. As a provider of brokerage services on chargeable only trading platforms, we are confident that we can differentiate ourselves from our competitors, as we offer low-latency trading platforms, a wide range of products from multiple exchanges, quality customer services and maintain a good relationship with our customers. Most of our customers are professional customers seeking for quality trading platforms to execute their orders timely and accurately rather than cost saving.

We anticipate a future possibility of having to lower our commission rates in order to remain competitive, but we believe that a larger trading volume would make up for the effects of lowered commission rates on our revenues. We also plan to develop new sources of income from asset management, and CFD products and services, as we have seen the demand for these services by our customers.

Our ability to effectively improve technology infrastructure

Our technology infrastructure and compliance capabilities are critical for us to offer high quality products and services as well as to retain and attract users and customers. They also enable us to facilitate secure, fast and cost-efficient financial transactions on our platform. We must continue to upgrade and expand our technology infrastructure and to strengthen our compliance system to keep pace with the growth of our business and to develop new features and services for our users and customers. With the continuous improvement of our technology infrastructure and compliance capabilities, we are able to serve more consolidated accounts. We also expect cash segregated for regulatory purposes and payables due to customers on our balance sheet to increase significantly as a result of such growth. We intend to invest more resources on customer verification, record keeping, compliance and trading-related functions for consolidated accounts. Our ability to serve more consolidated accounts, depends on, among other things, our ability to support all aspects of customer verification, record keeping and compliance functions using our technology and human resources.

Our ability to develop a diverse customer base and offer new and innovative products and services

Historically, we have generated a significant portion of our revenues through the provision of online brokerage services including commissions for execution of trades and interest income. Key success factors of the online brokerage industry include expansion of products and services that add value to customers, acquisition of licenses in different jurisdictions and enhancement of user experience. To this end, we intend to continue strengthening the innovation, security, efficiency and effectiveness of our brokerage services, including our user-friendly interface, comprehensive functionalities and customer service capabilities. Particularly, we intend to expand our service offerings to contract for difference (“CFD”) trading and increase the proportion of revenues generated from them.

We also plan to continue integrating value-added services, including asset management services to increase revenues streams. Our ability to maintain and attract new customers principally depends on the quality of our products and services as well as our brand equity. We expect our operating cost and expenses to continue to increase as we provide more innovative and effective products and services.

Contract for Difference (“CFD”)

We are preparing the launch of CFD products and services in the second or third quarter of 2022. We expect to generate CFD trading revenues from (i) commissions, (ii) bid/offer spreads, (iii) difference in interest rates. In particular, we plan to:

i).  charge commissions for all CFD transactions. The amount of commissions we charge is largely based on the trading volume, with commission rates varying between US$2.25 to US$50 per lot, based on the per-lot value and the type of product traded, as well as discounts offered to different clients.

ii). mark up the bid/offer spreads for CFD products on top of the prices offered by our clients, exchanges or third-party market makers, as the case may be. Our price mark-ups over the price offered by an exchange vary depending on the underlying product.

iii). automatically roll-over currency positions each day and provide either a credit or debit for the interest rate difference between the two currencies in the pairs being held. The clients’ debits are our gains.

Asset Management Services

Based on our clients’ different needs, we plan to provide personalized investment strategies to optimize their asset allocations. Our clients can purchase a wide variety of investment portfolios, which include assets such as stocks, bonds, ETFs, investment funds and derivatives. We charge management fees based on their assets under management as well as commissions for certain transactions.

Our ability to provide stable and low-latency trading platforms to our customers

As an online brokerage service provider, we attract new customers and retain our existing customers by providing them with stable and low-latency trading platforms. Especially when the market is volatile and high trade volume is expected, we are able to avoid delays in execution of customers’ trading orders and assist the customers to accomplish their investment plan.

Our plan to maintain our quality trading platform involves keeping our system hardware and software up to date, conducting regular stress tests, and providing IT training to our staff. We also plan to have regular meetings with our network provider to ensure the stability of internet services in support of our trading platform. We have implemented emergency backup plan in case of system failure. Our backup system is able to support our customers’ trading activities until the core system is fixed. Our stable and low-latency trading platforms are a core part of our strength, and we are committed to continue our efforts in maintaining the reliability and efficiency of our trading platforms.

Our ability to meet the regulatory requirements to provide brokerage, margin financing and asset management services in Hong Kong

Brokerage services, margin financing and asset management are highly regulated in Hong Kong. While our operations are mainly located in Hong Kong, we are inevitably subject to the relevant laws and regulations, in particular, the Securities and Futures Ordinance (Cap. 571) (“SFO”), under the supervision of the Securities and Futures Commission of Hong Kong (“HKSFC”). Pursuant to the SFO, we have to comply with all application provisions concerning statutory obligations such as maintenance of minimum capital adequacy, specific regulatory reporting, and availability of responsible officers.

We monitor our capital level on daily basis so as to fulfill the statutory requirements. Before making a significant movement of our cash, we will estimate the effect of sub activity on our capital level and make sure to remain compliant with the regulations. Accordingly, we also have statutory obligations to report to the authority on monthly basis about our capital level maintained at the end of the month and if any significant fluctuations occurred that we shall notify the authority.

Besides, as required by the SFO, there must be at least two responsible officers per regulated activity, who will supervise our regulated business and assume greater responsibilities over the SFO compliance. To maintain compliance, we have always maintained two to three experienced responsible officers for each regulated activity. To retain our responsible officers and stay compliant with the availability of responsible officer, we offer attractive remuneration packages and align their interests with the Company’s interests.

Impact of COVID-19 on our business

Since early 2020, the ongoing COVID-19 pandemic has caused significant disruption to worldwide economic activities, including economic activities in Hong Kong (where we operate in), and in China, (where our significant customer base locates). The Chinese government and the local Hong Kong government have imposed travel restrictions and quarantine requirements in response to COVID-19. These measures hinder our client development, as clients who do not currently reside in Hong Kong could not easily travel to Hong Kong to open bank accounts, which affect their ability to trade on our platform. We have suspended face-to-face account opening, and instead implemented remote KYC procedures, which have partially compensated for the challenges caused by COVID-19 related restrictions. Through our timely adaptation to remote procedures, our total registered customer number increased from 226 as of March 31, 2020 to 247 as of March 31, 2021, and further increased to 290 as of September 30, 2021. In fiscal year 2020, we had 77 revenue-generating accounts in total, including 61 accounts for futures trading and 16 accounts for securities trading. In fiscal year 2021, we had 49 revenue-generating accounts in total, including 33 accounts for futures trading and 16 accounts for securities trading. During the six months ended September 30, 2021, we had 61 revenue-generating accounts in total, including 15 accounts for futures trading, 8 accounts for securities trading, 29 accounts for structured notes subscriber services and 9 accounts for trading solution services. We have taken other measures to reduce the impact of the COVID-19 pandemic, including, but not limited to, monitoring employees’ health on a daily basis, upgrading our telecommuting system and optimizing technology system to support potential growth in client’s trading activities. During the period from April 2020 to March 2021, the trading volume of future contracts slightly increased by 4.37% year on year. During the period from April 2021 to September 2021, the trading volume of future contracts decreased by 71.4% year on year. We believed the decrease was caused by the investors’ reduced risk tolerance as a result of capital market volatility. However, we are uncertain as to when the COVID-19 pandemic will be constrained, so these government measures could continue to hinder us for a prolonged period of time, and we cannot guarantee our current remote procedures will be sufficient to allow us to attain our target growth in the future. In addition, whether the COVID-19 pandemic will lead to a prolonged downturn in the economy is still unknown, and we cannot be certain if a prolonged downturn in the economy will affect our clients’ trading activities. Although the COVID-19 pandemic has not severely affected our financial results so far, we cannot assure you that the COVID-19 pandemic will not materially and adversely affect our business, financial condition, and operations in the future.

Key Components of Results of Operations

Revenues

Our revenues consist of commissions, trading solution services and other service revenues, trading gains, interest income and others. The following table sets forth the breakdown of our total revenues, both in absolute amount and as a percentage of our total revenues, for the years indicated:

	For the Years Ended March 31,				For the Six Months Ended September 30,
	2021		2020		2021		2020
	US$	%	US$	%	US$	%	US$	%
Revenues:
Futures brokerage commissions	16,085,815	95.1	16,179,198	98.1	2,432,281	75.7	8,446,036	97.3
Trading solution services fees	-	0.0	-	0.0	978,126	30.5	-	0.0
Other service revenues	356,248	2.1	226,599	1.4	295,528	9.2	169,132	1.9
Trading gains (losses)	387,057	2.3	22,124	0.1	(497,476)	(15.5)	10,910	0.1
Interest income and others	77,252	0.5	72,304	0.4	2,306	0.1	55,738	0.7
Total revenues	16,906,372	100.0	16,500,225	100.0	3,210,765	100.0	8,681,816	100.0

Futures brokerage commissions

Futures brokerage commissions represent commission income on futures broking that are charged at a fixed rate for each transaction our customers executed through our online trading platforms, all of which are under the consolidated accounts where the customer information is not disclosed to the third party brokers. We receive commissions from customers and pay the execution and clearing fees to our clearing brokers. The fixed rates applied to the customers vary depending on the type of customer, the type of transaction, the trading method, and the trade volume from the particular customer. Commissions from futures broking make up for most of our revenues, at 95.1% and 98.1% of the total revenues for the years ended March 31, 2021 and 2020, respectively, and 75.7% and 97.3% of the total revenues for the six months ended September 30, 2021 and 2020, respectively.

Trading solution services fees

During the six months ended September 30, 2021, we started providing trading solution services to customers (including individuals, proprietary trading companies or brokerage companies) for their trading on derivatives, equity, CFD and financial products, through our internally developed proprietary investment management software. We provide a variety of functions suitable for front-end transaction executions and back-office settlement operations. We charge each customer a fixed amount of initial installation fee and the monthly service fee based on a fixed rate per transaction executed on the platform with a minimum monthly fee. Trading solution services fees accounted for 30.5% of total revenues during the six months ended September 30, 2021.

Other service revenues

Other service revenues represent the revenues generated from rendering other financial services including securities brokerage, consulting services, structured note subscriber services and currency exchange services. Since December 2020, we have entered into the structured products business with fund houses and asset management companies and are responsible for providing subscriber services. We generally receive subscription fees calculated with reference to the amount subscribed by our clients of the structured products. For the years ended March 31, 2021 and 2020, other service revenues accounted for 2.1% and 1.4% of total revenues, respectively. For the six months ended September 30, 2021 and 2020, other service revenues accounted for 9.2% and 1.9% of total revenues, respectively.

The margin financing services did not generate any revenue for the years ended March 31, 2021 and 2020, and for the six months ended September 30, 2021 and 2020. For options trading, we have the capacity to offer options trading services and they are available to our clients. However, there was no revenue generated from options trading services for the relevant periods.

Trading gains (losses)

We began proprietary trading in US stocks since March 2020. The trading gain (losses) mainly consist of realized and unrealized gains and losses from investment in US stocks, which are included in Securities owned, at fair value. Trading gains make up for 2.3% and 0.1% of total revenues for the year ended March 31, 2021 and 2020, and negative 15.5% and 0.1% of total revenues for the six months ended September 30, 2021 and 2020, respectively.

Interest income and others

Interest income and others primarily consist of interests earned on bank deposits.

Expenses

The following table sets forth our operating cost and expenses, both in absolute amount and as a percentage of total revenues, for the years indicated:

	For the Years Ended March 31,				For the Six Months Ended September 30,
	2021		2020		2021		2020
	US$	%	US$	%	US$	%	US$	%
Expenses:
Commission expenses	10,263,351	60.7	12,473,805	75.6	1,514,176	47.2	5,478,814	63.1
Compensation and benefits	690,867	4.1	657,473	4.0	288,583	9.0	357,512	4.1
Communications and technology	200,715	1.2	417,496	2.5	213,921	6.7	90,114	1.0
Occupancy	132,220	0.8	133,344	0.8	60,986	1.9	65,883	0.8
Travel and business development	16,880	0.1	52,167	0.3	24,440	0.8	4,461	0.1
Professional fees	382,827	2.3	55,946	0.3	177,938	5.5	171,204	2.0
Interest income and others	104,077	0.6	112,475	0.8	21,413	0.7	48,604	0.6
Total expenses	11,790,937	69.7	13,902,706	84.3	2,301,457	71.8	6,216,592	71.7

Commission expenses

Commission expenses represent the fees we paid to our broker partners, when we place a client order to an exchange market through these partners. We expect that our commission expenses will increase in absolute amount as we expand our brokerage business and offer more products from securities and futures exchanges around the world. We place orders through broker partners except for orders to the Hong Kong Stock Exchange. Commission expenses accounted for 60.7% and 75.6% of our revenues for the years ended March 31, 2021 and 2020, and 47.2% and 63.1% of our revenues for the six months ended September 30, 2021 and 2020, respectively.

Compensation and benefits

Compensation and benefits represent the salaries, performance based discretionary bonuses and contribution to retirement fund. Compensation and benefits expenses accounted for 4.1% and 4% of our revenues for the years ended March 31, 2021 and 2020, and 9.0% and 4.1% of our revenues for the six months ended September 30, 2021 and 2020, respectively.

Communications and technology

Communications and technology expenses represent fees we paid for the use of third party electronic trading systems, including an online stock trading system, an online futures trading system, and another futures trading system that was a one-time incidental cost pursuant to a customer’s special request, as well as the outsourced trading solution support services. Communications and technology expenses accounted for 1.2% and 2.5% of our revenues for the years ended March 31, 2021 and 2020, and 6.7% and 1.0% of our revenues for the six months ended September 30, 2021 and 2020, respectively.

Occupancy

Occupancy expenses are the rental expenses we paid for our office premises, which accounted for around 1% of our revenues for the years ended March 31, 2021 and 2020, and 1.9% and 0.8% of our revenues for the six months ended September 30, 2021 and 2020, respectively.

Travel and business development, Professional fees and Other administrative expenses

Travel and business development expenses include overseas and local travelling, and the entertainment expenses. Professional fees are mainly the service fees for auditing, consulting, legal, and other professional services which are needed during the ordinary course of our business operation. Other administrative expenses primarily consist of fees paid to the Stock Exchange of Hong Kong and Chicago Mercantile Exchange, business entertainment expenses, exchange difference, depreciation expense, finance costs and other miscellaneous expenses such as utilities. All of these expenses accounted for 3.0% and 1.4% of our revenues for the years ended March 31, 2021 and 2020, and 7.0% and 2.7% of our revenues for the six months ended September 30, 2021 and 2020, respectively.

Taxation

Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and British Virgin Islands, we are not subject to tax on income or capital gains. Neither Cayman Islands nor British Virgin Islands withholding tax will be imposed upon payments of dividends to our shareholders.

Hong Kong

Our subsidiaries incorporated in Hong Kong are subjected to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% on assessable profits of the first HK$2 million and 16.5% on any assessable profits in excess of HK$2 million. For connected entities, as is the case of our two Hong Kong subsidiaries, ZYSL and ZYCL, only one of the connected entities can elect to be charged at two-tiered tax rates. For the years ended March 31, 2021 and 2020 and for the six months ended September 30, 2021 and 2020, ZYSL has elected to be charged at two-tiered tax rates, while ZYCL is still subject to Hong Kong profits tax rate at 16.5% of taxable income earned in Hong Kong. Hong Kong does not impose a withholding tax on dividends.

Results of Operations

Six months ended September 30, 2021 compared with six months ended September, 2020

The following table sets forth a summary of our consolidated results of operations for the six months ended September 30, 2021 and 2020 as indicated, and provides information regarding the dollar and percentage increase or (decrease) during such periods. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future trends.

	For the Six Months Ended September 30,
	2021	2020
	US$	US$
Consolidated Statements of Operations Data:
Revenues:
Futures brokerage commissions	2,432,281	8,446,036
Trading solution services fees	978,126	-
Other service revenues	295,528	169,132
Trading (losses) gains	(497,476)	10,910
Interest income and others	2,306	55,738
	3,210,765	8,681,816
Expenses:
Commission expenses	(1,514,176)	(5,478,814)
Compensation and benefits	(288,583)	(357,512)
Communications and technology	(213,921)	(90,114)
Occupancy	(60,986)	(65,883)
Travel and business development	(24,440)	(4,461)
Professional fees	(177,938)	(171,204)
Other administrative expenses	(21,413)	(48,604)
	(2,301,457)	(6,216,592)
Income before income taxes	909,308	2,465,224
Income tax expense	(42,865)	(29,761)
Net income	866,443	2,435,463

Revenues

Total revenues decreased by 63.0% from US$8.7 million in the six months ended September 30, 2020 to US$3.2 million in six months ended September 30, 2021. The decrease was mainly driven by a decrease of $6.0 million in futures brokerage commission, net off against new revenues streams from trading solution services and structure note subscriber services that contributed a total revenue of $1.0 million.

Futures brokerage commissions – Futures brokerage commissions decreased by 71.2% from US$8.4 million in the six months ended September 30, 2020 to US$2.4 million in the six months ended September 30, 2021, primarily due to the volatility of the futures market and our customers reduced risk tolerance, which negatively impacted the futures contract volume on our platform. Trading volume of futures contracts decreased from 5.0 million of futures contracts in the six months ended September 30, 2020 to 1.4 million of futures contracts in the six months ended September 30, 2021. The average commission rate over trading volumes in the six months ended September 30, 2021 and 2020 kept relatively stable at US$1.69 and US$1.68 per contract, respectively.

Trading solution services fees – The Company commenced trading solution services to customers since May 2021. For the six months ended September 30, 2021, the Company generated revenues of $1.0 million from provision of trading solution services to nine customers.

Other service revenues – Other service revenues increased from US$0.2 million in the six months ended September 30, 2020 to US$0.3 million in the six months ended September 30, 2021. The increase was mainly due to the development of structured notes subscriber services that contributed the increased subscription fee income.

Trading (losses) gains – Trading gains/losses were firstly recognized as proprietary trading business started in March 2020. The Company had trading gains of US$10,910 in the six months ended September 30, 2020 as compared to trading losses of US$497,476 in the six months ended September 30, 2021, which was mainly driven by the market condition of the US stock market.

Interest income and others – Interest income and others decreased from US$55,738 in the six months ended September 30, 2020 to US$2,306 in the six months ended September 30, 2021. The decrease was attributable to the decrease in bank interest income.

Expenses

Commission expenses – Commission expenses decreased by 72.4% to US$1.5 million in the six months ended September 30, 2021 from US$5.5 million in the six months ended September 30, 2020. The decrease in commission expenses was in line with the decrease of commission income resulting from decrease of futures contract volume on our platform from 5.0 million of futures contracts in the six months ended September 30, 2020 to 1.4 million of futures contracts in the six months ended September 30, 2021.

Compensation and benefits – Our largest expense other than commission expenses was compensation and benefits. Compensation and benefits decreased by 19.3% from US$0.4 million in the six months ended September 30, 2020 to US$0.3 million in the six months ended September 30, 2021, which was mainly caused by resignation of a responsible officer.

Communications and technology – Communications and technology expenses increased by 137.4% from US$0.09 million in the six months ended September 30, 2020 to US$0.2 million in the six months ended September 30, 2021. The increase in communications and technology expenses was caused by technology expenses of $0.1 million to support trading solution services provided to our customers, which commenced since May 2021.

Occupancy – Occupancy expenses decreased slightly by 7.4% from US$0.07 million in the six months ended September 30, 2020 to US$0.06 million in the six months ended September 30, 2021, which was a result of a rate concession provided by the Hong Kong government.

Travel and business development, Professional fees, Other administrative expenses – Travel and business development expenses, professional fees and other administrative expenses kept stable for the six months ended September 30, 2021 and 2020.

Income before income taxes

We had an income before income taxes of US$0.9 million and US$2.5 million in the six months ended September 30, 2021 and 2020, respectively. Our operating margin was 28.3% and 28.4% in the six months ended September 30, 2021 and 2020, respectively.

Income tax expense

We are subject to Hong Kong profits tax and under Hong Kong tax laws; ZYSL and ZYCL are exempted from income tax on its foreign-derived income. Our income tax expense increased from US$0.03 million in the six months ended September 30, 2020 to US$0.04 million in the six months ended September 30, 2021, which was primarily due to the increase of the onshore profit generated by ZYSL in the six months ended September 30, 2021.

Net income

As a result of the foregoing, our net income decreased by 64.4% from US$2.4 million in the six months ended September 30, 2020 to US$0.9 million in the six months ended September 30, 2021.

Year ended March 31, 2021 compared with year ended March 31, 2020

The following table sets forth a summary of our consolidated results of operations for the years ended March 31, 2021 and 2020 as indicated, and provides information regarding the dollar and percentage increase or (decrease) during such years. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any year are not necessarily indicative of the results that may be expected for any future trends.

	For the Years Ended March 31,
	2021	2020
	US$	US$
Consolidated Statements of Operations Data:
Revenues:
Futures brokerage commissions	16,085,815	16,179,198
Other service revenues	356,248	226,599
Trading gains	387,057	22,124
Interest income and others	77,252	72,304
	16,906,372	16,500,225
Expenses:
Commission expenses	(10,263,351)	(12,473,805)
Compensation and benefits	(690,867)	(657,473)
Communications and technology	(200,715)	(417,496)
Occupancy	(132,220)	(133,344)
Travel and business development	(16,880)	(52,167)
Professional fees	(382,827)	(55,946)
Other administrative expenses	(104,077)	(112,475)
	(11,790,937)	(13,902,706)
Income before income taxes	5,115,435	2,597,519
Income tax expense	(70,765)	(58,443)
Net income	5,044,670	2,539,076

Revenues

Total revenues increased slightly by 2.5% from US$16.5 million in fiscal year 2020 to US$16.9 million in fiscal year 2021. This increase was mainly driven by the trading gains from the proprietary trading business.

Futures brokerage commissions – Futures brokerage commissions decreased by 0.6% from US$16.2 million in fiscal year 2020 to US$16.1 million in fiscal year 2021, primarily due to the volatility of the futures market, which in turn negatively impacted the average commission of futures contracts on our platform. Trading volume of futures contracts increased from 9.20 million of futures contracts in fiscal year 2020 to 9.61 million of futures contracts in fiscal year 2021. The average commission rate over trading volumes in fiscal years 2021 and 2020 was US$1.67 and US$1.76 per contract, respectively.

Other service revenues – Other service revenues increased from US$0.2 million in fiscal year 2020 to US$0.3 million in fiscal year 2021. The increase was mainly due to the subscription fee income received for a structured note.

Trading gains – Trading gains were firstly recognized in fiscal year 2020 as proprietary trading business started in March 2020. Trading gains increased from US$22,124 in fiscal year 2020 to US$387,057 in fiscal year 2021 which was mainly driven by the market condition of the US stock market.

Interest income and others – Interest income and others increased from US$72,304 in fiscal year 2020 to US$77,252 in fiscal year 2021. The increase was attributable to the increase in bank interest income.

Expenses

Commission expenses – Commission expenses decreased by 17.7% to US$10.3 million in fiscal year 2021 from US$12.5 million in fiscal year 2020. During such period, we ceased to provide services to one of our top customers with a high trading volume but a lower gross margin. With the increase in the trading volume of some of our clients we were able to negotiate more favorable commission fees as we placed the orders from these high trading volume clients through our broker partners. Therefore, our commission expenses were lowered significantly without affecting commission income to the same extent.

Compensation and benefits – Our largest expense other than commission expenses was compensation and benefits. Compensation and benefits increased slightly by 5.1% from US$657,473 in fiscal year 2020 to US$690,867 in fiscal year 2021. The average headcount returned to 11 in fiscal year 2021 driving the rise in compensation and benefits.

Communications and technology – Communications and technology expenses decreased by 51.9% from US$417,496 in fiscal year 2020 to US$200,715 in fiscal year 2021. In fiscal year 2021, the expenses dropped significantly because we incurred a one-time incidental cost to set up a futures trading system pursuant to a customer’s special order in fiscal year 2020, and we ceased to provide services to that customer in fiscal year 2021. We have not since provided such services to other customers.

Occupancy – Occupancy expenses decreased slightly by 0.8% from US$133,344 in fiscal year 2020 to US$132,220 in fiscal year 2021, which was a result of a rate concession provided by the Hong Kong government.

Travel and business development – Travel and business development expenses decreased drastically by 67.6% from US$52,167 in fiscal year 2020 to US$16,880 in fiscal year 2021. The decrease in fiscal year 2021 was a result of entertainment and travel activities being limited due to COVID-19.

Professional fees – Professional fees increased by 584% from US$55,946 in fiscal year 2020 to US$382,827 in fiscal year 2021. The sharp increase in fiscal year 2021 was a result of audit fees incurred for this public offering.

Other administrative expenses – Other administrative expenses decreased by 7.5% from US$112,475 in fiscal year 2020 to US$104,077 in fiscal year 2021. The decrease in fiscal year 2021 was mainly due to an exchange gain that was recorded instead of an exchange loss.

Income before income taxes

We had an income before income taxes of US$5.1 million and US$2.6 million in fiscal years 2021 and 2020, respectively. Our operating margin was 30.3% and 15.7% in fiscal years 2021 and 2020, respectively. The operating margin rose significantly in fiscal year 2021, due to a substantial fall in commission expenses, while not affecting commission income. This was achieved by negotiating more favorable terms with broker partners.

Income tax expense

We are subject to Hong Kong profits tax and under Hong Kong tax laws, ZYSL and ZYCL are exempted from income tax on its foreign-derived income. Our income tax expense decreased from US$58,443 in fiscal year 2020 to US$70,765 in fiscal year 2021, which was primarily due to the increase of the offshore profit in fiscal year 2021 that was exempted from income taxation.

Net income

As a result of the foregoing, our net income increased by 98.7% from US$2.5 million in fiscal year 2020 to US$5.0 million in fiscal year 2021.

Seasonality

We have not experienced seasonality in our business. However, as our brokerage business only began operations in fiscal year 2016, volatility that may be inherent in the online brokerage industry could be masked by our growth.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of September 30, 2021, March 31, 2021 and 2020. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30,	As of March 31,
	2021	2021	2020
	US$	US$	US$
Assets
Cash and cash equivalents	4,683,928	4,858,052	3,640,353
Restricted cash	4,474,885	1,977,424	1,224,144
Receivables from customers	978,160	137,912	75,900
Receivables from a customer – related party	36,424	-	-
Receivables from broker-dealers and clearing organizations	2,606,524	2,571,080	5,062,922
Due from a related party	-	-	2,876,244
Securities owned, at fair value	794,342	481,897	134,785
Fixed assets, net	13,688	18,241	17,254
Intangible asset, net	64,226	64,312	64,505
Right of use assets	292,925	-	-
Other assets	482,048	155,645	190,821
	14,427,150	10,264,563	13,286,928
Liabilities
Payable to customers	5,090,601	3,262,724	6,135,191
Payable to customer – related parties	822,011	-	-
Contract liabilities	313,066	-	-
Dividend payable	-	-	503,141
Income tax payable	171,944	129,324	58,936
Accrued expenses and other liabilities	125,201	118,328	160,281
Operating lease liabilities	292,925	-	-
Total liabilities	6,815,748	3,510,376	6,857,549

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks, which are highly liquid and are unrestricted as to withdrawal or use. The total balance of cash and cash equivalents increased from US$3.6 million as of March 31, 2020 to US$4.9 million as of March 31, 2021, primarily as a result of improved financial performance over fiscal year 2021. Our cash and cash equivalents kept stable as of September 30, 2021 and March 31, 2021.

Restricted cash

Restricted cash mainly represents the amount of cash deposited by our customers that have been segregated as obligated by the rules mandated by the primary regulators of our certain subsidiaries. A corresponding payable due to customers is recorded upon receipt of the cash from the customer. Our restricted cash increased from US$1.2 million as of March 31, 2020 to US$2.0 million as of March 31, 2021, which mainly caused by clients’ reduced risk tolerance. The restricted cash further increased to US$4.5 million as of September 30, 2021, which is mainly due to our development of subscription services for structure notes during the six months ended September 30, 2021.

Receivables from customers

Receivables from customers include the future brokerage commissions due, trading solution services fees and other amounts due from customers once the transactions have been executed and completed. As of September 30, 2021, March 31, 2021 and 2020, the receivables from customers consisted of the following:

	As of September 30,	As of March 31,
	2021	2021	2020
	US$	US$	US$
Commission receivable	3,650	137,912	75,900
Receivable due from trading solution services	974,510	-	-
	978,160	137,912	75,900

During the six months ended September 30, 2021, the Company generated revenues from trading solution services, which is a new revenue stream. Accordingly, receivables due from customers as of September 30, 2021 increased significantly as compared with the receivables as of March 31, 2021 and 2020. As of the date of this filing, $0.97 million, or 99% of the receivable due from trading solution services has been collected.

Receivables from broker-dealers and clearing organizations

Receivables from broker-dealers and clearing organizations arise from the business of dealing in futures or investment securities. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers, which are repayable on demand subsequent to settlement date. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. Generally, our receivables from broker-dealers and clearing organizations change daily depending on various factors, including the trading volume in net buy/sell transactions, futures contracts, long/short position and frequency of transactions on each specific day. Our receivables from broker-dealers and clearing organizations decreased by 49.2% from US$5.1 million as of March 31, 2020 to US$2.6 million as of March 31, 2021, mainly due to such daily fluctuations. Receivables from broker-dealers and clearing organizations kept stable as of September 30, 2021 and March 31, 2021.

Amount due from a related party

Amount due from a related party represents the advances to Zhong Yang Holdings Company (the “Predecessor Parent Company”) for its operation funding needs prior to the completion of Reorganization, which are non-interest bearing. The amount was US$2.9 million as of March 31, 2020. The outstanding balance was paid off as of March 31, 2021. There were no further advances to the Predecessor Parent Company after the completion of Reorganization.

Securities owned, at fair value

Securities owned, at fair value, mainly represented investment in US stocks, all of which are on S&P500 index. The Company also invested in HK stocks since fiscal year 2021.

Payables to customers

Payables to customers represent payables related to the Company’s customer trading activities, which include the cash deposits received by the Company as requested by third party broker-dealers to place with them in order to cover the positions taken by its customers, clearing house payables due on pending trades and payable on demand, as well as the bank balances held on behalf of customers. Our payables to customers decreased by 46.8%, from US$6.1 million as of March 31, 2020 to US$3.3 million as of March 31, 2021, while increased to US$5.1 million as of September 30, 2021. Our payables to customers change daily depending on various factors, including the trading volume, net buy/sell transactions, futures contracts, long/short position and frequency of transactions on each specific day. The change of these items from the value as of March 31, 2020 to the value as of March 31, 2021 and September 30, 2021 was mainly due to such daily fluctuations.

Dividend payable

The balance of dividend payable of US$0.5 million as of March 31, 2020 represented the interim cash dividend of HK$3.9 million that was declared by ZYSL on March 24, 2020 to its single shareholder at the time of record, i.e. the Predecessor Parent Company, prior to the completion of Reorganization, which has been fully settled in cash subsequently on June 19, 2020.

Liquidity and Capital Resources

Prior to this offering, our principal sources of liquidity to finance our operating activities have been net cash generated from operating activities, except in fiscal year 2020 whereas we recorded net cash outflow in operating activities. As of September 30, 2021, we had US$9.16 million in cash, cash equivalents and restricted cash, out of which US$8.00 million was held in U.S. dollars and the rest was held in Hong Kong dollars and other currencies. As of March 31, 2021, we had US$6.84 million in cash, cash equivalents and restricted cash, out of which US$5.76 million was held in U.S. dollars, and the rest was held in Hong Kong dollars and other currencies. Our cash, cash equivalents and restricted cash primarily consist of general bank balances and segregated clients’ bank account balances.

We believe that our current cash, cash equivalents and restricted cash and our anticipated cash flows from operations will be sufficient to meet our cash needs for general corporate purposes for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future operations and investments through additional financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increasing fixed obligations and could result in operating covenants that would restrict our operations.

Regulatory Capital Requirements

Subject to certain exemptions specified under the Securities and Futures (Financial Resources) Rules of Hong Kong (the “HK Financial Resources Rules”), two of our Hong Kong subsidiaries, ZYSL and ZYCL, are securities dealers and asset management companies registered with the Securities and Futures Commission of Hong Kong (the “HKSFC”), an independent statutory body set up in accordance with the Securities and Futures Ordinance of the law of Hong Kong, and thus are required to maintain minimum paid-up share capital and required liquid capital in accordance with the HK Financial Resources Rules. The following table sets forth a summary of the key requirements under the HK Financial Resources Rules that are applicable to ZYSL and ZYCL:

Company	Type of regulated activities governed by the HKSFC		Minimum amount of paid- up capital		Required liquid capital
ZYSL	Type 1 and 2	HK$	10,000,000	HK$	3,000,000 or (i)
ZYCL	Type 4, 5 and 9	HK$	5,000,000	HK$	3,000,000 or (i)

(i)	for company licensed for any regulated activities other than Type 3 regulated activities, its variable required liquid capital, which means 5% of the aggregate of (a) its adjusted liabilities, (b) the aggregate of the initial margin requirements in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, and (c) the aggregate of the amounts of margin required to be deposited in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, to the extent that such contracts are not subject to the requirement of payment of initial margin requirements.

As of September 30, 2021, March 31, 2021 and 2020, all of our operating subsidiaries were in compliance with their respective regulatory capital requirements.

Cash Flows

Six months ended September 30, 2021 and 2020

	For the Six Months Ended September 30,
	2021	2020
	US$	US$
Net cash provided by operating activities	2,336,583	2,328,608
Net cash used in financing activities	-	(498,932)
Effect of exchange rates on cash, cash equivalents and restricted cash	(13,246)	(14,669)
Net increase in cash, cash equivalents and restricted cash	2,323,337	1,815,007
Cash, cash equivalents and restricted cash, beginning of period	6,835,476	4,864,497
Cash, cash equivalents and restricted cash, end of period	9,158,813	6,679,504

Operating activities

Net cash provided by operating activities in the six months ended September 30, 2021 was US$2.3 million, as compared to the net profit of US$0.9 million. The difference was primarily attributable to (i) an increase of US$2.6 million in payables to customers including third party and related party customers, (ii) an increase of US$0.8 million in receivables from customers and (iii) an increase of $0.3 million in securities owned, at fair value.

Net cash used in operating activities in the six months ended September 30, 2020 was US2.3 million, as compared to the net profit of US$2.4 million. The difference was primarily attributable to (i) a decrease of US$1.5 million in payables to customers, (ii) a decrease of US$1.8 million in receivables from broker-dealers and clearing organizations, and (iii) an increase of $0.4 million in securities owned, at fair value.

Financing activities

Net cash used in financing activities in the six months ended September 30, 2020 was US$0.5 million, which was fully used in payment of dividends to shareholders of ZYCL. No cash flows resulted from financing activities in the six months ended September 30, 2021.

Years ended March 31, 2021 and 2020

	For the Years Ended March 31,
	2021	2020
	US$	US$
Net cash provided by (used in) operating activities	4,333,768	(938,349)
Net cash used in investing activities	(16,278)	-
Net cash used in financing activities	(2,326,250)	(581,954)
Effect of exchange rates on cash, cash equivalents and restricted cash	(20,261)	74,864
Net increase (decrease) in cash, cash equivalents and restricted cash	1,970,979	(1,445,439)
Cash, cash equivalents and restricted cash, beginning of year	4,864,497	6,309,936
Cash, cash equivalents and restricted cash, end of year	6,835,476	4,864,497

Operating activities

Net cash provided by operating activities in fiscal year 2021 was US$4.3 million, as compared to the net profit of US$5.0 million. The difference was primarily attributable to (i) an increase of US$2.9 million in an amount due from a related party and (ii) an increase of US$2.4 million in receivables from broker-dealers and clearing organizations.

Net cash used in operating activities in fiscal year 2020 was US$0.9 million, as compared to the net profit of US$2.5 million. The difference was primarily attributable to (i) a decrease of US$1.9 million in payables to customers and (ii) an increase of US$1.2 million in receivables from broker-dealers and clearing organizations.

Investing activities

Net cash used in investing activities in fiscal year 2021 was US$16,278, which was fully spent on the purchase of fixed assets. No cash flows resulted from investing activities in fiscal year 2020.

Dividend

On March 24, 2020, we declared an interim cash dividend of HK$3.9 million (approximately US$0.5 million) and HK$1.5 million (approximately US$0.2 million) by our two major subsidiaries, ZYSL and ZYCL, respectively, to our single shareholder at the time of record, i.e. the Predecessor Parent Company. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting from the amount due from the Predecessor Parent Company and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

On November 25, 2020, the Board of Directors of ZYSL declared an interim cash dividend of HK$24.8 million (equivalent to $3.2 million) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividends to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends have already been settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, we declared an interim cash dividend of HK11.6 million (equivalent to US$1.5 million) by one of our subsidiaries, ZYSL, to our single shareholder at the time of record, i.e. the Predecessor Parent Company. US$0.5 million have been settled with the shareholders in cash on January 19, 2021 and January 20, 2021 respectively, the remaining US$0.5 million was settled with the shareholders in cash on March 3, 2021.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Moreover, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies, Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue recognition

a)	Revenue from Contracts with Customers

We early adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on April 1, 2018, using the modified retrospective approach. The adoption of this ASC 606 did not have a material impact on our consolidated financial statements. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenues to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when we satisfy the performance obligations by delivering the promised services to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

We identified each distinct service as a performance obligation. The recognition and measurement of revenues is based on the assessment of individual contract terms. We applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. We have no material incremental costs of obtaining contracts with customers that we expect the benefit of those costs to be longer than one year, which need to be recognized as assets.

Futures brokerage commissions

We earn fees and commissions from futures brokerage services based on a fixed rate for each transaction, all of which are under the consolidated accounts where the customer information is not disclosed to the third party brokers. When a customer executes a futures transaction through our platform, future brokerage commission is recognized upon the completion of this transaction. Only a single performance obligation is identified for each future trading transaction, and the performance obligation is satisfied on the trade date because that is when the underlying financial instrument is identified, the pricing of brokerage service is agreed upon and the promised services are delivered to customers. All of our revenues from contracts with customers are recognized at a point in time. The future brokerage service could not be cancelled once it is executed and is not refundable, so returns and allowances are not applicable. Commissions are charged for each customer trade order executed and cleared by the third-party brokers. We recognize revenues on a gross basis as we are determined to be the primary obligor in fulfilling the trade order initiated by the customer. The Company may offer volume rebates as trading incentives to certain customers. The Company will review the customer’s transaction volume monthly and provide volume rebate on the commission charge to specific customer with large volume transactions. The volume rebate offered to such customer is accounted for as a variable consideration and determined based on most-likely amount method, which is recognized as a reduction of revenues. The volume rebates offered during the years ended March 31, 2021 and 2020 were $64,648 and $1,155,914, respectively. The volume rebates offered during the six months ended September 30, 2021 and 2020 were $nil and $64,051, respectively.

Trading solution services fees

We provide trading solution services to customers (including individuals, proprietary trading companies or brokerage companies) for their trading on derivatives, equity, CFD and other financial products, through the internally developed proprietary investment management software. Our trading solution provides a variety of functions suitable for front-end transaction executions and back-office settlement operations. We implement the initial installation of such software for each customer and provides hosting services for a period of time, generally two years, as agreed in the contracts. The initial installation is considered as a set-up activity, rather than a promised service to customer, which provides no incremental benefit to customer beyond permitting the access and use the hosted application. We identify a single performance obligation from the contracts with customers. We charge each customer a fixed amount of initial installation fee and the monthly service fee based on a fixed rate per transaction executed on the platform with a minimum monthly fee. We recognize the trading solution services as satisfied over the time.

Other service revenues

We provide other financial services including securities brokerage, consulting services, currency exchange services and structured note subscriber services, and earn securities brokerage commissions, subscription fee income, consultancy fee income and other revenues, which are recognized when the service is rendered according to the relevant contracts.

Contract liabilities

Our contract liabilities include payments received in advance of performance under structure note subscription service contracts which will be recognized as revenue as we executed the subscription service with brokers under the contract, as well as the deferred installation service fee received from trading solution services.

b)	Trading gains, interest income and other

Trading gains and losses along with interest income fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606. Trading gains and losses mainly consist of realized and unrealized gains and losses from the investment in US common stocks, which are included in Securities owned, at fair value. Interest and other income primarily consist of interests earned on bank deposit.

Income tax expenses

We account for income taxes in accordance with the U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 assets included securities owned, at fair value.

Level 2 –inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments. As of and during the years ended March 31, 2021 and 2020, there was no Level 2 assets owned. As of September 30, 2021, and during the six months ended September 30, 2021 and 2020, there was no Level 2 assets owned.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value. As of and during the years ended March 31, 2021 and 2020, there was no Level 3 assets owned. As of September 30, 2021, and during the six months ended September 30, 2021 and 2020, there was no Level 3 assets owned.

As of September 30, 2021, March 31, 2021 and 2020, our financial instruments comprised primarily current assets and current liabilities including cash and cash equivalents, restricted cash, accounts receivable, receivables from broker-dealers and clearing organizations, commission receivable, due from a related party, securities owned, at fair value, payables to customers and due to related parties. The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, receivables from broker-dealers and clearing organizations, commission receivable, due from a related party, payables to customers and due to related parties approximate their fair values because of the short-term nature of these instruments. Securities owned, at fair value as of September 30, 2021, March 31, 2021 and 2020 mainly consist of common stock investments and are based upon quoted market price.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, which amends Subtopic 326-20 (created by ASU No.2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU No.2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, in May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief”, and in November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, to provide further clarifications on certain aspects of ASU No. 2016-13 and to extend the nonpublic entity effective date of ASU No. 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022, and we are in the process of evaluating the potential effect on our consolidated financial statements.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Internal Control over Financial Reporting

Prior to the completion of this offering, we were a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. We have identified “material weaknesses” and other control deficiencies in our internal control over financial reporting. Auditing Standard No. 5, published by the U.S. Public Company Accounting Oversight Board (“PCAOB”), defines a “material weakness” as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Such material weaknesses, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of the generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

To remedy the identified material weaknesses, we have implemented and will continue to implement several measures to improve our internal control over financial reporting, including: (i) recruiting additional employees and external consultants with extensive knowledge of U.S. GAAP and SEC financial reporting requirements within our finance and accounting department; (ii) setting up a comprehensive accounting policy, checklists and procedure manual in accordance with U.S. GAAP and SEC financial reporting requirements; (iii) implementing new closing and reporting procedures to ensure the accuracy and adequacy of financial data for the preparation of financial statements, (iv) conducting regular and continuous U.S. GAAP training programs and webinars for our financial reporting and accounting personnel; (v) improving financial oversight function for handling complex accounting issues under U.S. GAAP; and (vi) continuously developing and enhancing our internal audit function for the financial reporting matters. However, the implementation of these measures may not fully address the deficiencies in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. See “Risk Factors—Risks Relating to Our Business and Industry— We have identified certain material weakness in our internal control over financial reporting. If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations, or prevent fraud.”

Pursuant to the JOBS Act, we qualify as an “emerging growth company as we recorded revenues less than US$1.07 billion in our most recent fiscal year, which allows us to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting, which, however, will be required once we become a public company and after we cease to be an “emerging growth company” as such term is defined in the JOBS Act. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

Holding Company Structure

ZYFGL is a holding company incorporated in the Cayman Islands with no material operations of its own. We conduct our operations primarily in Hong Kong through our subsidiaries in Hong Kong.

As a result, ZYFGL’s ability to pay dividends may depend upon dividends paid by our Hong Kong subsidiaries. If our existing Hong Kong subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Inflation

Inflation in Hong Kong has not materially affected our results of operations in recent years. According to the Census and Statistics Department of Hong Kong, the year-over-year percent changes in the consumer price index was an increase of 0.6% and 2.3% for fiscal years ended March 31, 2021 and 2020, respectively. Although we have not been affected by inflation in the past, we may be affected if Hong Kong and any other jurisdiction where we operate in the future experience higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Substantially all of our revenues and expenses are denominated in U.S. dollars and Hong Kong dollars and our expenses are denominated in U.S. dollars, Hong Kong dollars and Euro. We have not used any derivative financial instruments to hedge exposure to such risk. Financial instruments held for proprietary trading are denominated in Hong Kong dollars, U.S. dollars and EURO. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our Ordinary Shares will be affected by the exchange rate between the U.S. dollar and Hong Kong dollar as well as between U.S. dollar and EURO because a substantial portion of our operating costs and expenses is effectively denominated in EURO, while our Ordinary Shares will be traded in U.S. dollars. We may seek to reduce the currency risk by entering into foreign currency instruments. We did not have any currency hedging instruments as of September 30, 2021, March 31, 2021 and 2020, however management monitors movements in exchange rates closely.

To the extent we need to convert U.S. dollars into Hong Kong dollars for our operations, appreciation of Hong Kong dollar against the U.S. dollar would reduce the amount in Hong Kong dollars we receive from the conversion. Conversely, if we decide to convert Hong Kong dollars into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares, or for other business purposes, appreciation of the U.S. dollar against the Hong Kong dollar would reduce the U.S. dollar amounts available to us.

Interest Rate Risk

Our exposure to interest rate risk relates primarily from our bank deposits and receivables from brokers and dealers. We have not used any derivative financial instruments to manage our interest risk exposure. Although these interest earning instruments carry a degree of interest rate risk, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Credit Risk

Our exposure to credit risk, which will cause a financial loss to us due to failure to discharge an obligation by the counterparties, relates primarily to our bank deposits (including our own cash at banks as well as the segregated clients account balances), receivables from brokers and dealers, and amount due from a related company. We consider the maximum exposure to credit risk equals to the carrying amount of these financial assets in the consolidated statement of financial position.

For bank deposits and receivables from brokers and dealers, the credit risk is limited as the counterparties are reputable financial institutions, brokers, dealers or clearing houses, which are governed by regulators including the Hong Kong Monetary Authority, and the HKSFC. The credit risk exposure arising from the amount due to a related company is considered to be minimal as the related company is owned by our major shareholder and under common control.

Other than concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings, we do not have any other significant concentrations of credit risk.

To mitigate the credit risk from defaults, we have adopted a credit policy of dealing with creditworthy counterparties only, which are also under continuous monitoring. Our credit exposure is controlled by counterparty limits that are reviewed and approved by our senior management periodically.

Price risk

Price risk is the risk that the value of a financial instrument will fluctuate as a result of changes in market prices, whether those changes are caused by factors specific to the individual instrument or all instruments in the market. We are exposed to price risk in respect of financial instruments held for proprietary trading, which comprises investments in certain equity securities. The exposure is limited to the carrying amount of the financial instruments.

OUR INDUSTRY

Overview of Futures and Options Markets

The trading activities of exchange-traded futures and options around the globe have hit a record-high in 2020 with a total of 46,767.5 million contracts. The diagram below illustrates the annual volume of futures and options contracts traded around the globe from 2017 to 2020.

Sources: Futures Industry Association

Specifically, the Asia-Pacific region is the largest region with respect to the trading volume of futures and options contracts, followed by North America. The Asia-Pacific regions witnessed strong growth in the volume of futures and options contracts in 2020. In 2020, the number of traded futures and options contracts in Asia-Pacific increased from 14,503.2 million in 2019 to 20,147.1 million in 2020, at a year-on-year growth of 38.9%. It is one of the fastest-growing regions around the globe, generating substantial trading activities.

The graphs below set forth the percentage share of traded futures and options contracts breakdown by geographical regions in 2019 and 2020.

Number of futures and options contracts by region, 2019	Number of futures and options contracts by region, 2020

Sources: Futures Industry Association

In the futures and options contracts trading, CME, SGX, HKFE, and Eurex are the dominant exchanges around the globe for trading. According to the Futures Industry Association, these top four exchanges accounted for 22% of the total futures and options trading volumes in 2019 among all trading exchanges in the globe. Below highlights the trading volume of futures and options contracts in HKFE and CME.

According to the HKEX, the total futures and options of the derivatives market in Hong Kong increased from 214.8 million contracts in 2017 to 296.2 million contracts in 2018, and then decreased to 282.2 million contracts in 2020.

Sources: HKEX

According to the CME Group, a global markets company that operates the CME financial derivative exchange, the annual trading volume of total futures and options contracts traded on the CME increased from 4,089.2 million in 2017 to 4,820.6 million contracts in 2020, at a compound annual growth rate (CAGR) of 5.6%. Particularly, the interest-rate-related futures and options account for the majority of the total traded futures and options contracts in CME. The graph below illustrates the annual trading volume of futures and options contracts.

Sources: CME

Number of futures and options contracts by asset class, 2019	Number of futures and options contracts by asset class, 2020

Sources: CME

Eurex is the largest European futures and options market which primarily offers to trade in European based derivatives. According to the Eurex, the annual trading volume of total futures and options contracts traded in Eurex increased from 1,675.9 million in 2017 to 1,861.4 million contracts in 2020, at a CAGR of 3.6%. The graph below sets forth the annual trading volume of futures and options in Eurex.

Sources: Eurex

To conclude, the trading activities of futures and options around the globe have reached a record high level in 2020 to 46.8 billion traded contracts. Particularly for exchanges in the Asia-Pacific and Latin American regions where the number of contracts traded on Asia-Pacific exchanges rose to 20.15 billion contracts, representing 38.9% growth, while the Latin American exchange volume grew to 6.4 billion contracts in 2020, a 56.9% growth from a year earlier.

The Asia Pacific market is deemed to be one of the highest potential growth markets for derivatives products in the future. This is supported by the rising economic activities and the large population size in the region. For instance, according to the Futures Industry Association, the National Stock Exchange of India grew 58% to 6 billion contracts traded in 2019, surpassing CME Group to become the world’s largest exchange. CME’s 2019 volume in 2019 was 4.83 billion contracts, roughly the same as the prior year. Given the robust economy in the Asia Pacific, it is expected that the region will continue to be the major market of traded derivative products.

Overview of Securities Markets in Hong Kong

Being one of the Company’s major markets in securities brokerage services, the security market in Hong Kong is an active financial market around the world whose market capitalization grew from HK$ 33,998 billion in 2017 to HK$ 47,523 billion in 2020. The total turnover of the securities market in Hong Kong increased from HK$21,709.2 billion in 2017 to HK$32,110 billion in 2020. Below illustrates the total turnover of the securities market, including the Main Board and GEM, in Hong Kong.

Sources: HKEX

The total turnover of the security market was partly supported by the Stock Connect which allows international and Mainland Chinese investors to trade securities in each other’s markets through the trading and clearing facilities of their home exchange. The Stock Connect allows mutual market access between Mainland China and Hong Kong through a security trading link scheme. This is particularly important as it provides investors in China to access offshore investment opportunities while Hong Kong and international investors to access investment opportunities that are originally open to Chinese investors before.

The Stock Connect has witnessed rapid growth since 2015, especially the northbound trading turnover experienced a twelve-fold increase in 2019 compared to 2015. The tremendous growth presented growth opportunities to online brokerage services and encouraged the development of the online brokerage service industry. Below illustrates the trading turnover of Stock Connect.

Sources: HKEX

According to Cash Market Transaction Survey 2019 from the Hong Kong Exchange, in 2019, Hong Kong investors’ contribution to total market turnover remained at 30% (same as in 2018), compared to the recent peak of 45% in 2013/14. Overseas investors’ contribution to the total market turnover was 43%, up from 41% in 2018. Their contribution has increased gradually from its recent trough of 39% in 2013/14.

Mainland Chinese investors continued to be the largest contributor group from overseas, contributing 26% of overseas investor trading (down from 28% in 2018) and 11% of total market turnover (12% in 2018). The US was the second largest overseas contributor group, contributing 24% of overseas investor trading and 10% of total market turnover in 2019 (compared to 23% and 10% respectively in 2018). The UK came third, contributing 16% of overseas investor trading and 7% total market turnover (17% and 7% respectively in 2018).

The contribution from Asian investors, in aggregate, was 42% of total overseas investor trading, similar to the level in 2018. Following Mainland Chinese investors, Singaporean investors continued to be the second largest contributor group in Asia, contributing 11% of overseas investor trading (up from 7% in 2018) and 5% of total market turnover (up from 3% in 2018).

Over the past ten years, the overall investor trading value from Asia had a CAGR of 8% compared to a CAGR of 3% in the total overseas investor trading value. In particular, investor trading from Mainland China and Taiwan recorded a CAGR of 13% and 9% respectively. Investor trading from Australia, Singapore and the US also recorded positive CAGRs of 5%, 4% and 2% respectively. On the contrary, investor trading from Europe recorded a negative CAGR of -2%, in particular -4% for the UK.

Retail online trading accounted for 57% of total retail investor trading (down slightly from 61% in 2018), and 11% of the total market turnover (up slightly from 10% in 2018). In 2019, the implied value of online trading dropped by 6% year-on-year (compared to the 19% drop in the total market turnover), recording a 10-year CAGR of 9% (compared to 3% for the total market turnover).

The financial services industry plays a pivotal role in Hong Kong’s economy. Since the 1990s, Hong Kong’s capital market has experienced rapid development, benefitting from the liberalization of China’s markets as well as the introduction of advanced trading systems which achieve better execution. Hong Kong’s capital market has gradually become one of the most favorable investment markets globally. By 2000, approximately 40% of the total market turnover of the Hong Kong securities market was attributable to trading of overseas investors.

According to the Securities and Futures Commission, the total number of licensed securities and futures intermediaries in Hong Kong increased from 3,545 in 2013 to 5,807 in 2019, representing a CAGR of approximately 8.6%. Increase in the number of licensed securities and futures intermediaries in recent years may be attributed to the launch of the China Connect, stimulating the establishment of intermediaries to deal with expected demand in the securities and futures market in Hong Kong. In addition, the trend for China-funded intermediaries to increasingly set-up securities and brokerage businesses in Hong Kong in recent years may also support the increase in number of intermediaries in Hong Kong.

As of December 31, 2020, according to the Hong Kong Stock Exchange, the Hong Kong Stock Exchange was ranked fifth among stock exchanges worldwide in terms of market capitalization, with a market capitalization of HK$47,523 billion. The Hong Kong Stock Exchange recorded the greatest number of IPOs globally in 2020, with 154 IPOs raising approximately HK$743,654.5 million in funds. The total market capitalization of securities listed on the Hong Kong Stock Exchange, including the Main Board and GEM, increased from approximately HK$24,042.8 billion in 2013 to approximately HK$47,523 billion in 2020, representing a CAGR of approximately 10.22%.The Stock Exchange recorded performance in 2020, with total market capitalization increasing from approximately HK$38,362.0 billion in 2019 to approximately HK$47,523.0 billion in 2020, representing a year-over-year growth rate of 24.52%. The significant growth could be explained by the PRC’s strong economic growth, strong corporate earnings and interest from southbound funds.

Increasing Demand for Global Investment among Southeast Asian investors

Southeast Asia is widely acknowledged as the world’s emerging growth engine. The ten markets that make up the Association of Southeast Asia Nations (ASEAN) form the 6th largest economy in the world and is projected to become the 4th largest by 2025. In light of the growing opportunities and our existing customer base primarily residing in Asia, we are currently focusing on our customer expansion to Southeast Asian investors. There are emerging trends in the region such as increasing wealth and rapidly growing middle class due to the booming economy.

Rising Middle Class in Southeast Asia

Southeast Asia’s large population and rapid economic growth drive the emergence of a middle-class market of several hundred million consumers, representing the growth engine of the online financial brokerage industry. According to the World Bank, the region is home to more than 650 million people or 9% of the world’s population, which is also one of the distinctive attributes of the region’s growth outlook. According to the Business Sweden, an organization jointly owned by the Government of Sweden and representatives from the Swedish business community, by 2022, the middle-class population in Southeast Asia, whose household annual income exceeds USD 10,000, is projected to reach 350 million. As this large and emerging middle class becomes wealthier and accustomed to a higher quality of life, they will likely seek more investment opportunities and wish to bolster their wealth by engaging online financial brokers for global investment.

Growth of tech-savvy millennial population

The growth of the millennial population in the Southeast Asia markets present a growth opportunity for online financial brokerage service providers. According to Monitor Deloitte, millennials, who are the most educated generation and were raised in a technology-saturated environment, are more likely to embrace digital technologies when it comes to investment. With more financial knowledge, this generation is also more willing to diversify their asset allocation and use sophisticated financial tools such as options, swaps, futures, and commodity trading, which can provide them with higher and quicker returns. This demographic segment of the millennial population currently makes up approximately 30% of the total population in Southeast Asia countries. They are more dependent on technology tools, demanding easy-to-manage tools, and swift access to services through mobile apps. Given the growing size of this population along with their increasing wealth, they represent a growth opportunity to the online financial brokerage industry.

Emerging opportunities amid Sino-U.S. tension in Southeast Asia

In light of the rising affluence across Southeast Asia countries, there are increasing international financial services firms, such as private equity and wealth management firms, tapping into the rising prosperity in the region. The region is being recognized not only as an alternative to China as a manufacturing base and distribution hub but as a growing region for wealth management expansion. Reinforced by the Sino-U.S. tension which drives more capital flowing to Southeast Asia from China, there are increasing demands for exposure to global investment among individual and institutional Southeast Asian investors, representing an emerging driver to the online financial brokerage industry.

According to Monitor Deloitte, the multi-trillion-dollar asset management opportunity in Southeast Asia is widely acknowledged as the world’s next growth engine after China. A large part of the region’s growth story stems from the diversity and dynamism of its ten member countries. From an economic perspective, the differences are distinct – from the GDP per capita in Singapore being more than 50 times greater than some of its neighboring states, to the vast size of Indonesia’s growing middle class and economic output, and the double-digit growth of Philippines and Myanmar. Collectively, with a large and growing population, as well as an expected uptick in affluence across all income groups, SEA is quickly getting the attention of asset managers around the world, who are keen on tapping the vast and accumulating wealth in the region.

Based on the analysis of the key headwinds and tailwinds within and beyond the region that affect institutional and retail behavior, three regional trends have been identified as having the most significant impact on the future of the asset management business in the region:

1.	Emerging demographic trends driving growth potential

(i)	Growth of digital natives: Millennials, who are raised in a digital, media-saturated world, are typically perceived as being familiar with and dependent on digital technologies. This demographic segment currently makes up 27% of the population in SEA1, and contributes to a smartphone penetration of 35% in the region.

(ii)	Aging populations: Across the 12 key markets in Asia, the number of people aged 50 and above is expected to exceed 1 billion by 2025; of which 15% are from SEA. With East Asia aging at an unprecedented rate, the aging population in the region looks set to grow by about 22% every five years – between 2015 and 2034.

2.	New pools of AUM opportunities

New wealth has translated into sizeable pools of AUM originating from institutional investors such as sovereign wealth funds (SWFs), pension funds (PFs) and onshore wealth in SEA.

These AUM opportunities reside within the institutional, high net worth (HNW) and retail investment channels in SEA. Conservative estimates indicate that SEA will have a total AUM pool of around USD 3.5 to 4.0 trillion by 2025, with the institutional segment accounting for more than half of that AUM opportunity.

3.	Increasing demand for product differentiation

In an environment of low or negative interest rates, investors in SEA have shown stronger preferences for a wider range of asset classes to access alpha. Specifically, income-oriented strategies as well as solutions which reduce portfolio volatility feature strongly in the SEA investor’s portfolio. For example, investments in alternatives such as private equity, venture capital and real estate have almost doubled in terms of AUM over the last five years. Similarly, due to the fast-growing demand for Sharia-compliant products, the respective AUM has also almost doubled since 2012, albeit from a lower base.

BUSINESS

Overview

We, through our Operating Subsidiaries, are an online brokerage firm in Hong Kong specializing in the trading of local and overseas equities, futures, and options products. Our clients primarily reside in Asia and we are currently focusing on expanding our customer base to Southeast Asian investors. Our trading platforms, which our Operating Subsidiaries license from third parties, enable investors to trade approximately more than 100 futures products on multiple exchanges around the world including the member exchanges of Chicago Mercantile Exchange (CME), Hong Kong Futures Exchange (HKFE), The New York Mercantile Exchange (NYMEX), The Chicago Board of Trade (CBOT), The Commodity Exchange (COMEX), Eurex Exchange (EUREX), ICE Clear Europe Limited (ICEU), Singapore Exchange (SGX), Australia Securities Exchange (ASX), Bursa Malaysia Derivatives Berhad (BMD), and Osaka Exchange (OSE). Our continuous efforts focusing on offering value-added services and access to exchanges around the globe, compounded with user friendly experience, have enabled us to become one of the fast-growing online trading platforms for our clients. Our trading volume of futures contracts was 9.20 million trades in fiscal year 2020, 9.61 million trades in fiscal year 2021, and 1.44 million trades during the six months ended September 30, 2021.   Our total registered customer number increased from 178 as of March 31, 2019 to 226 as of March 31, 2020 and further increased to 290 as of September 30, 2021. In fiscal year 2020, our revenue-generating accounts decreased to 77, including 61 accounts for futures trading and 16 accounts for securities trading. In fiscal year 2021, we had 49 revenue-generating accounts in total, including 33 accounts for futures trading and 16 accounts for securities trading. During the six months ended September 30, 2021, we had 61 revenue-generating accounts in total, including 15 accounts for futures trading, 8 accounts for securities trading, 29 accounts for structured notes subscriber services and 9 accounts for trading solution service.

Our Operating Subsidiaries conduct the futures and stock brokerage business through two trading platforms, Esunny for futures trading and 2Go for stock trading, both of which were licensed from third parties and can be easily accessed through our application, or APP, software, and websites. The two platforms are designed to empower our clients to enjoy a seamless, efficient, and secure trading platform. We offer our customers comprehensive brokerage and value-added services, including trade order placement and execution, account management, and customer support. Given the importance of trading systems in our services, we strive to continuously enhance our IT infrastructure.

During the years ended March 31, 2021 and 2020, our Operating Subsidiaries provided futures brokerage services and other services (including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services, margin financing services). During the six months ended September 30, 2021, our Operating Subsidiaries commenced trading solution services. We generate revenues primarily from brokerage fees we charge clients for executing and/or arranging the trades and transactions for them. Our revenues for the years ended March 31, 2021 and 2020 were US$16.9 million and US$16.5 million, respectively, and US$3.2 million and US$8.7 million for the six months ended September 30, 2021 and 2020, respectively. The commissions on futures brokerage accounted for 95.1% and 98.1% of the total revenues for the years ended March 31, 2021 and 2020, respectively, and 75.7% and 97.3% of the total revenues for the six months ended September 30, 2021 and 2020, respectively. Revenues from the trading solution services accounted for 30.5% of the total revenues for the six months ended September 30, 2021. Our Operating Subsidiaries also provide other financial services including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services and margin financing services to our clients. Revenues generated from stock brokerage, consulting services, currency exchange services and structured note subscriber services accounted for 2.1% and 1.4% of total revenues, during the fiscal years ended March 31, 2021 and 2020, respectively, and 9.2% and 1.9% of total revenues during the six months ended September 30, 2021 and 2020, respectively. We did not generate revenue from options trading services or margin financing services for the fiscal years ended March 31, 2021 and 2020 and for the six months ended September 30, 2021. We did not generate revenue from options trading services or margin financing services for fiscal years 2021 and 2020 and for the six months ended September 30, 2021. Our top five customers accounted for 91.6% and 64.8% of our total revenues for the years ended March 31, 2021 and 2020, and 94.8% and 92.0% of our total revenues for the six months ended September 30, 2021 and 2020, respectively.

We, through our Operating Subsidiaries, have achieved substantial growth since the launch of our operation of online brokerage services, as illustrated by the chart below which sets forth the number of future contracts we have executed from January 1, 2017 to September 30, 2021, organized by calendar quarter.

The number of futures contracts executed in each period depends on factors including, but not limited to, economic and political conditions, market conditions, pricing of future contracts, and the clients’ risk appetite. By the end of 2019 to the first half of 2020, the Southeast Asian financial market faced a number of uncertainties such as the COVID-19 pandemic. Trading activities dropped which impacted our fiscal quarters ended December 31, 2019 and March 31, 2020. The trading activities recover and remain moderately stable from the fiscal quarter ended on June 30, 2020 to the fiscal quarter ended March 31, 2021. However, the travel restrictions in Hong Kong from time to time and the economic and financial impact brought about by the COVID-19 pandemic had caused a decrease in our customers’ disposable income and in their willingness to trade and make investments, and therefore had negatively affected our results of operation since the fiscal quarter ended June 30, 2021. Given the uncertainties surrounding the duration and the impact of the COVID-19 pandemic, we continue to closely monitor the impact and navigate the significant challenges created by the COVID-19 pandemic.

We intend to leverage our competitive strengths to sustain and grow our business, namely, to provide our clients with fast and reliable access to the financial market through our personalized client services and efficient organizational structure. In particular, we plan to expand our services offering and continue integrating value-added services, including CFD products and services and asset management services.

Corporate History

We established ZYSL as a company with limited liability under the laws of Hong Kong and commenced our securities and futures brokerage business after obtaining licenses from the HKSFC on March 4, 2016 and October 18, 2016, respectively. To expand our services into asset management services, we obtained the relevant HKSFC licenses on in February 2018 through our subsidiary, ZYCL.

On March 26, 2020, we carried out a series of transactions to reorganize the legal structure of the Company. As part of the reorganization, Zhong Yang Financial Group Limited (“ZYFGL”) was incorporated under the laws of the Cayman Islands and two wholly-owned British Virgin Islands subsidiaries of ZYFGL, ZYSL (BVI) Limited (“ZYSL (BVI)”) and ZYCL (BVI) Limited (“ZYCL (BVI)”), were then incorporated on August 29, 2019. With the approval obtained from HKSFC, the ownership interests in ZYSL and ZYCL were transferred from Zhong Yang Holdings Limited to ZYSL (BVI) and ZYCL (BVI), respectively on March 26, 2020.

In support of our plan to expand our securities and futures brokerage services to additional foreign exchanges, two new investment holding companies, namely ZYAL (BVI) Limited (“ZYAL (BVI)”) and ZYNL (BVI) Limited (“ZYNL (BVI)”), were established, under the laws of British Virgin Islands on January 7, 2021 and January 20, 2021, respectively. ZYAL (BVI) aims at obtaining the Australian Financial Services License authorized by Australian Securities and Investments Commission (“ASIC”) to provide financial services to clients through acquisition of or merger with local licensed entities. ZYNL (BVI) aims at providing financial service in New Zealand and accordingly, intends to register as a Financial Service Provider (“FSP”) on the Financial Service Providers Register (“FSPR”) governed by the New Zealand Companies Office through acquisition of or merger with local licensed entities. ZYAL (BVI) and ZYNL (BVI) are both actively seeking suitable acquisition targets in order to obtain the relevant licenses. As of the date of this prospectus, they have not entered into any agreement with any targets.

Furthermore, on January 12, 2021, we incorporated an IT company, namely ZYTL (BVI) Limited (“ZYTL (BVI)”), with limited liability under the laws of British Virgin Islands for the purpose of strengthening our online trading platform by either the potential acquisition of a software development company or by independent development. These three new subsidiaries have minimum operation as of the date of this prospectus.

On May 14, 2021, we incorporated WIN100 TECH Limited under the laws of British Virgin Islands. WIN100 TECH Limited is a Fintech development and IT support company. It provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

Corporate Structure

The following diagram illustrates the corporate structure of Zhang Yang Financial Group Limited and its subsidiaries as of the date of this prospectus:

Our Subsidiaries and Business Functions

ZYSL (BVI) was incorporated as the investment holding company of ZYSL on August 29, 2019 as part of the reorganization.

ZYCL (BVI) was incorporated as the investment holding company of ZYCL on August 29, 2019 as part of the reorganization.

ZYSL was established in accordance with laws and regulations of Hong Kong on April 22, 2015 with a registered capital of HKD 18,000,000 (approximately US$2.3 million). ZYSL is a limited liability corporation licensed with HKSFC to carry out regulated activities including Type 1 Dealing in Securities and Type 2 Dealing in Futures Contracts.

ZYCL was established in accordance with laws and regulations of Hong Kong on September 29, 2016 with a registered capital of HKD 5,000,000 (approximately US$0.6 million). ZYCL is a limited liability corporation licensed with the HKSFC to carry out regulated activities Type 4 Advising on Securities, Type 5 Advising on Futures Contracts and Type 9 Asset Management.

ZYAL (BVI), ZYTL (BVI) and ZYNL (BVI) were incorporated under the laws of British Virgin Islands on January 7, 2021, January 12, 2021 and January 20, 2021. These subsidiaries have minimum operation as of the date of this prospectus.

WIN100 TECH Limited was incorporated under the laws of British Virgin Islands on May 14, 2021. WIN100 TECH Limited is a Fintech development and IT support company. It provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

Experienced management and talented team

We have an experienced and talented management team. Most of our team members have more than 15 years of experience in the finance industry and technology industry with substantial expertise in formulating corporate strategies, monitoring compliance, decision making, controlling credit risks, and daily operation.

The Company’s founder and Chairman of the Board of Directors, Ms. Junli Yang, who assumes the role of executive director and has more than 10 years of management experience in technology companies.

Mr. Ka Fai Yuen, our Chief Executive Officer, Responsible Officer (see “Business – Regulation - Responsible Officers” on page 91) and executive directors of the Board, has over 20 years of financial service industry experience including functions of dealing, marketing, settlement, compliance, risk management, market-making, proprietary trading, research, advising on securities and asset management related experience.

Ms. Yung Yung Lo, who is the Chief Financial Officer of our Company, has more than 15 years of audit and finance management experience in Hong Kong and the United States.

Ms. Jennifer Hoi Ling Tam, who is the Chief Operating Officer of the Company, has more than 12 years of marketing and operations experience in the financial service industry.

We believe our experienced and talented management team will be able to work coherently and steer the Company towards our growth targets.

Streamlined and efficient organizational structure

We have a streamlined and efficient organizational structure that allows us to make decisions effectively and swiftly. Based on the Company’s internal control and risk management procedures, all decisions concerning the client’s transaction execution are directly supervised by our responsible officers. Given the scale of the Company, we believe that the flat and efficient organizational structure is suitable and allows us to promote closer working relationships among our staff and management.

Access to Important Global Exchanges

Through our platforms, our clients can gain access to major financial markets in the world. By leveraging the trading platforms we adopted, we can offer our clients more than 100 future products in various prominent exchanges around the globe, including the CME, HKEX, CBOT, COMEX, NYMEX, EUREX, ICEU, ASX, BMD, OSE, and SGX. Also, we offer stock trading available in the Hong Kong Stock Exchange, New York Stock Exchange, and Nasdaq Stock Market for clients. Additionally, we plan to obtain licenses in Australia and New Zealand by either applying for those licenses or through business acquisitions. We also plan to apply for appropriate licenses in Singapore, England, or other jurisdictions, in order to offer our clients access to more exchanges around the globe.

Our Strategies

Driven by increasing demand for global asset allocation and enhanced functionality of online brokers, it is expected that demand for online brokerage services among investors in Southeast Asia markets will continue to increase in the future. Our prospect is to build up a leading position in the futures brokerage business in Hong Kong and grasp the growth potential of the Hong Kong futures industry. We also intend to consolidate our current market position in Hong Kong and strengthen our competitive advantage, and further expand our branches in Southeast Asia. We target to grow our customer base, increase our trading volume and access to exchanges around the globe, and enhance our technology capabilities. To achieve these goals, we plan to implement the following strategies.

Expand demographic coverage to serve investors in Southeast Asia

We target to grow our customer base and provide our products and services to investors in a wider range of jurisdictions. To achieve this goal, we specifically intend to expand the customer base to Southeast Asian countries through leveraging online advertisements and holding seminars to promote our brand awareness in the local markets of Southeast Asian countries. We believe Southeast Asian countries such as Vietnam, Malaysia, Thailand, and Indonesia have strong market potential with solid growth of economy and population. These emerging markets witness an increasing number of wealthy families and the middle class with developing financial literacy and surging demands to access to financial markets around the world in pursuit of wealth creation. Yet, the financial sector in these countries is relatively less active and investors are underserved. Therefore, we believe our Company can enter these markets and accommodate such demand resulted from the rising middle class in these regions.

In connection with our future global footprint, we plan to increase our brand awareness in Southeast Asia markets through online advertisement and partnership with local online brokers. Also, we are planning to apply for relevant licenses that allow us to operate regulated activities in Singapore or Australia. Our goal is to increase our geographical coverage in Southeast Asia markets, attracting more customers to use our services.

Enhance our services and expand our product offering

We aim to continuously expand our customer base by maintaining client satisfaction in our services and further expand our customer base through our rigorous marketing efforts and client referrals. To enhance our competitiveness amid the keen market competition, we believe it is also important to innovate and improve products which we provide to our clients. With respect to these goals, we aspire to:

(i)	expand our channels to trade Contract for Difference (“CFD”) which is a popular form of derivative trading. It enables investors to speculate on the rising or falling prices of fast-moving global financial markets or instruments. The main direct channel is to establish our CFD trading website which will support multiple languages, including English, Traditional Chinese, Simplified Chinese, Thai, Vietnamese, etc. This website is expected to provide CFD traders of all levels with the best trading experience, as well as a wide range of education and supporting tools.

(ii)	leverage the relationships with retail financial services companies such as broker-dealers and futures commission merchants to attract more clients. These companies provide CFD trading services to their existing customers in their brands in exchange for revenues sharing arrangements with us. We refer to these companies as our white label partners. We also establish a relationship with introducing brokers, who refer their clients to us for commission fee, to expand our customer base. We believe the CFD trading services will constitute an integral part of our comprehensive service offerings and it will be a driver of future growth in brokerage commission.

(iii)	provide customized products and services that can meet individual customers after analyzing their risk and return preferences, and account value in an effort to improve our customer loyalty. We believe that this can ultimately enhance our pricing power and customer stickiness, increasing our overall competitiveness.

(iv)	continue integrating value-added services, including asset management services to increase revenues streams.

Build a well-recognized and respected brand and increase customer loyalty

We plan to continuously provide unique customized products and services by analyzing customers’ risk and return preferences, account amount / value and other customers’ requirements to increase customer loyalty. In addition, to provide a high-quality user and client experience, we plan to invest substantial amounts of resources in the development and functionality of trading platforms, our website, technology infrastructure and client service operations. We believe this will help us build a trusted brand, improve our pricing power, expand our customer base and increase customer loyalty, thereby increasing our overall competitiveness.

Our Revenues Model and Core Services

Overview

During the years ended March 31, 2021 and 2020, our Operating Subsidiaries provided futures brokerage services and other services (including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services, margin financing services). During the six months ended September 30, 2021, our Operating Subsidiaries commenced trading solution services. Our revenues were US$16.9 million and US$16.5 million for the years ended March 31, 2021 and 2020, respectively, and US$3.2 million and US$8.7 million for the six months ended September 30, 2021 and 2020, respectively. The commissions on futures brokerage accounted for 95.1% and 98.1% of total revenues for the years ended March 31, 2021 and 2020, respectively, and 75.7% and 97.3% of the total revenues for the six months ended September 30, 2021 and 2020, respectively. Trading solution services fees accounted for 30.5% of total revenues during the six months ended September 30, 2021. Our Operating Subsidiaries also provide other financial services including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services and margin financing services to our clients. Revenues generated from stock brokerage, consulting services, currency exchange services and structured note subscriber services accounted for 2.1% and 1.4% of total revenues, during the fiscal years ended March 31, 2021 and 2020, respectively, and 9.2% and 1.9% of total revenues during the six months ended September 30, 2021 and 2020, respectively. We did not generate revenue from options trading services or margin financing services for the fiscal years ended March 31, 2021 and 2020 and for the six months ended September 30, 2021.

Futures Brokerage Services

We, through our Operating Subsidiaries, deliver a comprehensive and user-friendly online trading experience for investors through our platform that can be accessed through our APP, software, or website. We commenced online trading operations and made our services accessible in May 2016. Our trading platforms enable our customers to execute trades in a secure, reliable, and cost-efficient environment.

Our platform licensed by Esunny allows investors to trade options and futures contracts on our trading platform in 11 member exchanges of CME, HKEX, CBOT, COMEX, NYMEX, EUREX, ICEU, ASX, BMD, OSE, and SGX. Our futures/options brokering services are our main service and we, through our Operating Subsidiaries, provide the services to our clients in respect of futures and options products traded on the aforementioned exchanges globally. Investors can also trade stocks listed on the major stock exchanges around the world, including Nasdaq Stock Market, New York Stock Exchange, and Hong Kong Stock Exchange through our platform licensed by 2GoTrade.

Our Operating Subsidiaries have obtained various licenses to conduct our operation and have also obtained stock exchange trading rights to supplement our service offerings. The table below sets forth the licenses obtained by us under the jurisdiction of Hong Kong.

License type and trading right	Entity name

HKSFC Type 1 License – Dealing in securities	ZYSL

HKSFC Type 2 License – Dealing in futures contracts	ZYSL

HKSFC Type 4 License – Advising on securities	ZYCL

HKSFC Type 5 License – Advising on futures contracts	ZYCL

HKSFC Type 9 License – Asset management	ZYCL

SEHK Participants (Participant ID: 02011)	ZYSL

HKSCC Participants (Participant ID: B02011)	ZYSL

We conduct our operation through our wholly owned subsidiaries, ZYSL and ZYCL. ZYSL is licensed with the SFC of Hong Kong to carry out type 1 (dealing in securities) and type 2 (dealing in futures contracts) regulated activities. ZYCL is licensed with the SFC of Hong Kong to carry out type 4 (advising on securities), type 5 (advising on futures contracts), and type 9 (asset management) regulated activities in Hong Kong.

As of March 31, 2021, we had 246 registered customer accounts. As of September 30, 2021, we had 290 registered customer accounts. Below is the table of the registered customer accounts and active clients segmented by account types as of the dates or for the periods from January 1, 2018 to September 30, 2021, organized by calendar quarter. Active clients are clients for whom we are required to prepare and deliver monthly statement of accounts in respect of the relevant reporting month in accordance with Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules.

Revenues from futures brokerage accounted for 95.1% and 98.1% of the total revenues for the fiscal years ended March 31, 2021 and 2020, respectively, and 75.7% and 97.3% of the total revenues for the six months ended September 30, 2021 and 2020, respectively.

For options trading, we have the capacity to offer options trading services and they are available to our clients. However, there was no revenue generated from options trading services for fiscal years 2021 and 2020 and the six months ended September 30, 2021.

Types of Accounts

We, through our Operating Subsidiaries, offer three types of customer accounts, individual account, corporate account, and omnibus account, depending on the nature of the account owner.

For the individual and corporate accounts, we are responsible for the “know your client”, or KYC, and anti-money laundering, or AML, procedures including customer identity verification, account approval and disapproval, record keeping, monitoring and supervision of the accounts and other compliance functions. We would activate the accounts only after all necessary procedures have been performed and completed with proper sign-off by the Responsible Officer of the Company. We believe that with our well-established IT infrastructure and streamlined organizational structure, the account opening process for individual and corporate accounts is smooth and efficient.

For the omnibus accounts, we also perform our KYC procedures to the futures commission merchants by obtaining supporting documents including, among others, Identity credentials and address Proof of Significant Controllers and Directors, Addendum to Agreement for Financial Intermediary, Certificate of Incorporation, Licensing Information, Board Minutes, Company Search Result and Annual Return / Certificate of Incumbency. Omnibus accounts enable the managements of trades by more than one person and offer anonymity of the persons in the account. Omnibus accounts are used by futures commission merchants. Transactions within the account are carried out in the name of the broker, protecting the individual identities of the two or more people invested in the omnibus account. The broker managing the omnibus account typically can execute trades on behalf of investors with funds inside the omnibus account. Trades are made in the name of the broker, although trade confirmations and statements are provided to customers within the account.

Product Offering and Services

Description of futures contracts

We offer our clients a wide variety of futures products traded on the futures exchanges. These products include, (i) index futures, (ii) Forex futures, (iii) agricultural product futures, (iv) energy futures, and (v) precious metal futures.

Futures products are standardized contracts traded on futures exchanges. They are a leveraged investment and in general, the futures contracts traded in our platform are settled in cash rather than physically settled.

The following table sets forth the non-exhaustive description of futures projects we have made available to our clients.

(i)	Index futures: cash-settled futures contracts on a stock or financial index whereby buyers and sellers agree to pay or receive payment in the future for the cash value of an underlying stock index; these allow investors to speculate on the entire or substantial part of a stock market’s performance as well as to hedge the downside price risk of the broader market. We provide our clients access to a wide variety of index futures including, without limitation, the Hang Sang Index futures, Nikkei 225 Index futures, or the FTSE China index.

(ii)	Forex futures: futures contracts to exchange a currency for another at a specified date in the future at a price (exchange rate) that is fixed on the purchase date. We provide access to a wide variety of forex futures including USD to CNH futures, Euro to USD futures, and British Pound futures.

(iii)	Agricultural product futures: futures contracts for the delivery of agricultural products futures such as sugar, cotton, corn, soybean, wheat, cocoa, oat, coffee and rough rice at a specified future date based on a price fixed on the purchase date. We offer our clients access to agricultural product futures, for instance, the US soybean futures, the US corn futures, and the US wheat futures.

(iv)	Energy futures: futures contracts for the delivery of crude oil, unleaded gas, heating oil, or natural gas at a specified future date based on a price fixed on the purchase date. The major energy futures to which we provide access encompass the natural gas futures, unleaded gasoline futures, and crude oil futures.

(v)	Precious metal futures: futures contracts for the delivery of selected precious metals such as gold, silver, nickel, platinum, and palladium at a specified future date based on a price fixed on the purchase date. The precious metal futures we provided access to include platinum futures, palladium futures, or gold futures.

When our clients buy or sell futures contracts, they have to deposit with us as an initial margin. At the end of every trading day, the client’s position is marked-to-market. If the contract prices move against the view of the client and as a result, the initial margin deposit falls below the maintenance margin level, we will make a margin call, which means that the client will have to deposit additional money to restore the initial margin level. Failure to maintain the margin level may result in the liquidation of the client’s positions at the market in our discretion to limit our risk exposure. The clients will have to bear the loss arising from such liquidation caused by the failure to restore to the maintenance margin level.

The requirements of the aforementioned initial margin level and maintenance margin levels for each type of futures contract are established by the relevant futures exchanges on which the relevant futures contracts are traded.

The following table sets forth the range of margin requirement as of September 30, 2021 for major futures products that are traded by our clients (currencies other than US$ are converted into US$ for reference purpose):

	Initial margin (US$)	Maintenance margin (US$)
Index futures
Hang Seng Index	15304.05	12243.29
Dow Jones Small Cap Index	9,900	9,000
Nasdaq US Small Cap Index	18700	17000
Forex futures
Japanese Yen	2090	1900
British Pound	2365	2150
Energy futures
Crude Oil	5,610	5,100
Brent Crude Oil (CME)	5500	5000
Brent Crude Oil (ICE)	5,490	5,490
Natural gas	5280	4800
Precious metal futures
Gold	9075	8250

Although stock trading services are currently not the major growth driver of our business and the revenues generated in fiscal years 2021 and 2020 was immaterial, we intend to expand our customer base for our stock trading services. We also intend to enhance our access to more exchanges around the globe for our clients, allowing them to make stock trading efficiently and conveniently by using our trading platforms.

Revenue Models

Our revenues from future brokerage commissions are generated by customer trades and are largely determined by trading volume and commission rates. We charge commission fees based on the lots or contracts of futures in each order.

We adopt diversified pricing terms to better serve our customers with individualized needs. The cost we charge generally varies in accordance with the type of products or services discussed above. Moreover, our directors will review customers’ transactions, transaction volume, and trading behaviors each week and offer volume rebates on service charges to specific customers with large volume transactions by month. Below is a summary of the currently effective pricing terms for certain of our products and services, which are subject to change from time to time. The actual executed pricing may differ from this official pricing terms, depending on various factors such as customer tiers.

Products and services	Pricing terms
Futures contracts in COMEX, CBOT, ASX	Transaction fees: US$20.0 per contract

Futures contracts in CME, NYMEX, SGX	Transaction fees: US$15.0 to 20.0 per contract

Futures contracts in HKEX
US Gold, CNH to USD	Transaction fees: US$10.0 per contract
Mini-Hang Seng Index, H-Share Index, Mini H-Share Index, Hang Seng Index	Transaction fees: HK$50.0 to 100.0 per contract
USD to CNH	Transaction fees: US$20.0 per contract

Futures contracts in EUREX
DAX Performance Index, Mini DAX Performance Index	Transaction fees: EUR20.0 per contract

Futures contracts in NYBOT
Cocoa, Cotton, Coffee, Sugar	Transaction fees: US$20.0 per contract

Trading Solution Services

During the six months ended September 30, 2021, we commenced trading solution services to customers (including individuals, proprietary trading companies or brokerage companies) for their trading on derivatives, equity, CFD and financial products, through our internally developed proprietary investment management software. We provide a variety of functions suitable for front-end transaction executions and back-office settlement operations. We charge each customer a fixed amount of initial installation fee and the monthly service fee based on a fixed rate per transaction executed on the platform with a minimum monthly fee. Trading solution services fees accounted for 30.5% of total revenues during the six months ended September 30, 2021.

Other Services

Consulting Services

We, through our Operating Subsidiaries, provide consultancy services and act as an escrow agent in transactions relating to securities sales and transfers.

Currency Exchange Services

We, through our Operating Subsidiaries, provide currency exchange services to clients every time when they need to convert one currency to another when they trade futures contacts in different currencies.

Structured Note Subscriber Services

We, through our Operating Subsidiaries, provide subscriber services to structured note products issued by investment holdings companies. We enter into distributions agreements with fund houses or asset management companies and are responsible for providing subscriber services for structured note products to our clients who are professional investors. The subscriber services we provide include but are not limited to subscription and switching redemption services. We generally receive subscription fee calculated with reference to the amount of the structured note products subscribed by our clients and the management fee rebate as subscription fee.

Revenues from stock brokerage, consulting services, currency exchanges services and structured note subscriber services accounted for 2.1% and 1.4% of total revenues for the fiscal years ended March 31, 2021 and 2020, respectively. For the six months ended September 30, 2021 and 2020, other service revenues accounted for 9.2% and 1.9% of total revenues, respectively.

Margin Financing Services

We, through our Operating Subsidiaries, launched the margin financing services in 2019. The margin financing services did not generate any revenue as during the years ended March 31, 2020 and 2021 and the six months ended September 30, 2021. Clients can trade on margin through our trading platform licensed by 2GoTrade. The minimum deposit that customers must have to open and maintain a margin account so as to conduct margin trading is currently set at US$2,000. The margin loan or funding is offered by our platform for consolidated account clients. We generate interest income arising from margin financing offered by us to consolidated account clients and earn financing service fees related to the margin financing provided to our customers.

Agreements with Vision Financial Markets LLC and Zinvest Global Limited

We have entered into agreements with Vision Financial Markets LLC (“Vision”) and Zinvest Global Limited (“Zinvest”) for our margin financing business. Below is the summary of the material terms of the agreements with:

(i) Vision Financial Markets LLC

On January 26, 2018, ZYSL, our indirect subsidiary, signed an agreement with Vision. Pursuant to the agreement, the annual rate of interest the Company will be charged for a margin loan may vary from a minimum of the current broker’s call loan rate (“BCL”) to a maximum of 2.00% above the BCL, depending upon the amount of the Company’s average debit balance. The BCL is published daily in the Wall Street Journal.

(ii) Zinvest Global Limited

On May 14, 2020, ZYSL signed an agreement with Zinvest. The agreement has an initial term of 12 months. Either party may terminate the agreement at the end of such initial term by giving 30 days prior written notification of termination. If no written notification is given, the agreement will be deemed to have been renewed for a subsequent and recurring twelve-month period, subject to termination by either party at any time by giving 30 days prior written notification of termination. ZYSL may terminate the agreement at any time by giving 30 days prior written notification if Zinvest (i) fails to comply with the agreement and fails to cure such breach within 10 days, or (ii) is prohibited from engaging in securities business for a period of more than 30 days as a result of an administrative or judicial proceeding. Zinvest may terminate the agreement at any time by giving 30 days prior written notification if ZYSL (i) fails to comply with the agreement and fails to cure such breach within 10 days, (ii) is prohibited from engaging in securities business for a period of more than 30 days as a result of an administrative or judicial proceeding or (iii) conducts or participates in any activity, transaction, or conduct which, in Zinvest’s reasonable business judgment, may present a material adverse impact upon Zinvest’s reputation. Pursuant to the agreement, the Company agrees to pay commission fee ranging from 0 to 0.02%. Zinvest also charges the Company for the clearing services and other transaction fees which derived from different products and features. The interest rate for any credit balance is the federal interest rate less 50 basis points or Zinvest’s interest rate (whichever is lower). The interest rate for any debit balance is the federal interest rate plus 100 basis points or Zinvest’s interest rate (whichever is high). The interest rate for liquidity and value at risk (VAR) charges is 8%.

We, through our Operating Subsidiaries, currently derive substantially all our revenues from our futures and securities brokerage services through commission fees we charge our clients and other financial services including consulting services. currency exchange services and structured note subscriber services.

Our revenues from commission fees are generated by client trades and are largely determined by trading volume and commission rates. We charge commission fees based on the amount of transaction, or the number of shares, lots or contracts in each order. We from time-to-time award rebates to new and existing clients for large volume transactions as part of our marketing scheme to attract more clients and boost client retention.

Pursuant to the agreement with third parties clearing agents, we receive a portion of commission fees paid by our clients every time third-party clearing agents execute and clear a trade order. For consolidated accounts, we receive commission and pay a pre-determined portion to third parties clearing agents as execution and clearing fees

Proposed Products and Services

Contract for difference (“CFD”)

Our Operating Subsidiaries are preparing the launch of CFD products and services and expect to generate CFD trading revenues from (i) commissions, (ii) bid/offer spreads, (iii) difference in interest rates. In particular, we, through our Operating Subsidiaries, plan to:

i. charge commissions for all CFD transactions. The amount of commissions we charge is largely based on the trading volume, with commission rates varying between US$2.25 to US$50 per lot, based on the per-lot value and the type of product traded, as well as discounts offered to different clients.

ii. mark up the bid/offer spreads for CFD products on top of the prices offered by our clients, exchanges or third-party market makers, as the case may be. Our price mark-ups over the price offered by an exchange vary depending on the underlying product.

iii. automatically roll-over currency positions each day and provide either a credit or debit for the interest rate difference between the two currencies in the pairs being held. The clients’ debits are our gains.

Asset Management Services

To respond to the various needs of our clients, we, through our Operating Subsidiaries, plan to provide personalized investment strategies to optimize their asset allocations. Our clients can purchase a wide variety of investment portfolios, which include assets such as stocks, bonds, ETFs, investment funds and derivatives. We charge management fees based on their assets under management as well as commissions for certain transactions.

Our Customers

We classify those who have opened accounts to trade on our platform as customers. Our customers can open and activate trading accounts in person, via mail, or through a combination of electronic signature and registering with us a bank account in Hong Kong designated by the customers. The account opening documents can be downloaded for free from our website. After filling in personal information online, our customers are required to complete a series of questions and upload various documents to verify their identity and assess potential risks.

The Company had a concentration of revenues of 91.6% and 64.8% from the top five customers for the years ended March 31, 2021 and 2020, respectively, and 94.8% of our total revenues for the six months ended September 30, 2021. The following table outlines the concentration of each of the top five customers comparing to the Company’s total revenues:

	For the Six Months Ended September 30, 2021 Concentration (%)	For the Fiscal Year Ended March 31, 2021 Concentration (%)	For the Fiscal Year Ended March 31, 2020 Concentration (%)
Largest customer	54.9%	59.2%	16.5%
2nd largest customer	17.5%	22.2%	14.0%
3rd largest customer	11.1%	5.3%	12.5%
4th largest customer	7.6%	3.1%	11.0%
5th largest customer	3.7%	1.8%	10.8%
Total	94.8%	91.6%	64.8%

We, through our Operating Subsidiaries, charge fees and commissions from futures brokerage services based on a fixed rate for each transaction. Such rate is the same among all customers. We also offer trading incentives such as volume rebates from time to time as a promotion.

We have experienced significant growth in both the number of customers and trading volume due to our reliable and secure trading platform, comprehensive brokerage and value-added services, and superior user experience. Our total registered customer number increased from 226 as of March 31, 2020 to 247 as of March 31, 2021, and further increased to 290 as of September 30, 2021. In the fiscal year ended March 31, 2020, we, through our Operating Subsidiaries, had 77 revenue-generating accounts in total, including 61 accounts for futures trading and 16 accounts for securities trading. In the fiscal year ended March 31, 2021, we, through our Operating Subsidiaries, had 49 revenue-generating accounts in total, including 33 accounts for futures trading and 16 accounts for securities trading. During the six months ended September 30, 2021, we had 61 revenue-generating accounts in total, including 15 accounts for futures trading, 8 accounts for securities trading, 29 accounts for structured notes subscriber services and 9 accounts for trading solution services. Our trading volume of futures contracts was 9.20 million trades in fiscal year 2020, 9.61 million trades in fiscal year 2021, and 1.44 million trades during the six months ended September 30, 2021.

Marketing, Branding, Customer Development, and Customer Support

We, through our Operating Subsidiaries, attract and retain customers to use our trading platform through marketing and branding, customer development, and customer support.

Marketing and Branding

We did not launch any marketing campaign in the past, but we are planning to carry out our marketing campaign through online marketing channels. Our major online marketing initiatives will be centered around our expansion of CFD trading services including optimization of Internet search results, advertisement on financial-related websites, and the Company’s website.

To facilitate the development of CFD trading services, our marketing strategies aim to attract new and existing customers to use our CFD trading services. Therefore, we will leverage two channels of customer acquisition to promote our services:

(i)	Direct channel. We plan to leverage our websites and brand awareness to attract new customers in a cost-effective manner and adopt a “one-to-one” direct marketing strategy. In executing our direct marketing strategy, we intend to employ a combination of traditional marketing campaigns, such as online and offline advertisement, optimization of Internet search results, email marketing, and participation in industry trade exhibitions. Specifically, we plan to increase our brand awareness by putting advertisements on TV and the national commercial broadcast network, and we believe that such marketing efforts will significantly improve the brand’s recognition.

(ii)	Indirect channel. We plan to adopt a “one-to-many” strategy by establishing partnerships with financial services companies, including white-label partnerships and introducing brokers. These companies and brokers can provide their existing customers with CFD trading services through our channel.

We intend to employ a combination of traditional marketing campaigns, such as online and offline advertisement, optimization of Internet search results, email marketing, and participation in industry trade exhibitions. Specifically, we plan to increase our brand awareness by putting advertisements on TV and the national commercial broadcast network, and we believe that such marketing efforts will significantly improve the brand’s recognition.

We believe the best marketing strategy is inviting our prospective customers to experience the services we can offer. Hence, we plan to provide our prospective customers with access to free-trial demo trading accounts for a 30-day period. During the trial period, our customer service team can offer help and training to prospective customers. We have confidence that this will be a simple but effective approach to attract new customers. First, it can serve as a promotion tool that educates potential customers on how CFD functions and operates in a risk-free environment without incurring actual costs. Secondly, it allows potential clients to experience the functions of our trading platforms, tools, and services. The demo trading account features the same functions as the regular accounts used by our existing customers, including the availability of real-time streaming quotes. We consider this free CFD demo trading account to be a successful strategy in converting trial accounts into active trading accounts.

On top of the online marketing activities, we also engaged with a well-known martial arts movie star in Hong Kong, Mr. Yuen Piu, to be the Company’s brand ambassador. We believe we can enhance our brand image and awareness by engaging with Mr. Yuen as our brand ambassador to embody our Company’s identity.

Customer Development

Our current and potential customers can initiative contact with us by means of phone calls, online messages, and email. To enhance the relationship with our customers, we generally have a team dedicated to following up with customers to handle their questions about our platforms and services.

Additionally, our member of the management team review customers’ transactions and trading behaviors each week to ensure that we continue to provide personalized and quality services and maintain good relationships with our existing clients. We offer volume rebates to customers for large volume transactions. We believe this cultivates our customers’ loyalties to our Company and encourage customers to use our Company’s services.

Our Existing Technology and Infrastructure

Our technology and infrastructure are critical to our goal of providing the most user-friendly trading experience to our customers. Since the Company’s inception, we have leveraged two third-party trading platforms – Esunny Morning Star Futures and Options as well as 2Go Trade – to create an efficient conduit for the global flow of capital across exchanges around the world, while at the same time maintaining competitive fees. We strongly believe in enhancing the technology to adapt to the constantly evolving environment and to increase customer satisfaction by improving customers’ experience and providing smooth transactions. Esunny Morning Star Futures and Options System and 2Go Trade have agreed to provide application services, support, and hosting services to us at a fixed charge over a period of time. The fees charged are independent from the trading volume or our revenues. The contract terms are reviewed and renegotiated annually. See “Risk Factors – Risks Relating to Our Business and Industry – We, through our Operating Subsidiaries, currently conduct our futures and stock brokerage business through trading platforms licensed from third parties. Our reputation, business, financial position, results of operations and cash flows may be harmed if these parties do not perform their obligations or if they suffer interruptions to their own operations, or if alternative are unavailable or if cost of such alternatives are unfavorable” beginning on page 38.

Esunny Morning Star Futures and Options

The Esunny Morning Star Futures and Options System is developed by Zhengzhou Esunny Information Technology Co., Ltd., which was solely owned by Zhengzhou Commodity Exchange, an exchange in China regulated by China Securities Regulatory Commission (CSRC). It is specialized in mobile application, software development, and internet technical support in the financial industry.

The Esunny Morningstar Futures & Options Trading System is a leading system designed for futures and derivatives trading. It employs the latest architecture and advanced technologies to ensure system stability while maintaining flexibilities for sophisticated investors in their investment management under different situations. The trading system supports trades with major global futures and derivative exchanges including CME, LME, HKEX, SGX, and EUREX while covering more than 1,000 derivatives, namely commodities, currency, stock futures, or stock options.

The trading system bundles with powerful client software that contains a set of functions to assist investors in trading. These functions include market analysis, fast trading, stop-loss orders, and arbitrage transaction.

Main features of the client software

Timely market information. The client software can provide timely market information to investors stably and quickly as the system sources data from high-end data providers in the industry.

Indicator analysis. The client software offers tools and indicators to help investors to do their trading. These indicators and tools encompass trend analysis, trading volume analysis, volatility analysis, among others.

Multiple-accounts. The trading system supports investors to register with multiple accounts logged in simultaneously, providing flexibility to investors to carry out arbitrage transactions and large-volume transactions.

Practical trading functions. The client software supports various types of trading instructions and ordering tools, saving investors troubles and time.

Open-source platform. The client software supports investors to build their functions via an open-source platform, offering great flexibilities to high-end investors.

Also, the mobile application and desktop application of Esunny Morning Star Futures and Options are supported and interacted with a back-end system that is able to support a variety of functions including account management, market real-time information, trading execution, order routing, and toolkit for technical analysis.

Material Agreements with Esunny Morning Star Futures and Options

Below is the summary of the material agreements in connection with the Esunny Morning Star Futures and Options:

Esunny International Financial Derivatives Trading Analysis System Sales Contract

On December 13, 2016, ZYSL, our indirect subsidiary, entered into a Esunny International Financial Derivatives Trading Analysis System Sales Contract with Zhengzhou Esunny Information Technology Co., Ltd. (“Esunny”) in connection with the Esunny International Financial Derivatives Trading Analysis Platform V3.0 (“Esunny International 3.0” or “Software”). This contract has a term of two years and has been automatically renewed.

Pursuant to the sales contract, we purchased a copy of the Software from Esunny and we agreed to pay an annual maintenance service fee in the amount of HK$900,000 per year (approximately US$115,138). We also agreed to (i) prepare the hardware equipment, system, and network environment in accordance with Esunny’s requirements for installation and maintenance of the Software, (ii) avoid transferring, selling, or disclosing of product designs, system structure and technical documents to third parties, and (iii) protect the commercial pricing policies, financial invoices, and contracts of Esunny. Esunny agreed to (i) provide remote maintenance service and technical support and (ii) protect our commercial information and trade secrets.

System Operation Service Contract

In connection with the Esunny International Financial Derivatives Trading Analysis System Sales Contract as described above, on December 13, 2016, ZYSL entered into a System Operation Service Contract with Esunny pursuant to which the Software will be installed at a location operated by Esunny. This contract has a term of two years and has been automatically renewed.

Pursuant to the agreement, we agreed to pay the annual operation service charge in the amount of HK$450,000 per year (approximately US$57,569). We agreed to (i) prepare the hardware equipment, system, and network environment in accordance with Esunny’s requirements for operation of the Software and (ii) to operate and run the Software abide by relevant laws, regulations, and Esunny’s system operation requirements. Esunny agrees to (i) provide remote system operation services and technical support and (ii) provide safe and applicable storage space for our hardware equipment.

Epolestar Intelligent Platform V9.0 Licensing Service Contract

On May 23, 2017, ZYSL entered into a Licensing Service Contract with Esunny in connection with the use of Epolestar Intelligent Platform V9.0 (“Epolestar”). The term of this contract is two years starting and has been automatically renewed.

Pursuant to the agreement, we agreed to pay the annual licensing fee in the amount of HK$180,000 per year (approximately US$23,028). All copyright of Epolestar is owned by Esunny.

Pursuant to the contract, we agreed to (i) contact Esunny in time and accurately describe the current failure phenomenon so that Esunny can make a timely diagnosis; (ii) designate a specific person to cooperate with Esunny regarding software maintenance and technical support; and (iii) avoid transferring, selling, or disclosing of product designs, system structure and technical documents to third parties. Esunny agreed to (i) provide remote maintenance service and technical support and (ii) protect our commercial information and trade secrets.

2Go Trade

We leveraged 2GoTrade to provide access to our clients for security trading. 2GoTrade is developed by 2Go Trade Limited, a Hong Kong company. It is specialized in providing solutions for complex trading in the HK/China financial market with a simple, yet all-inclusive proposition. The key advantage of the system lies in the manner of low latency, mission-critical technology, and brokerage applications are developed, managed, and operated using an innovative, cloud-centric, proactive service model. Being a leading innovator in front- and back-office applications since 2001, 2GoTrade delivers mission-critical trading and processing IT service to a growing mix of institutional and retail brokers.

Mobile application

The 2Go Trade provides a user-friendly customer experience. The user interface of 2Go Trade contains five major tabs, “List”, “Quote”, “Trading”, “Me” and “Others”.

List. The list tab contains a list of securities that are marked by the client, and the list allows clients to get quick access to the marked securities.

Quote. The quote tab provides the real-time market information of the stock, including the sticker, current bid and ask price, trading volume, and historical prices.

Trading. The trading tab contains the functions which empower the clients to trade stocks conveniently. The client can choose various means to place orders, including market order, limited price order, and conditional order, among others.

Me. The “me” tab stores information of profit and loss, order history, account statement, and account balance, allowing the clients to effectively manage their funds.

Other. The other tab contains functions allowing clients to customize the system settings and search for legal statements.

Desktop application

The desktop application has the same functions as that of the mobile version. The desktop application allows clients to get access to market information and engage in trading on a larger screen.

Material Agreements with 2Go Trade

Below is the summary of the material agreements in connection with 2Go Trade:

Service Level Agreement

On December 12, 2017, ZYSL entered into a Licensing Agreement with 2GoTrade Limited in connection with the real-time brokerage systems “Go.Exchange” and an application service platform “Go.ExchangeVS”. This agreement has an initial term of 24 months and has been automatically renewed.

Pursuant to the agreement, we have paid a one-time set up fee in the amount of HK$50,000 (approximately US$6,397) and agreed to pay a monthly fee of HK$20,300 (approximately US$2,597).

Either party may terminate the agreement if the other party breaches any terms of the agreement and does not cure the breach within 30 days after receiving written notice from the non-breaching party. If this agreement is terminated due to a breach of ZYSL, ZYSL shall be liable to pay within 30 days of termination an early termination fee to 2GoTrade Limited which is equal to 100% of all then service charges.

2GoTrade Limited granted us a non-transferable and a non-exclusive license to use the systems and services. All intellectual property rights therein and in all improvements or enhancements to the equipment, software and materials shall remain the property of 2GoTrade Limited.

Business continuity measures

We also maintain formal business continuity policies and practices that are designed for rapid recovery should any business disruption or disaster occurs in the middle of our business operation. We regularly review and test our recovery plans and controls to ensure the effectiveness of such plans and controls in meeting our business needs.

Intellectual Property

As of the date of this prospectus, we had registered one trademark under the jurisdiction of Hong Kong. The trademark application was filed on October 29, 2016 and we received the trademark approval on December 23, 2016.

Our trademark is important to us as it distinguishes our brand and services from other competitors in the market.

Employees

We had 11 employees as of the date of this prospectus. We enter into individual employment contracts with selected employees to cover matters including non-competition and confidentiality arrangements. We generally formulate our employees’ remuneration package to include salary and benefits. We provide our employees with social security benefits in accordance with all applicable regulations and internal policies.

Facilities

Our principal executive office is located at Flat 1101, 118 Connaught Road West in Hong Kong, where ZYSL, our subsidiary, leased approximately 189 square meters of office space. We pay an annual rent in the amount of HK$928,440 (approximately US$118,776). Our leased premises are leased from Zhong Yang Holdings Limited which has proper authorization from the titleholder to sublease the property. We believe that we will be able to obtain adequate facilities on reasonable terms principally through leasing, to accommodate our future expansion plans.

Insurance

As per the Securities and Futures Ordinance, we, as the Participants of The Stock Exchange of Hong Kong Limited and carry out Type 1 regulated activities (dealing with securities), are required to take out and maintain insurance in relation to fidelity and crime risks in the manner prescribed by the Securities and Futures (Insurance) Rules.

ZYSL has in place the License Holders Insurance Scheme (LHI). The LHI does not cover professional indemnity or pure unauthorized trading where there is no intent or direct fund. The LHI, however, covers fidelity and crime risks, such as loss of client assets due to theft of employees or other fraudulent acts. The LHI has the expiring Policy Limit of HK$15,000,000 with an Excess of HK$ 3,000,000 for every claim/loss.

In addition to the LHI, we also maintain property insurance which covers risks of Office Content, Business Interruption, Money Protection, Personal Accident, Public Liability, and Employee’s Compensation. Our Directors consider that our company currently maintains adequate insurance policies.

Aside from the insurance coverage described above, we do not currently maintain nor plan to purchase directors and officers liability insurance in the future. Our directors consider the existing insurances that we have in place are adequate for our business.

Compliance

We believe that our comprehensive compliance framework covering regulatory compliance and AML procedures protects the assets and interests of our customers. Our Compliance Committee along with our three Responsible Officers carry out routine day-to-day compliance tasks and transaction reporting, business monitoring, and customer due diligence to ensure compliance with all applicable laws and regulations. Besides, they monitor complaints and compile responses to these complaints. The Compliance Committee also oversees general compliance with all applicable KYC rules and AML procedures, carries out the compliance policies, and prepares reports to any regulatory agencies if needed. Lastly, all compliance employees are required to undergo continuous intensive on-the-job training to become familiar with the latest regulatory environment developments.

Data Privacy

In the course of our operation, we will collect personal data from our customers in connection with the account opening and our business operations and this information may be subject to data privacy laws in the jurisdiction of Hong Kong. According to the relevant law in relation to data privacy, it is necessary for customers, or data owners, to provide consent to the data collector for his/her agreement to its usage. Our data privacy statement states that the personal data being collected can be used for purposes of data analysis and supporting us to develop and to improve our products. We believe that we are in compliance with all relevant laws and regulations in all material respects with respect to data privacy.

Risk Management

Our business activities expose us to various risks. Identifying and measuring our risks is critical to our ability to manage risk within acceptable tolerance levels in order to minimize the effect on our business, results of operations and financial condition. Our management team is responsible for managing risk. It is overseen by our board of directors. We use risk management processes and have policies and procedures for identifying, measuring and managing risks, including establishing threshold levels for our most significant risks.

Our business exposes us to the following broad categories of risk:

Operational Risk — Operational risk is the risk of loss resulting from inadequate or failed internal processes or controls, human error or misconduct, systems and technology problems or from external events. It also involves compliance with regulatory and legal requirements. Operational risk is the most prevalent form of risk in our risk profile. We manage operational risk by establishing policies and procedures to accomplish timely and efficient processing, obtaining periodic internal control attestations from management and conducting internal audit reviews to evaluate the effectiveness of internal controls.

Cybersecurity Risk — Cybersecurity risk is the risk of a malicious technological attack intended to impact the confidentiality, availability, or integrity of our systems and data, including, but not limited to, sensitive client data. Our technology and security teams rely on a layered system of preventive and detective technologies, practices, and policies to detect, mitigate, and neutralize cybersecurity threats. Cyber-attacks can also result in financial and reputational risk.

Market Risk — Market risk is the risk of loss resulting from adverse movements in market factors, such as asset prices, foreign exchange rates and interest rates. Our market risk related to asset prices is mitigated by us routing client trades for execution, primarily on an agency rather than on a principal basis, and our maintenance of fixed-income securities to meet client requirements. Interest rate risk is our most prevalent form of market risk.

Credit Risk — Credit risk is the risk of loss resulting from failure of obligors to honor their payment obligations. Our exposure to credit risk mainly arises from client margin lending and leverage activities, securities lending activities and other counterparty credit risks.

Liquidity Risk — Liquidity risk is the risk of loss resulting from the inability to meet current and future cash flow needs.

Strategic Risk — Strategic risk is the risk of loss arising from ineffective business strategies, improper implementation of business strategies, or lack of responsiveness to changes in the business and competitive environment. Our executive management is responsible for establishing an appropriate corporate strategy intended to create value for shareholders, clients and employees, with oversight by our board of directors. Our management is responsible for defining the priorities, initiatives and resources necessary to execute the strategic plan, the success of which is regularly evaluated by the board of directors.

Reputational Risk — Reputational risk is the risk arising from possible negative perceptions, whether true or not, of the Company among our clients, counterparties, shareholders, suppliers, employees and regulators. The potential for either enhancing or damaging our reputation is inherent in almost all aspects of business activity. We manage this risk through our commitment to a set of core values that emphasize and reward high standards of ethical behavior, maintaining a culture of compliance and by being responsive to client and regulatory requirements.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. For a discussion of the factors that could materially affect our business, financial condition or future results of operations, see Risk Factors.

Competition

We believe that the principal determinants of success in the retail brokerage market are brand recognition, size of client base and client assets, ability to attract new clients and client assets, client trading activity, efficiency of operations, technology infrastructure and advancements and access to financial resources. We also believe that the principal factors considered by clients in choosing a brokerage firm are reputation, client service quality, price, convenience, product offerings, quality of trade execution, platform capabilities, innovation and overall value. Based on our experience and the success we have enjoyed to date, we believe that we presently compete successfully in each of these categories. The market for brokerage services, particularly electronic brokerage services, continues to evolve and is highly competitive. We experience significant competition and expect this competitive environment to continue. We encounter direct competition from numerous other brokerage firms, many of which provide online brokerage services. These competitors include UP Fintech Holding Limited and Futu Holdings Limited. We also encounter competition from the broker-dealer affiliates of established full-commission brokerage firms as well as from banks, mutual fund sponsors, online wealth management services (including so-called “robo-advisors”) and other financial institutions and organizations, some of which provide online brokerage services.

Technology and Information Systems

Our technological capabilities and systems are central to our business and are critical to our goal of providing the best execution at the best value for our clients. Our operations require reliable, scalable systems that can handle complex financial transactions for our clients with speed and accuracy. Our third-party licensed sophisticated technology automates securities transactions. Our ability to effectively leverage and adopt new technology to improve our services is a key component of our success.

We continue to make investments in technology and information systems. We have spent a significant amount of resources to increase capacity and improve speed, reliability and security. To provide for system continuity during potential power outages, we have equipped our data centers with uninterruptible power supply units and back-up generators. We invest annually in our cybersecurity capabilities and utilize leading risk mitigation approaches to benchmark ourselves and to continually enhance client and systems protection.

Clearing Operations

Futures Clearing

In order to gain access to futures and options traded on global futures exchanges in which we are not a clearing member and/or which we are not admitted as a trading participant, we have entered into arrangements with various execution brokerage firms who have requisite trading rights with the relevant global futures exchanges. We maintain an omnibus client account with each of these execution brokerage firms through which our clients may place their trade orders in respect of futures products traded on global futures exchanges through our online trading platform.

As with our clearing operations, these execution brokers carry out similar “mark-to-market” valuations and assessments, reviews of account equity positions and evaluate the necessity to make margin calls prior to executing trades through the omnibus account we maintain with them. Although trades are carried out through an omnibus account with each execution broker, the margin requirements are to be met individually by each of our clients placing a trade order and we would take steps to ensure that the failure of a single client, or clients, to meet margin requirements would not affect the trades of other clients.

For a trade which is carried out through an execution broker, the execution broker will charge: (i) a brokerage fee; and (ii) disbursements including the trading exchange fee charged by the relevant futures exchange for executing the relevant trade order. The fee which we will charge our client for an executed trade will include the total amount of fees charged by the execution broker, together with a brokerage fee which we will charge for arranging the trade through the execution broker.

Securities Clearing

As we are a licensed broker in Hong Kong with integration into the trading systems of the Hong Kong Stock Exchange and the CCASS clearing system, we manage all steps involved in processing securities transactions independently for securities listed on the Hong Kong Stock Exchange or qualified under the Hong Kong.

For securities traded on the major stock exchanges in the U.S., we aggregate trade instructions from clients and, without disclosing underlying client names or fund details, collaborate with qualified execution broker for execution and settlement. From the client’s perspective, the process is seamless as we handle all client communications and touchpoints, including delivery and receipt of funds.

Licenses

Due to the licensing requirements of the HKSFC, ZYSL and ZYCL are required to obtain necessary licenses to conduct their business in Hong Kong and their business and responsible personnel are subject to the relevant laws and regulations and the respective rules of the HKSFC. ZYSL currently holds a Type 1 license for dealing in securities and a Type 2 license for dealing in futures contracts. ZYCL currently holds a Type 4 license for advising on securities, a Type 5 license for advising on futures contracts and a Type 9 license for asset management. See “Regulation—Licensing Regime Under the HKSFO” on page 89. These licenses have no expiry date and will remain valid unless they are suspended, revoked or cancelled by the HKSFC. We pay standard governmental annual fees to the HKSFC and are subject to continued regulatory obligations and requirements, including the maintenance of minimum paid-up share capital and liquid capital, maintenance of segregated accounts, and submission of audited accounts and other required documents, among others. See “Regulation—Licensing Regime Under the HKSFO” on page 89.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any pending any material legal or administrative proceedings and are not aware of any events that are likely to lead to any such proceedings.

As of the date of this prospectus, we are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations, nor have we experienced any incident of non-compliance which, in the opinion of our directors, is likely to materially and adversely affect our business, financial condition or operations.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors—Risks Relating to Our Business and Industry—We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings” on page 31 and “Risk Factors—Risks Relating to Our Business and Industry—We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us” on page 33.

REGULATION

Our business operations are conducted in Hong Kong and are subject to Hong Kong laws and regulations. This section summarizes the most significant rules and regulations that affect our business activities in Hong Kong.

The Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the HKSFO, including its subsidiary legislation, is the principal legislation regulating the securities and futures industry in Hong Kong, including the regulation of securities and futures markets and leveraged foreign exchange trading, the offering of investments to the public in Hong Kong, and intermediaries and their conduct of regulated activities. In particular, Part V of the HKSFO and the relevant guidelines and codes issued by the HKSFC deal with licensing and registration matter.

The HKSFO is administered by the HKSFC, which is the statutory regulatory body that governs the securities and futures markets and non-bank retail leveraged foreign exchange market in Hong Kong.

In addition, the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong including its subsidiary legislation also provides that the HKSFC is responsible for authorizing the registration of prospectuses for offerings of shares and debentures in Hong Kong and/or granting exemptions from strict compliance with the provisions in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong. The HKSFO provides that the HKSFC is also responsible for authorizing certain securities (including the relevant offering documents) that are not shares or debentures.

The Hong Kong securities and futures market (with respect to listed instruments) is also governed by the rules and regulations introduced and administered by the Stock Exchange of Hong Kong Limited, or SEHK, and the Hong Kong Futures Exchange Limited, or HKFE.

The HKSFC

The HKSFC is an independent statutory body which administers the HKSFO and is responsible for regulating the securities and the futures industry in Hong Kong. The HKSFC works to strengthen and protect the integrity and soundness of Hong Kong’s securities and futures markets for the benefit of investors and the industry.

As set out in the HKSFO, HKSFC’s regulatory objectives are:

●	to maintain and promote the fairness, efficiency, competitiveness, transparency, and orderliness of the securities and futures industry;
●	to promote understanding by the public of financial services including the operation and functioning of the securities and futures industry;
●	to provide protection for members of the public investing in or holding financial products;
●	to minimize crime and misconduct in the securities and futures industry;
●	to reduce systemic risks in the securities and futures industry; and
●	to assist the Financial Secretary of Hong Kong in maintaining the financial stability of Hong Kong by taking appropriate actions in relation to the securities and futures industry.

The HKSFC has five operational divisions, which are corporate finance, enforcement, intermediaries (including licensing and intermediaries supervision), investment products, and supervision of markets. The HKSFC is also supported by the corporate affairs and legal services divisions.

Below are some of the participants in the securities and futures market that HKSFC regulates in achieving the regulatory objectives under the HKSFO:

●	Brokers, investment advisers, fund managers, and intermediaries carrying out the regulated activities as listed in “— Licensing Regime Under the HKSFO—Types of Regulated Activities” below,
●	Listed companies,
●	Hong Kong Exchanges and Clearing Limited, and
●	Market participants (including investors).

Licensing Regime Under the HKSFO

The functions of the HKSFC, as a gatekeeper of standards for individuals and corporations seeking approval to enter into the securities and futures markets of Hong Kong, include the following:

●	grant licenses to those who are appropriately qualified and can demonstrate their fitness and properness to be licensed under the HKSFO;
●	maintain online a public register of licensed persons and registered corporations;
●	monitor the ongoing compliance of licensing requirements by licensees, substantial shareholders of licensed corporations, and directors of licensed corporations; and
●	initiate policies on licensing issues.
●	The HKSFC operates a system of authorizing corporations and individuals (through licenses) to act as financial intermediaries. Under the HKSFO, a corporation that is not an authorized financial institution (as defined in section 2(1) of the Banking Ordinance (Cap. 155) of Hong Kong) and is:
●	carrying on a business in a regulated activity (or holding out as carrying on a regulated activity), or
●	actively marketing, whether in Hong Kong or from a place outside Hong Kong, to the public such services it provides, would constitute a regulatory activity if provided in Hong Kong, must be licensed by the HKSFC to carry out that regulatory activity, unless one of the exemptions under the HKSFO applies.

In addition to the licensing requirements on corporations, any individual who: (i) performs any regulated function in relation to a regulated activity carried on as a business, or (ii) holds himself out as performing such regulated activity, must be licensed separately under the HKSFO as a Licensed Representative accredited to his principal.

Types of Regulated Activities

The HKSFO provides a licensing regime under which a person needs a license to carry on different types of regulated activities as specified in Schedule 5 of the HKSFO. The different types of regulated activities are set out as follows:

Type 1: dealing in securities;

Type 2: dealing in futures contracts;

Type 3: leveraged foreign exchange trading;

Type 4: advising on securities;

Type 5: advising on futures contracts;

Type 6: advising on corporate finance;

Type 7: providing automated trading services;

Type 8: securities margin financing;

Type 9: asset management;

Type 10: providing credit rating services;

Type 11: Dealing in OTC derivative products or advising on OTC derivative products; and

Type 12: Providing client clearing services for OTC derivative transactions.

The amendments to the HKSFO in relation to Type 11 regulated activity is, as of the date of this prospectus, not yet in operation. The day on which the Type 11 regulated activity will come into operation will be appointed by the Hong Kong Secretary for Financial Services and the Treasury by notice published in the Gazette.

The Type 12 regulated activity came into operation on September 1, 2016 pursuant to the Securities and Futures (Amendment) Ordinance 2014 (Commencement) Notice 2016 (L.N. 27 of 2016), in so far as it relates to paragraph (c) of the new definition of “excluded services” in Part 2 of Schedule 5 to the HKSFO. The licensing requirement with respect to Type 12 regulated activity is, as of the date of this prospectus, not yet in operation and the effective date will be appointed by the Hong Kong Secretary for Financial Services and the Treasury by notice published in the Gazette.

As of the date of this prospectus, we and our subsidiaries were licensed under the HKSFO to conduct the following regulated activities:

Company	Type of Regulated Activities
ZYSL	Type 1 and 2
ZYCL	Type 4, 5 and 9
Minimum Amount of Paid-Up Share Capital
ZYSL	HK$10,000,000
ZYCL	HK$5,000,000
Minimum Amount of Required Liquid Capital
ZYSL	Higher of HK$3,000,000 or(1)
ZYCL	Higher of HK$3,000,000 or(1)

Subject to certain exemptions specified under the Securities and Futures (Financial Resources) Rules of Hong Kong (the “FRR”), ZYSL and ZYCL, as securities dealers and asset management companies registered with the HKSFC, are required to maintain minimum paid-up share capital and to maintain minimum amounts of liquid capital in accordance with the FRR.

(1)	In the case of a corporation licensed for any regulated activities other than Type 3 regulated activities, its variable required liquid capital which means 5% of the aggregate of (i) its adjusted liabilities, (ii) the aggregate of the initial margin requirements in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, and (iii) the aggregate of the amounts of margin required to be deposited in respect of outstanding futures contracts and outstanding options contracts held by it on behalf of its clients, to the extent that such contracts are not subject to the requirement of payment of initial margin requirements.

Use of proceeds to fulfill requirements under the Financial Resources Rules

Currently, neither of ZYSL or ZYCL needs to rely on any of the IPO proceeds to fulfill the requirements under the Financial Resources Rules Nevertheless, ZYSL and ZYCL may use part of the IPO proceeds for its future business development, and its liquidity position under the Financial Resources rules will be strengthened as a result.

There is no condition on the HKSFC license of ZYSL. The following conditions are currently imposed on the HKSFC license of ZYCL:

The licensee shall only provide services to professional investors. The term “professional investor” is as defined in the Securities and Futures Ordinance and its subsidiary legislation.

For Type 9 regulated activity, the licensee shall not conduct business involving the discretionary management of any collective investment scheme. The term “collective investment scheme” is as defined under the Securities and Futures Ordinance.

Licensed Corporation

For application as a licensed corporation, the applicant has to be incorporated in Hong Kong or an overseas company registered with the Companies Registry of Hong Kong. The licensed corporation has to satisfy the HKSFC that it has proper business structure, good internal control systems and qualified personnel to ensure the proper management of risks that it will encounter in carrying on the proposed regulated activities as detailed in its business plan submitted to the HKSFC.

Detailed guidelines to meet the requirements and expectations of the HKSFC are contained in the following publications of the HKSFC:

●	“Guidelines on Competence”;
●	“the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission,” or the Code of Conduct;
●	“the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the HKSFC”;
●	“Corporate Finance Adviser Code of Conduct”; and
●	“Fund Manager Code of Conduct.”

Responsible Officers

For each regulated activity conducted by a licensed corporation, it must appoint no less than two responsible officers, at least one of them must be an executive director, to directly supervise the business of such regulated activity. A responsible officer is an individual approved by the HKSFC to supervise the regulated activity or activities of the licensed corporation to which he or she is accredited. For each regulated activity of a licensed corporation, it should have at least one responsible officer available at all times to supervise the business.

Qualification and Experience Required for Being a Responsible Officer

A person who intends to apply to be a responsible officer must demonstrate that he or she fulfils the requirements on both competence and sufficient authority. An applicant should possess appropriate ability, skills, knowledge, and experience to properly manage and supervise the corporation’s regulated activity or activities. Accordingly, the applicant has to fulfil certain requirements on academic and industry qualifications, relevant industry experience, management experience, and local regulatory framework paper as stipulated by the HKSFC.

Managers-in-Charge of Core Functions, or MICs

A licensed corporation is required to designate certain individuals as MICs and provide to the HKSFC information about its MICs and their reporting lines. MICs are individuals appointed by a licensed corporation to be principally responsible, either alone or with others, for managing each of the following eight core functions of the licensed corporation:

(i)	overall management oversight;
(ii)	key business lines;
(iii)	operational control and review;
(iv)	risk management;
(v)	finance and accounting;
(vi)	information technology;
(vii)	compliance; and
(viii)	anti-money laundering and counter-terrorist financing.

The management structure of a licensed corporation (including its appointment of MICs) should be approved by the board of the licensed corporation. The board should ensure that each of the licensed corporation’s MICs has acknowledged his or her appointment as MIC and the particular core function(s) for which he or she is principally responsible.

Fit and Proper Requirement

Persons who apply for licenses under the HKSFO must satisfy and continue to satisfy after the grant of such licenses by the HKSFC that they are fit and proper persons to be so licensed. Generally, a fit and proper person means one who is financially sound, competent, honest, reputable, and reliable.

Section 129(1) of the HKSFO sets out a number of matters that the HKSFC shall have regard to in assessing the fitness and properness of a person, an individual, corporation, or institution, which includes:

●	financial status or solvency;
●	educational or other qualifications or experience having regard to the nature of the functions to be performed;
●	ability to carry on the regulated activity concerned competently, honestly, and fairly; and
●	reputation, character, reliability, and financial integrity of the applicant and other relevant persons as appropriate.

The above fit and proper criteria serve as the fundamental basis when the HKSFC considers each license or registration application. Detailed guidelines are contained in “the Fit and Proper Guidelines,” “the Licensing Information Booklet,” and “the Guidelines on Competence” published by the HKSFC.

The Fit and Proper Guidelines apply to a number of persons including the following:

●	an individual who applies for license or is licensed under Part V of the HKSFO;
●	a licensed representative who applies for approval or is approved as a responsible officer under Part V of the HKSFO;
●	a corporation which applies for license or is licensed under Part V of the HKSFO;
●	an authorized financial institution which applies for registration or is registered under Part V of the HKSFO;
●	an individual whose name is to be or is entered in the register maintained by the Hong Kong Monetary Authority under section 20 of the Banking Ordinance (Cap. 155) of Hong Kong; and
●	an individual who applies to be or has been given consent to act as an executive director of a registered institution under section 71C of the Banking Ordinance (Cap. 155 of Hong Kong).
●	Section 129(2) of the HKSFO empowers the HKSFC to take into consideration any of the following in considering whether a person is fit and proper:
●	decisions made by such relevant authorities as stated in section 129(2)(a) of the HKSFO or any other authority or regulatory organization, whether in Hong Kong or elsewhere, in respect of that person;
●	in the case of a corporation, any information relating to:
o	any other corporation within the group of companies; or
o	any substantial shareholder or officer of the corporation or of any of its group companies;
●	in the case of a corporation licensed under section 116 or 117 of the HKSFO or registered under section of the HKSFO or an application for such license or registration:
o	any information relating to any other person who will be acting for or on its behalf in relation to the regulated activity; and
o	whether the person has established effective internal control procedures and risk management systems to ensure its compliance with all applicable regulatory requirements under any of the relevant provisions;
●	in the case of a corporation licensed under section 116 or section 117 of the HKSFO or an application for the license, any information relating to any person who is or to be employed by, or associated with, the person for the purposes of the regulated activity; and
●	the state of affairs of any other business which the person carries on or proposes to carry on.

The HKSFC is obliged to refuse an application to be licensed if the applicant fails to satisfy the HKSFC that the applicant is a fit and proper person to be licensed. The onus is on the applicant to make out a case that the applicant is fit and proper to be licensed for the regulated activity.

Continuing Obligations of Licensed Corporations

Licensed corporations, licensed representatives, and responsible officers must remain fit and proper as defined under the HKSFO at all times. They are required to comply with all applicable provisions of the HKSFO and its subsidiary rules and regulations as well as the codes and guidelines issued by the HKSFC.

Outlined below are some of the key continuing obligations of our licensed corporations under the HKSFO:

●	maintenance of minimum paid-up share capital and liquid capital, and submission of financial returns to the HKSFC in accordance with the requirements under the Securities and Futures (Financial Resources) Rules (as discussed in more detail below);
●	maintenance of segregated account(s), and custody and handling of client securities in accordance with the requirements under the Securities and Futures (Client Securities) Rules (Chapter 571H of the Laws of Hong Kong);
●	maintenance of segregated account(s), and holding and payment of client money in accordance with the requirements under the Securities and Futures (Client Money) Rules (Chapter 571I of the Laws of Hong Kong);
●	maintenance of proper records in accordance with the requirements prescribed under the Securities and Futures (Keeping of Records) Rules (Chapter 571O of the Laws of Hong Kong);
●	maintenance of insurance against specific risks for specified amounts in accordance with the requirements under the Securities and Futures (Insurance) Rules (Chapter 571AI of the Laws of Hong Kong);
●	payment of annual fees and submission of annual returns to the HKSFC within one month after each anniversary date of the license; and
●	implementation of appropriate policies and procedures relating to client acceptance, client due diligence, record keeping, identification, and reporting of suspicious transactions and staff screening, education, and training in accordance with the requirements under the Guideline on Anti-Money Laundering and Counter-Terrorist Financing issued by the HKSFC;

Obligation for substantial shareholders

A person shall, in relation to a corporation, be regarded as a substantial shareholder of the corporation if he, either alone or with any of his associates—

(i)	has an interest in shares in the corporation—
(a)	the aggregate number of which shares is equal to more than 10% of the total number of issued shares of the corporation; or
(b)	which entitles the person, either alone or with any of his associates and either directly or indirectly, to exercise or control the exercise of more than 10% of the voting power at general meetings of the corporation; or
(i)	holds shares in any other corporation which entitles him, either alone or with any of his associates and either directly or indirectly, to exercise or control the exercise of 35% or more of the voting power at general meetings of the other corporation, or of a further corporation, which is itself entitled, either alone or with any of its associates and either directly or indirectly, to exercise or control the exercise of more than 10% of the voting power at general meetings of the corporation.

A person shall be regarded as being entitled to exercise or control the exercise of 35% or more of the voting power at general meetings of a corporation indirectly if he, either alone or with any of his associates, has an interest in shares in a further corporation which entitles him, either alone or with any of his associates, to exercise or control the exercise of 35% or more of the voting power at general meetings of the further corporation which is itself entitled, either alone or with any of its associates, to exercise or control the exercise of 35% or more of the voting power at general meetings of the first-mentioned corporation.

Under section 132 of the HKSFO, a person (including a corporation) has to apply for HKSFC’s approval prior to becoming or continuing to be, as the case may be, a substantial shareholder of a corporation licensed under section 116 of the HKSFO. A person who has become aware that he has become a substantial shareholder of a licensed corporation without HKSFC’s prior approval should, as soon as reasonably practicable and in any event within three business days after he becomes so aware, apply to the HKSFC for approval to continue to be a substantial shareholder of the licensed corporation.

Supervision by the HKSFC

HKSFC supervises licensed corporations and intermediaries operating in the market. HKSFC conducts on-site inspections and off-site monitoring to ascertain and supervise intermediaries’ business conduct and compliance with relevant regulatory requirements and to assess and monitor the financial soundness of intermediaries.

Disciplinary Power of the HKSFC

Under Part IX of the HKSFO and subject to the due process for exercising disciplinary powers laid down in section 198 of the HKSFO, the HKSFC may exercise any of the following disciplinary actions against a regulated person (including a licensed person or a registered institution) if that person is found to be guilty of misconduct or the HKSFC is of the opinion that a regulated person is not fit and proper to be or remain the same type of regulated person (sections 194 and 196 of the HKSFO).

●	revocation or suspension of a license or a registration; revocation or suspension of part of a license or registration in relation to any of the regulated activities for which a regulated person is licensed or registered;
●	revocation or suspension of the approval granted to a responsible officer;
●	public or private reprimand on a regulated person;
●	prohibition of a regulated person from applying to be licensed or registered or to be approved as a responsible officer;
●	prohibition of a regulated person from applying to be given consent to act or continue to act as an executive officer of a registered institution;
●	prohibition of a regulated person from re-entry to be licensed or registered; and
●	pecuniary penalty of not exceeding the amount of HK$10 million or three times the amount of the profit gained or loss avoided as a result of the misconduct.

Exchange and Clearing Participantship

As of the date of this prospectus, ZYSL is a participant of the following exchanges or clearing houses:

Exchange/Clearing House	Type of Participantship
SEHK	Type 1 Participants (Participant ID: 02011)
HKSCC	Type 1 Participants (Participant ID: B02011)

Trading Rights

In addition to the licensing requirements under the HKSFO, the rules promulgated by the SEHK and the HKFE require any person who wishes to trade on or through their respective facilities to hold a trading right, or Trading Right. The Trading Right confers on its holder the eligibility to trade on or through the relevant exchange. However, the holding of a Trading Right does not, of itself, permit the holder to actually trade on or through the relevant exchange. In order to do this, it is also necessary for the person to be registered as a participant of the relevant exchange in accordance with its rules.

Stock Exchange Trading Rights and Futures Exchange Trading Rights are issued by the SEHK and HKFE at a fee and in accordance with the procedures set out in their respective rules. Alternatively, Stock Exchange Trading Rights and Futures Exchange Trading Rights can be acquired from existing Trading Right holders subject to the rules of the respective exchanges.

As of the date of this prospectus, we only hold a Stock Exchange Trading Right.

Exchange Participantship

The table below sets out a summary of the requirements for becoming an exchange participant of the relevant exchange:

	Stock Exchange Participant / Stock Options Exchange Participant	Futures Exchange Participant

Legal Status	Being a company limited by shares incorporated in Hong Kong

SFC Registration	Being a licensed corporation qualified to carry out Type 1 regulated activity under the SFO	Being a licensed corporation qualified to carry out Type 2 regulated activity under the SFO

Trading Right	Holding a Stock Exchange Trading Right	Holding a Futures Exchange Trading Right

Financial Standing	Having good financial standing and integrity

Financial Resources Requirement	Complying with the minimum capital requirement, liquid capital requirement and other financial resources requirements as specified by the FRR

Clearing Participantship

An entity must be an exchange participant of the relevant exchange before it can become a clearing participant of the following clearing houses, namely the HKSCC, HKFE Clearing Corporation Limited, and The SEHK Options Clearing House Limited.

As of the date of this prospectus, we are an SEHK participant (Participant ID: 02011).

HKSCC

HKSCC has, among others, two categories of participantship: (i) the Direct Clearing Participant; and (ii) the General Clearing Participant. The requirements of Direct Clearing Participantship are as follows:

●	to be an Exchange Participant of the SEHK;
●	to undertake to (i) sign a participant agreement with HKSCC; (ii) pay to HKSCC an admission fee of HK$50,000 in respect of each Stock Exchange Trading Right held by it; and (iii) pay to HKSCC its contribution to the Guarantee Fund of HKSCC as determined by HKSCC from time to time subject to a minimum cash contribution of the higher of HK$50,000 or HK$50,000 in respect of each Stock Exchange Trading Right held by it;
●	to open and maintain a single current account with one of the Central Clearing and Settlement System, or CCASS, designated banks and execute authorizations to enable the designated bank to accept electronic instructions from HKSCC to credit or debit the account for CCASS money settlement, including making payment to HKSCC;
●	to provide a form of insurance to HKSCC as security for liabilities arising from defective securities deposited by it into CCASS, if so required by HKSCC; and
●	to have a minimum liquid capital of HK$3,000,000.

As of the date of this prospectus, we are an HKSCC participant (Participant ID: B02011).

Mandatory Provident Fund Scheme

The Mandatory Provident Fund Schemes Ordinance (Cap. 485) of Hong Kong, or MPFSO, including its subsidiary legislation, is the principal legislation to provide the framework for the establishment of a system of privately managed, employment-related mandatory provident fund, or MPF, schemes to accrue MPF benefits for members of the workforce of Hong Kong when they retire.

As of the date of this prospectus, we are in compliance with the MPFSO.

Anti-Money Laundering and Counter-Terrorist Financing

Licensed corporations are required to comply with the applicable anti-money laundering and counter-terrorist financing laws and regulations in Hong Kong (including Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinary Chapter 615 of the Laws of Hong Kong) as well as the Guideline on Anti-Money Laundering and Counter-Financing of Terrorism (For Licensed Corporations), or Anti-Money Laundering Guideline.

The Anti-Money Laundering Guideline provides practical guidance to assist licensed corporations and their senior management in designing and implementing their own anti-money laundering and counter-terrorist financing policies, procedures and controls in order to meet the relevant legal and regulatory requirements in Hong Kong. Under the Anti-Money Laundering Guideline, licensed corporations should, among other things:

●	take all reasonable measures to ensure that proper safeguards exist to mitigate the risks of money laundering and terrorism financing, or ML/TF, and to prevent a contravention of any requirement;
●	establish and implement adequate and appropriate anti-money laundering and counter-financing of terrorism systems; consider the characteristics of the products and services that it offers and the extent to which these are vulnerable to ML/TF abuse;
●	consider its delivery/distribution channels and the extent to which these are vulnerable to ML/TF abuse;
●	when assessing the customer risk, consider who their customers are, what they do and any other information that may suggest the customer is of higher risk;
●	be vigilant where the customer is of such a legal form that enables individuals to divest themselves of ownership of property whilst retaining an element of control over it or the business/industrial sector to which a customer has business connections is more vulnerable to corruption;
●	consider risks inherent in the nature of the activity of the customer and the possibility that the transaction may itself be a criminal transaction; and
●	pay particular attention to countries or geographical locations of operation with which its customers and intermediaries are connected where they are subject to high levels of organized crime, increased vulnerabilities to corruption and inadequate systems to prevent and detect ML/TF.

As of the date of this prospectus, our operations are run in compliance with the Anti-Money Laundering Guideline.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Set forth below is information concerning our directors, executive officers, and other key employees.

Name	Age	Position(s)
Ka Fai Yuen	47	Chief Executive Officer and Director
Yung Yung Lo	39	Chief Financial Officer
Jennifer Hoi Ling Tam	44	Chief Operating Officer
Junli Yang	43	Director (Chairman)
Anthony S. Chan	56	Independent Director (Appointee) (1)
Mau Chung Ng	62	Independent Director (Appointee) (1)
Mei Cai	41	Independent Director (Appointee) (1)

(1)	The appointment of the independent directors will become effective upon effectiveness of the registration statement of which this prospectus forms a part.

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Ka Fai Yuen has served as our chief executive officer and as a director since February 1, 2021. Mr. Yuen has more than 20 years of experience in the financial services industry. His activities have included the functions of securities dealer, marketing, settlement, compliance, risk management, market making, proprietary trading, asset management and research and advisory services activities. Mr. Yuen has been acting as an officer and director of ZYSL and ZYCL since April 2017 and August 2017, respectively, and has been responsible for the establishment and development of their respective brokerage and asset management businesses. From April 1997 until April 2017, he served as an officer for Kaiser Futures Limited (“Kaiser”) and also served as a dealer manager for Kaiser from July 2000 until April 2017. At Kaiser, Mr. Yuen acquired experience related to securities advisory services and asset management. Mr. Yuen is licensed as a SFC Responsible Officer for Type 1,2,4,5 and 9 regulated activities, He has established and manages and supervises our daily brokerage operations for local and overseas markets, discretionary managed accounts and advisory client investment portfolios. He is also responsible for SFC license applications in preparing and setting up process, operations and infrastructure of our firm, as well as overseeing our asset management daily operations in compliance with all relevant regulatory requirements and applicable laws. His responsibilities also include credit and risk control management, development of new discretionary management accounts and review of portfolio strategies. Supported by our accounting officer, he is also responsible for monitoring FFR. Mr. Yuen received a Bachelor of Arts Degree in Business Studies from the University of Greenwich in 2018 and a Professional Diploma in Investment and Financial Risk Management from the Honk Kong Management Association in 2008. We believe that Mr. Yuen is qualified to serve on our board by reasons of professional experiences and qualifications.

Yung Yung Lo has served as our chief financial officer since February 1, 2021 and has served as a vice-president for Zhong Yang Holdings Limited (“ZYHL”) since June 2017. Ms. Lo has more than 15 years of audit and financial management experience and has worked on both Hong Kong and the United States. Her present activities include monitoring and advising on market conditions and our competitors, developing research reports and providing related analysis, serving as project manager for internal projects such as work-flow, system enhancements and new product roll outs, and establishing customer relationships and delivering customer-focused solutions. She worked as a sales manager for CSC Futures (HK) Limited in Hong Kong from July 2016 until May 2017 and worked for Bloomberg L.P. in Hong Kong from February 2007 until March 2016. In 2006 she worked as a tax/accounting intern at Pricewaterhouse Coopers in New Jersey. She holds Type 1 and 2 licenses from the Securities and Futures Commission and is a member of the Hong Kong Securities and Futures Professionals Association. Ms. Lo received a Bachelor of Arts and Sciences degree in Accounting from the Rutgers University School of Business with a concentration in management information systems in 2006.

Jennifer Hoi Ling Tam has served as our Chief Operating Officer since February 1, 2021. She has more than 12 years of marketing and operations experience in the financial service industry. Ms. Tam has been acting as the operation and settlement manager of ZYSL since May 2017. Her activities include monitoring operation and daily settlement, reconciliation, transaction substantiation and records keeping. Her responsibilities also include overseeing all transactions and imply proper procedures to comply with investment policies, internal guidelines, and related regulatory requirements. She worked as a manager of Wealth Management Division for Kaiser Financial Group Company Limited from January 2017 until April 2017 and also served as an assistant manager of Wealth Management Division for Kaiser from July 2016 until January 2017. From April 2012 until September 2016, she worked for MassMutual Asia Limited as an assistant unit manager and she also worked for South China Financial Holdings Limited since September 2006. Ms. Tam received a Bachelor of Business Administration and a Higher Diploma in Business Studies from the Open University of Hong Kong in 2003 and 2001 respectively.

Junli Yang has served as a director and as our chairman since August 1, 2019. She is the founder of the Company and has extensive experience in various management capacities. She also serves as the director of all the Company’s subsidiaries, and is responsible for all decision making, business development, and all management tasks. In her role as the Head of the Company’s Executive Committee, she sets the operations and compliance policies for the Company. Ms. Yang incorporated ZYSL in April 2015, and by May 2017, the company already achieved monthly futures trading volume of over US$10 billion at nominal value. Ms. Yang has also brought in various well-known and reputable brokers partner to cooperate with business development, like ADM Investor Services, Inc., G. H. Financials (Hong Kong) Limited, and Central China International Futures Company Limited. Through these relationships, we are able to offer a higher variety of products to our customers cost-efficiently. Ms. Yang received a Bachelor of Science Degree in Applied Psychology from Beijing Normal University in January 2012.

Anthony S. Chan will serve as a director immediately upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Mr. Chan is a Certified Public Accountant registered with the State of New York and a seasoned executive with over 30 years of professional experience in auditing, financial reporting and business advisory. Currently, Mr. Chan is the Chief Financial Officer (CFO) of Sharing Services Global Corporation (OTC: SHRG) and President of CA Global Consulting Inc., a company he co-founded in February 2014. Since February 2020, he has been serving as the Director of Assurance and Advisory Services at Wei, Wei& Co., LLP., a full-service CPA firm registered with the PCAOB. From July 2019 to January 2020, Mr. Chan served as the CFO of SPI Energy Co. Ltd, a Nasdaq-listed company in the business of delivering green energy solutions. From October 2017 to March 2019, Mr. Chan served as the CFO of Helo Corp., a technology company listed on the OTC. From September 2013 to November 2015, Mr. Chan served as Executive Vice President, Director and Acting CFO of Sino-Global Shipping America, Ltd., a Nasdaq-listed logistics and shipping company with operations in China, Australia and Hong Kong. From February 2005 to August 2013, Mr. Chan was partner at three full-service CPA firms in New York, including UHY LLP (from September 2012 to August 2013), Friedman LLP (from September 2011 to July 2012) and Berdon LLP (from February 2005 to August 2011). Prior to that, he held executive and professional positions at various U.S. based companies including Primedia Inc, National Broadcasting Company, Arthur Anderson, KPMG, and PwC. Mr. Chan holds an MBA in Finance and Investments from Baruch College of the City University of New York, and a Bachelor of Arts in Accounting and Economics from Queens College of the City University of New York.

Mau Chung Ng will serve as a director immediately upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Mr. Ng has approximately 15 years of experience in the areas of retails financial investment and stock and futures brokerage as a shareholder and director of various companies. He is also experienced in Asian Currency Unit, off-balance-sheet and USD telegraphic transfer. Mr. Ng was awarded an Executive Master of Business Administration by Sun Yat-Sen University in 2011. He graduated from East China Normal University with a postgraduate qualification in International Finance and Chinese Securities Investment in 2004. Mr. Ng is currently a director and executive manager of Lucky Leader Gold Trader Limited. He was the chairperson of Hong Kong Precious Metals Traders Association from 2017 to 2018.

Mei Cai will serve as a director immediately upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. Ms. Cai is a seasoned executive with approximately 15 years of professional experience in auditing and financial reporting. Since November 2020, Ms. Cai has been serving as the Chief Financial Officer of Jowell Global Ltd., a Nasdaq-listed e-commerce platform. From July 2019 to November 2020, Ms. Cai served as the Chief Financial Officer of China Eco-Materials Group Co. Limited, a company in the business of production and sales of eco-friendly construction material. From October 2017 to July22, 2019, Ms. Cai has served as manager of Wealth Financial Services LLC. From December 2013 to September 2017, Ms. Cai served as audit manager at Friedman, LLP. From December 2006 to November 2013, Ms. Cai served as audit manager at Patrizio & Zhao, LLC. Ms. Cai graduated from Jiangsu Radio & TV University with a major in Economic Management in December 2003.

Family Relationships

None of the directors, director appointees, or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon declaration of effectiveness of the registration statement of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. Subject to the rules of the relevant stock exchange and disqualification by the chairman of the board of directors, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. There are no directors’ service contracts with the Company or its subsidiaries providing for benefits upon termination of employment.

Committees of the Board of Directors

Prior to the declaration of effectiveness of the registration statement of which this prospectus forms a part, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Anthony S. Chan, Ms. Mei Cai, and Mr. Mau Chung Ng and will be chaired by Mr. Anthony S. Chan. Mr. Mau Chung Ng and Ms. Mei Cai each satisfies the “independence” requirements of Rule 5605 of the Corporate Governance Rules of Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Anthony S. Chan qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;
●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;
●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;
●	discussing the annual audited financial statements with management and the independent registered public accounting firm;
●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;
●	annually reviewing and reassessing the adequacy of our audit committee charter;
●	meeting separately and periodically with management and the independent registered public accounting firm; and
●	reporting regularly to the board.

Compensation Committee. Our compensation committee will consist of Mr. Anthony S. Chan, Ms. Mei Cai, and Mr. Mau Chung Ng and will be chaired by Mr. Mau Chung Ng. Mr. Anthony S. Chan and Ms. Mei Cai each satisfies the “independence” requirements of Rule 5605 of the Corporate Governance Rules of Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board;
●	reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and
●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Anthony S. Chan, Mr. Mau Chung Ng and Ms. Mei Cai and will be chaired by Ms. Mei Cai. Mr. Mau Chung Ng and Mr. Anthony S. Chan each satisfies the “independence” requirements of Section Rule 5605 of the Corporate Governance Rules of Nasdaq Stock Market. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;
●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;
●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and
●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to us, including a duty of loyalty, a duty to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
●	declaring dividends and distributions;
●	appointing officers and determining the term of office of the officers;
●	exercising the borrowing powers of our company and mortgaging the property of our company; and
●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our senior executive officers. Pursuant to these agreements, we are entitled to terminate a senior executive officer’s employment for cause at any time without remuneration for certain acts of the officer, such as being convicted of any criminal conduct, any act of gross or willful misconduct or any serious, willful, grossly negligent or persistent breach of any employment agreement provision, or engaging in any conduct which may make the continued employment of such officer detrimental to our company. Each executive officer agrees that we shall own all the intellectual property developed by such officer during his or her employment.

We have entered into indemnification agreements with each of our executive directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation of Directors and Executive Officers

For the fiscal year ended March 31, 2021, we paid an aggregate of HK$2,193,694 (US$282,962) as compensation to our directors and executive officers as well as an aggregate of HK$54,000 (US$6,965) contributions to the Mandatory Provident Fund (“MPF”), a statutory retirement scheme introduced after the enactment of the Mandatory Provident Fund Schemes Ordinance in Hong Kong.

As the appointments of our independent directors will only become effective upon the effectiveness of the registration statement of which this prospectus forma a part, for the fiscal year ended March 31, 2021, we did not have any non-executive directors and therefore have not paid any compensation to any non-executive directors.

Except our contribution to the MPF, we have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. We do not have any equity incentive plan in place as of the date of this prospectus.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence.

Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Exemption from the requirement that our board of directors have a remuneration committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Island requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	each of our directors and executive officers; and
●	each person known to us to beneficially own more than 5% of our Ordinary Shares on an as-converted basis.

The calculations in the table below are based on 30,000,000 Ordinary Shares outstanding after giving effect to the share capital restructure, and 3,500,000 Ordinary Shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. All of our shareholders who own our Ordinary Shares have the same voting rights.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Shares Beneficially Owned After This Offering
	Number		%	Number		%
Directors and Executive Officers:
Junli Yang, Director (Chairman)(2)	30,000,000	(1)	100%	30,000,000	(1)	85.71%
Ka Fai Yuen, CEO	-		-
Yung Yung Lo, CFO(2)	2,490,000		8.3%	2,490,000		7.11%
Jennifer Hoi Ling Tam, COO	-		-	-		-
Anthony S. Chan, Independent Director (Appointee)	-		-	-		-
Mau Chung Ng, Independent Director (Appointee)	-		-	-		-
Mei Cai, Independent Director (Appointee)	-		-	-		-
All Directors and Executive Officers as a Group (7 people)	30,000,000		100%	30,000,000		85.71%

Principal Shareholders holding 5% or more:
Zhong Yang Holdings (BVI) Limited(1)(2)	30,000,000		100.0%	30,000,000		85.71%

(1)	Represents 30,000,000 Ordinary Shares held by Zhong Yang Holdings (BVI) Limited.

(2)	Zhong Yang Holdings (BVI) Limited is a company incorporated in the British Virgin Islands. Junli Yang owns 55.5% of the equity interest in Zhong Yang Holdings (BVI) Limited. Yung Yung Lo holds 8.3% of the equity interest in Zhong Yang Holdings (BVI) Limited. Ji An holds 20.2% of the equity interest in Zhong Yang Holdings (BVI) Limited. Chen Tseng Yuan holds 10% of the equity interest in Zhong Yang Holdings (BVI) Limited. Jian Li, and Hong Chen each owns less than 5% of the equity interest in Zhong Yang Holdings (BVI) Limited. Junli Yang is the sole director of Zhong Yang Holdings (BVI) Limited and has the power to direct the voting and disposition of the Ordinary Shares held by Zhong Yang Holdings (BVI) Limited. Junli Yang may be deemed the beneficial owner of all Ordinary Shares held by Zhong Yang Holdings (BVI) Limited.

RELATED PARTY TRANSACTIONS

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements” on page 98.

Other Transactions with Related Parties

Related parties transactions during the six months ended September 30, 2021 and 2020 and for the fiscal year ended March 31, 2021 and 2020

		For the Six Months Ended September 30,
	Nature	2021	2020
Zhong Yang Holdings Limited(1)	Rental expenses	$54,422	$59,894
Mr. Huaixi Yang(2)	Structure note subscription fee and interest income	$6,426	$-

		For the Years Ended March 31,
	Nature	2021		2020
Zhong Yang Holdings Limited(1)	Rental expenses	US$	119,759	US$	118,776
Sunx Global Limited (3)	Gross commission income	US$	19,959	US$	1,808,799

(1)	Predecessor Parent Company, owned by the same group of shareholders and determined to be a related party upon the completion of the Reorganization on March 26, 2020.

(2)	Immediate family member of Ms. Junli Yang, the Chairwoman of the Board.
(3)	Predecessor Parent Company owns 95% of Sunx Global Limited. During the normal course of business, the Company generated gross commission income for future brokerage services provided to Sunx Global Limited. The brokerage commission rate charged to Sunx Global Limited is consistent with the standard brokerage commission rate charged to other customers. The Company is of the opinion that the brokerage services fees received from, and the services provide to, Sunx Global Limited are made in the ordinary course of business and the terms of service were negotiated at arm’s length.

Balance with related parties as of September 30, 2021, March 31, 2021 and March 31, 2020

	Nature	As of September 30, 2021	As of March 31, 2021	As of March 31, 2020
Mr. Huaixi Yang(1)	Receivables from a customer – a related party	$36,424	$-	$-
Sunx Global Limited (2)	Payable to customers - related parties	$22,014	$-	$-
WSYQR Limited (3)	Payable to customers - related parties	$799,996	$-	$-
Zhong Yang Holdings Limited(4)	Amount due from a related party	$-	$-	$2,876,244
Zhong Yang Holdings Limited(4)	Dividend payable	$-	$-	$503,141

(1)	Immediate family member of Ms. Junli Yang, the Chairwoman of the Board.

(2)	Predecessor Parent Company owns 95% of Sunx Global Limited. During the normal course of business, the Company generated gross commission income for future brokerage services provided to Sunx Global Limited. The brokerage commission rate charged to Sunx Global Limited is consistent with the standard brokerage commission rate charged to other customers. The Company is of the opinion that the brokerage services fees received from, and the services provide to, Sunx Global Limited are made in the ordinary course of business and the terms of service were negotiated at arm’s length.

(3)	Wholly owned by Mr. Huaixi Yang.
(4)	Predecessor Parent Company, owned by the same group of shareholders and determined to be a related party upon the completion of the Reorganization on March 26, 2020.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands and our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$150,000, divided into 150,000,000 Ordinary Shares of par value of US$0.001 each. All of our shares to be issued in the offering will be issued as fully paid. There are 30,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

Ordinary Shares

As of the date of this Prospectus, the Company has no outstanding options, warrants and other convertible securities.

Listing

We plan to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “TOP.” We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this offering unless we receive conditional approval letter.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Securities Transfer Corporation.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Act. Our articles of association provide that the directors may from time to time declare dividends (including interim dividends) and other distributions on shares of the Company in issue and authorize payment of the same out of the funds of the Company lawfully available therefor. No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

Voting Rights

At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Ordinary Share.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the Ordinary Shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Cumulative Voting

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of Ordinary Shares under our amended and restated memorandum and articles of association.

Our Memorandum and Articles of Association

The following are summaries of the material provisions of our amended and restated memorandum and articles of association and the Companies Act, insofar as they relate to the material terms of our Ordinary Shares. They do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

Meetings of Shareholders

The directors may convene a meeting of shareholders whenever they think necessary or desirable. We must provide notice counting from the date service is deemed to take place, stating the place, the day and the hour of the general meeting and, in the case of special business, the general nature of that business, to such persons who are entitled to receive such notices from the Company. Our board of directors must convene a general meeting upon the written requisition of one or more shareholders entitled to attend and vote at general meeting of the Company holding not less than 10% of the paid up voting share capital of the Company in respect to the matter for which the meeting is requested.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. One or more shareholders present in person or by proxy holding in aggregate at least a majority of the paid up voting share capital of the Company shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present and entitled to vote shall be a quorum. At every meeting, the shareholders present shall choose someone of their number to be the chairman.

A corporation that is a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present at a general meeting in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Meetings of Directors

The business of our company is managed by the directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, if there be more than two directors shall be two, and if there are two or less Directors shall be one. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Winding Up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid up capital at the commencement of the winding up, the excess shall be distributable among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least one month prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by an ordinary resolution of our shareholders. The Companies Act and our amended and restated memorandum and articles of association permits us to purchase our own shares, subject to certain restrictions and requirements. Subject to the Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the U.S. Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed, we may purchase our own shares (including any redeemable shares) on such terms and in such manner as been approved by the directors or by an ordinary resolution of our shareholders. Under the Companies Act, the repurchase of any share may be paid out of our Company’s profits, or out of the share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, and (2) if such repurchase would result in there being no shares outstanding other than shares held as treasury shares. The repurchase of shares may be effected in such manner and upon such terms as may be authorized by or pursuant to the Company’s articles of association. If the articles do not authorize the manner and terms of the purchase, a company shall not repurchase any of its own shares unless the manner and terms of purchase have first been authorized by a resolution of the company. In addition, under the Companies Act and our amended and restated memorandum and articles of association, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares,  all or any of the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by at least a two-thirds majority of holders of shares of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Changes in Capital

We may from time to time by an ordinary resolution of our shareholders:

●	increase the share capital of our Company by new shares of such amount as it thinks expedient;
●	consolidate and divide all or any of our share capital into shares of larger amount than its existing shares of shares;
●	subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and
●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information” on page 122.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;
●	is not required to open its register of members for inspection;
●	does not have to hold an annual general meeting;
●	may issue negotiable or bearer shares or shares with no par value;
●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	may register as a limited duration company; and
●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	The Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 35,000,000 Ordinary Shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares. Of that amount, 5,000,000 Ordinary Shares will be publicly held by investors participating in this offering, and 30,000,000 Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Prior to this offering, there has been no public market for our Ordinary Shares. While we intend to list the Ordinary Shares on the Nasdaq Capital market, we cannot assure you that a regular trading market will develop in our Ordinary Shares.

Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

All of the Ordinary Shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary Shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-Up Agreements

Our directors, executive officers and shareholders have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days after the date of this prospectus, without the prior written consent of the presentative. See “Underwriting” beginning on page 116.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Ordinary Shares, which will equal approximately 350,000 Ordinary Shares immediately after this offering; or

●	the average weekly trading volume of our Ordinary Shares, on the Nasdaq Capital Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summary of material Cayman Islands, Hong Kong, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling our Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our Ordinary Shares. Under the current laws of Hong Kong:

●	No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Ordinary Shares.
●

Revenues gains from the sale of our Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

●	Gains arising from the sale of Ordinary Shares, where the purchases and sales of the Ordinary Shares are effected outside of Hong Kong such as, for example, on Cayman Islands, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Ordinary Shares.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by a U.S. Holder (as defined below) that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, and alternative minimum tax considerations, the Medicare tax on certain net investment income, information reporting or backup withholding or any state, local, and non-U.S. tax considerations, relating to the ownership or disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;
●	insurance companies;
●	pension plans;
●	cooperatives;
●	regulated investment companies;
●	real estate investment trusts;
●	broker-dealers;
●	traders that elect to use a mark-to-market method of accounting;
●	certain former U.S. citizens or long-term residents;
●	tax-exempt entities (including private foundations);
●	individual retirement accounts or other tax-deferred accounts;
●	persons liable for alternative minimum tax;

●	persons who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;
●	investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;
●	investors that have a functional currency other than the U.S. dollar;
●	persons that actually or constructively own 10% or more of our Ordinary Shares (by vote or value); or
●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Ordinary Shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S., and other tax considerations of the ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has otherwise validly elected to be treated as a U.S. person under the Code.
●	If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income, or the asset test. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. Passive assets are those which give rise to passive income, and include assets held for investment, as well as cash, assets readily convertible into cash, and working capital. The company’s goodwill and other unbooked intangibles are taken into account and may be classified as active or passive depending upon the relative amounts of income generated by the company in each category. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based upon our current and projected income and assets, the expected proceeds from this offering, and projections as to the market price of our Ordinary Shares immediately following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets, including the relative amounts of income generated by our strategic investment business as compared to our other businesses, and the value of the assets held by our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive, which may result in our being or becoming classified as a PFIC in the current or subsequent years. Furthermore fluctuations in the market price of our Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenues from activities that produce passive income significantly increases relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Ordinary Shares unless, in such case, we cease to be treated as a PFIC and such U.S. Holder makes a deemed sole election.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules” beginning on page 115.

Dividends

Any cash distributions paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends-received from U.S. corporations.

Individuals and other non-corporate U.S. Holders may be subject to tax on any such dividends at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) our Ordinary Shares on which the dividends are paid are readily tradable on an established securities market in the United States, (ii) we are neither a PFIC nor treated as such with respect to a U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period requirements are met. We intend to list the Ordinary Shares on Nasdaq Capital Market. Provided that this listing is approved, we believe that the ordinary should generally be considered to be readily tradeable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will continue to be considered readily tradable on an established securities market in later years. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the Ordinary Shares.

For U.S. foreign tax credit purposes, dividends paid on our Ordinary Shares will generally be treated as income from foreign sources and will generally constitute passive category income. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. Such gain or loss will generally be capital gain or loss. Any such capital gain or loss will be long term if the Ordinary Shares have been held for more than one year. Non-corporate U.S. Holders (including individuals) generally will be subject to United States federal income tax on long-term capital gain at preferential rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which could limit the availability of foreign tax credits. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the applicability of any tax treaty and the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, Ordinary Shares. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;
●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and
●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to- market election with respect to such stock. If a U.S. Holder makes this election with respect to our Ordinary Shares, the holder will generally(i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to- market election in respect of our Ordinary Shares and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our Ordinary Shares will be treated as marketable stock upon their listing on Nasdaq Capital Market. We anticipate that our Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our Ordinary Shares if we are or become a PFIC.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Univest Securities, LLC is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Univest Securities, LLC
Valuable Capital Limited
Total	5,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option to purchase additional shares described below.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of US$           per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Valuable Capital Limited is not a broker-dealer registered with the SEC. Valuable Capital Limited will not make any offers or sales of the Ordinary Shares within the United States.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the closing of this offering, to purchase up to 15% additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed next to the underwriters’ name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

Discounts and Expenses

The underwriting discounts are equal to the following percentages of the initial public offering price set forth on the cover of this prospectus: (i) 7% for all investors introduced by the underwriters and (ii) 3.5% for all investors sourced by the Company (“Company-Solicited Investors”) for all gross proceeds from Company-Solicited Investors.

The following table shows the per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us, assuming all investors are introduced by the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 750,000 Ordinary Shares.

	Per Share (US$)	Total Without Exercise of Over- allotment Option (US$)	Total With Full Exercise of Over- allotment Option(US$)
Initial public offering price(1)	$5.500	$27,500,000	$31,625,000
Underwriting discounts (7%)(2)	$0.385	$1,925,000	$2,213,750
Proceeds, before expenses, to us	$5.115	$25,575,000	$29,411,250

(1)	Initial public offering price per share is assumed as US$5.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)	We shall pay to the underwriters discounts of 7% of the public offering price; provided, however, that for Ordinary Shares sold to investors sourced through the Company, and as mutually agreed upon by the Company and the underwriters, we shall pay to the underwriters discounts of 3.5% of the gross proceeds of this offering from such investors. This represents the maximum underwriting discount if none of the investors in the offering is introduced by us.

We have agreed to reimburse the representative up to a maximum of US$250,000 for out-of-pocket accountable expenses, including (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company; (iii) translation costs for due diligence purpose; (iv) all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of representative’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; and (vii) the reasonable cost for road show meetings and preparation of a power point presentation.

We have agreed to pay an expense advance of US$80,000 to the representative, for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, will be approximately US$890,351, including a maximum aggregate reimbursement of US$250,000 of representative’s accountable expenses.

Underwriters’ Warrants

In addition, we have agreed to sell warrants (the “Underwriters’ Warrants”) to the underwriters, for a nominal consideration of US$0.01 per warrant, to purchase a number of Ordinary Shares equal to 6% of the total number of Ordinary Shares sold in this offering. The Underwriters’ Warrants shall have an exercise price equal to 120% of the offering price of the Ordinary Shares sold in this offering. The Underwriters’ Warrants may be exercised in cash or via cashless exercise, will be exercisable for three (3) years from the commencement of sales of this offering and will terminate on the third anniversary of the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(A). The Underwriters’ Warrants can be exercised in whole or in part. The Underwriters’ Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriters’ Warrants nor any of our shares issued upon exercise of the Underwriters’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning from the date of commencement of sales of this offering. In addition, although the Underwriters’ Warrants and the underlying Ordinary Shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriters’ Warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriter warrants. In compliance with FINRA Rule 5110(g)(8), the unlimited piggyback registration right provided will not be greater than seven years from rom the commencement of sales of this offering, and the one demand registration right will not be greater than seven years from rom the commencement of sales of this offering. We agreed to maintain an effective registration statement on Form F-1 (or Form F-3, if we are eligible to use such form) until such date that is the earlier of the date when all of the Ordinary Shares underlying the representative’s warrants have been publicly sold by holder of such warrants or such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Ordinary Shares underlying the representative’s warrants without registration.

We will bear all fees and expenses attendant to registering the Ordinary Shares issuable upon exercise of the Underwriters’ Warrants. The exercise price and number of Ordinary Shares issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

Observer Rights

For a period of one year from the date of this prospectus, the representative shall have the right to send a representative to observe each meeting of our board of directors; provided, that (i) such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the representative and its counsel; and (ii) upon written notice to the representative, we may exclude such representative from meetings where, upon the written opinion of our counsel, such representative’s presence would compromise an attorney-client privilege.

Right of First Refusal

We have agreed to grant the representative of the underwriters for the 18-month period following the closing of this offering, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company. In accordance with FINRA Rule 5110(g)(6)(A)(i), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between the us and the underwriters.

Lock-Up Agreements

Pursuant to certain “lock-up” agreement, our executive officers, directors and certain holders of our Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any Ordinary Shares or securities convertible into or exchangeable or exercisable for any Ordinary Shares, whether currently owned or subsequently acquired, without the prior written consent of the underwriters, for a period of 180 days from the effective date of registration statement of which this prospectus forms a part.

The lock-up period described herein will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the underwriters waive this extension in writing; provided, however, that this lock-up period extension shall not apply to the extent that FINRA has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an emerging growth company (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its shareholders that restricts or prohibits the sale of securities held by the emerging growth company or its shareholders after the initial public offering date.

No Sales of Similar Securities

We have agreed, for a period of six months from the effective date of registration statement of which this prospectus forms a part, subject to certain limited exceptions, not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or any such other securities.

In addition, we have agreed, on behalf of the Company and any successor entity, that, without the prior written consent of the underwriters, we will not, for a period of twelve months from the commencement of the first day of trading of our Ordinary Shares, directly or indirectly in any “at-the-market” or continuous equity transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of the Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Ordinary Shares.

Offering Price Determination

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriters or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriters repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq, in the over-the-counter market, or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Listing

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on Nasdaq Capital Market under the symbol “TOP”. This offering is contingent upon us listing our Ordinary Shares on Nasdaq Capital Market or another national exchange. There can be no assurance that we will be successful in listing our Ordinary Shares on Nasdaq Capital Market.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Offers outside of the United States

Notice to Prospective Investors in Hong Kong

The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Harney Westwood & Riegels, our counsel as to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Harney Westwood & Riegels has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; (e) has not been obtained by fraud; and (f) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Hong Kong

Stevenson, Wong & Co., our counsel with respect to Hong Kong law, has advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$3,362
Nasdaq Capital Market Listing Fee	$5,000
FINRA Filing Fee	$12,500
Legal Fees and Expenses	$569,489
Accounting Fees and Expenses	$35,000
Printing and Engraving Expenses	$10,000
Miscellaneous Expenses	$5,000
Underwriter Expenses	$250,000
Total Expenses	$890,351

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to Hong Kong law will be passed upon for us by Stevenson, Wong & Co. Ortoli Rosenstadt LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law and Stevenson, Wong & Co. with respect to matters governed by Hong Kong law. Hunter Taubman Fischer & Li LLC may rely upon Stevenson, Wong & Co. with respect to matters governed by Hong Kong law and Harney Westwood & Riegels with respect to matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements of Zhong Yang Financial Group Limited at March 31, 2021 and 2020, and for each of the two years in the period ended March 31, 2021, appearing in this prospectus have been audited by Friedman LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of Friedman LLP are located at One Liberty Plaza, 165 Broadway 21st Floor, New York, NY 10006, United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO FINANCIAL STATEMENTS

ZHONG YANG FINANCIAL GROUP LIMITED

TABLE OF CONTENTS

Consolidated Financial Statements for the Fiscal Years Ended March 31, 2021 and 2020

Unaudited Condensed Consolidated Financial Statements for the Six Months Ended September 30, 2021 and 2020

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2021 and 2020	F-20

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended September 30, 2021 and 2020	F-21

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended September 30, 2021 and 2020	F-22

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2021 and 2020	F-23

Notes to Unaudited Condensed Consolidated Financial Statements for the Six Months Ended September 30, 2021 and 2020	F-24 – F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Zhong Yang Financial Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zhong Yang Financial Group Limited and its subsidiaries (collectively, the “Company”) as of March 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

New York, New York

September 10, 2021

We have served as the Company’s auditor since 2020.

Zhong Yang Financial Group Limited

Consolidated Balance Sheets

(Expressed in U.S. Dollars, except for the number of shares)

	As of March 31,
	2021	2020
Assets
Cash and cash equivalents	$4,858,052	$3,640,353
Restricted cash	1,977,424	1,224,144
Receivables from broker-dealers and clearing organizations	2,571,080	5,062,922
Commission receivable	137,912	75,900
Amount due from a related party	-	2,876,244
Securities owned, at fair value	481,897	134,785
Fixed assets, net	18,241	17,254
Intangible asset, net	64,312	64,505
Other assets	155,645	190,821
Total assets	$10,264,563	$13,286,928

Liabilities and shareholders’ equity
Payable to customers	$3,262,724	$6,135,191
Dividend payable	-	503,141
Income tax payable	129,324	58,936
Accrued expenses and other liabilities	118,328	160,281
Total liabilities	3,510,376	6,857,549

Commitments and contingencies

Shareholders’ Equity

Ordinary share (par value $0.001per share, 150,000,000 shares authorized; 30,000,000 shares issued and outstanding at March 31, 2021 and 2020)*	30,000	30,000
Additional paid-in capital	2,934,595	2,934,595
Retained earnings	3,773,226	3,428,173
Accumulated other comprehensive income (loss)	16,366	36,611
Total shareholders’ equity	6,754,187	6,429,379

Total liabilities and shareholders’ equity	$10,264,563	$13,286,928

* Retrospectively restated for effect of share reorganization (see Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Yang Financial Group Limited

Consolidated Statements of Income and Comprehensive Income

(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended March 31,
	2021	2020

Revenues
Futures brokerage commissions	$16,085,815	$16,179,198
Other service revenues	356,248	226,599
Trading gains	387,057	22,124
Interest income and other	77,252	72,304
Total revenues	16,906,372	16,500,225

Expenses
Commission expenses	10,263,351	12,473,805
Compensation and benefits	690,867	657,473
Communications and technology	200,715	417,496
Occupancy	132,220	133,344
Travel and business development	16,880	52,167
Professional fees	382,827	55,946
Other administrative expenses	104,077	112,475
Total expenses	11,790,937	13,902,706

Income before income taxes	5,115,435	2,597,519
Income tax expense	70,765	58,443
Net income	5,044,670	2,539,076

Other comprehensive income
Total foreign currency translation adjustment	(20,245)	72,884
Total comprehensive income	$5,024,425	$2,611,960

Earnings per share:
Basic and diluted*	$0.17	$0.08

Dividend per share
Basic and diluted*	$0.16	$0.02

Weighted average number of ordinary shares outstanding:
Basic and Diluted*	30,000,000	30,000,000

* Retrospectively restated for effect of share reorganization (see Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Yang Financial Group Limited

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in U.S. dollar, except for the number of shares)

	Ordinary Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares*	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of March 31, 2019	30,000,000	$30,000	$2,934,595	$1,579,926	$(36,273)	$4,508,248
Net income	-	-	-	2,539,076	-	2,539,076
Dividend declared				(690,829)	-	(690,829)
Foreign currency translation adjustment	-	-	-		72,884	72,884
Balance as of March 31, 2020	30,000,000	30,000	2,934,595	3,428,173	36,611	6,429,379
Net income	-	-	-	5,044,670	-	5,044,670
Dividend declared	-	-	-	(4,699,617)	-	(4,699,617)
Foreign currency translation adjustment	-	-	-		(20,245)	(20,245)
Balance as of March 31, 2021	30,000,000	$30,000	$2,934,595	$3,773,226	$16,366	$6,754,187

* Retrospectively restated for effect of share reorganization (see Note 10).

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Yang Financial Group Limited

Consolidated Statements of Cash Flows

(Expressed in U.S. dollar)

	For the Years Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$5,044,670	$2,539,076
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	13,288	17,865
Change in operating assets and liabilities:
Receivables from broker-dealers and clearing organizations	2,429,830	(1,183,953)
Securities owned, at fair value	(347,112)	(133,657)
Other assets	35,826	4,300
Payable to customers	(2,872,467)	(1,930,352)
Accrued expenses and other liabilities	(40,655)	(7,640)
Income tax payable	70,388	(243,988)
Net cash provided by/(used in) operating activities	4,333,768	(938,349)

Cash flows from investing activities:
Purchases of fixed assets	(16,278)	-
Net cash used in investing activities	(16,278)	-

Cash flows from financing activities:
Dividend paid	(5,202,494)	-
Amount due from a related party	2,876,244	(581,954)
Net cash used in financing activities	(2,326,250)	(581,954)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,991,240	(1,520,303)
Cash, cash equivalents and restricted cash, beginning of year	4,864,497	6,309,936
Net foreign exchange differences	(20,261)	74,864
Cash, cash equivalents and restricted cash, end of year	$6,835,476	$4,864,497

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$4,858,052	$3,640,353
Restricted cash	1,977,424	1,224,144
Total cash, cash equivalents, and restricted cash	$6,835,476	$4,864,497

Noncash Investing and Financing Activities
Dividends made through reduction in amount due from a related party	$-	$191,897

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,710	$2,164
Cash paid for taxes, net of refunds	$-	$304,207

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

1. Organization and Description of Business

Zhong Yang Financial Group Limited (“ZYFGL”) is a company incorporated in Cayman Islands with limited liability on August 1, 2019. ZYFGL is a parent holding company with no operations.

ZYFGL has two wholly-owned subsidiaries, ZYSL (BVI) Limited (“ZYSL (BVI)”) and ZYCL (BVI) Limited (“ZYCL (BVI)”), both which are investment holding entities formed under the laws and regulations of the British Virgin Islands on August 29, 2019.

Zhong Yang Securities Limited (“ZYSL”), a wholly-owned subsidiary of ZYSL (BVI), was established in accordance with laws and regulations of Hong Kong on April 22, 2015 with a registered capital of HKD 18,000,000 (approximately $2.3 million). ZYSL is a limited liability corporation licensed with the Hong Kong Securities and Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities and Type 2 Dealing in Futures Contracts.

Zhong Yang Capital Limited (“ZYCL”), a wholly-owned subsidiary of ZYCL (BVI), was established in accordance with laws and regulations of Hong Kong on September 29, 2016 with a registered capital of HKD 5,000,000 (approximately $0.6 million). ZYCL is a limited liability corporation licensed with the HKSFC to carry out regulated activities Type 4 Advising on Securities, Type 5 Advising on Futures Contracts and Type 9 Asset Management.

Four subsidiaries, ZYAL (BVI) Limited (“ZYAL (BVI)”), ZYTL (BVI) Limited (“ZYTL (BVI)”), ZYNL (BVI) Limited (“ZYNL (BVI)”) and WIN100 Tech Limited (“WIN100 TECH”) were incorporated under the laws of British Virgin Islands on January 7, 2021, January 12, 2021, January 20, 2021 and May 14, 2021, respectively. These subsidiaries are dormant as of the date of this report, except for WIN100 TECH, which provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

ZYFGL together with its subsidiaries (collectively, the “Company”) are primarily engaged in providing futures brokerage and other financial services in Hong Kong through a trading platform to its customers. The Company generates brokerage commission income by enabling its customer to trade on multiple exchanges around the world.

Reorganization

Reorganization of the legal structure of the Company (“Reorganization”) has been completed on March 26, 2020 by carrying out a sequence of contemplated transactions, where the Company became the holding company of all entities discussed above.

Previous to the reorganization, both ZYSL and ZYCL were held by Zhong Yang Holdings Company (the “Predecessor Parent Company”), a company incorporated in Hong Kong with limited liability on April 21, 2015. The Predecessor Parent Company was owned 55.5% by Ms. Yang Junli, 20.2% by Ms. Ji An, 10% by Mr. Chen Tseng Yuan, 8.3% by Ms. Lo Yung Yung, 4% by Ms. Chen Hong, and 2% by Mr. Li Jian. The first step of the Reorganization was incorporating ZYFGL, which had then incorporated ZYSL (BVI) and ZYCL (BVI) on August 29, 2019. With the approval obtained from HKSFC, the ownership interests in ZYSL and ZYCL were transferred from the Predecessor Parent Company to ZYSL (BVI) and ZYCL (BVI), respectively on March 26, 2020.

Before and after the Reorganization, the Company, together with its wholly-owned subsidiaries, are ultimately and effectively controlled by the same shareholders. Hence, the Reorganization is considered under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

2. Summary of Significant Accounting Policies

Basis of presentation and principle of consolidation

These consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and have been prepared in accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the financial statements of parent company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U. S. requires the use of estimates and assumptions that affect both the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less. The Company maintains its cash in bank deposit accounts which at times may exceed insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Restricted cash

The balance of restricted cash represents the bank balance the Company held on behalf of customers. The Company maintains segregated bank accounts with authorized institutions to hold clients’ monies arising from its normal course of business. The segregated clients account balance are restricted for client transactions and governed by the Securities and Futures (Client Money) Rule under the Hong Kong Securities and Futures Ordinance (“HKSFO”). The Company has classified such segregated clients account balances as restricted cash.

Securities owned, at fair value

Securities owned, at fair value, mainly investment in common stocks, are recorded at fair value with the resulting realized and unrealized gains and losses reflected in trading gains in the Consolidated Statements of Income and Comprehensive Income. Realized gains and losses from securities transactions are recorded on the identified cost basis. All securities transactions and transaction costs are recorded on a trade date basis.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Receivables from broker-dealers and clearing organizations

Receivables arise from the business of dealing in futures or investment securities. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. The balance of receivables from broker-dealers and clearing organizations represents such receivables related to the Company’s customer trading activities and proprietary trading activities.

As of March 31, 2021 and 2020, receivables from broker-dealers and clearing organizations consisted of the following:

	As of March 31,
	2021	2020

Receivables from broker-dealers and clearing organizations for futures customer accounts	$2,389,859	$4,374,709
Receivables from broker-dealers and clearing organizations for securities customer accounts	-	488,146
Receivables from broker-dealers and clearing organizations for securities proprietary trading	181,221	200,067
	$2,571,080	$5,062,922

Commissions receivable

Commissions receivable represent futures brokerage commissions due and amounts due from customers once the transactions have been executed and completed.

Fixed assets, net

Fixed assets are stated at cost less accumulated depreciation and impairment losses. Depreciation is provided using the straight-line method based on the estimated useful life. The useful lives of office equipment as follows:

Computer and electronic equipment	3-5 years
Software	3-5 years
Furniture and fixtures	4 years

Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income and other comprehensive income in other income or expenses.

Intangible assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Company’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of Hong Kong Limited (the “SEHK”). Management has determined that such assets have indefinite useful lives. These intangible assets are not amortized and tested for impairment annually either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the years ended March 31, 2021 and 2020.

Operating leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. The Company early adopted the Topic 842 on April 1, 2018 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

The Company leases its office from the Predecessor Parent Company (see note 8), which is classified as an operating lease in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. As of March 31, 2021 and 2020, no right-of-use asset or lease liability was recognized as the term of the office lease is short term.

Payables to customers

Payables to customers arise from the business of dealing in futures and investment securities. Payables to customers represent payables related to the Company’s customer trading activities, which include the cash deposits received by the Company as requested by third party broker-dealers to place with them in order to cover the positions taken by its customers, clearing house payables due on pending trades and payable on demand, as well as the bank balances held on behalf of customers.

Revenue Recognition

a)	Revenue from Contracts with Customers

The Company early adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on April 1, 2018, using the modified retrospective approach. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenues to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when the Company satisfies the performance obligations by delivering the promised services to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company identified each distinct service as a performance obligation. The recognition and measurement of revenues is based on the assessment of individual contract terms. The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year, which need to be recognized as assets.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Futures brokerage commissions

The Company earns fees and commissions from futures brokerage services based on a fixed rate for each transaction, all of which are under the consolidated accounts where the customer information are not disclosed to the third party brokers. When a customer executes a futures transaction through the Company’s platform, futures brokerage commission is recognized upon the completion of this transaction. Only a single performance obligation is identified for each futures trading transaction, and the performance obligation is satisfied on the trade date because that is when the underlying financial instrument is identified, the pricing of brokerage service is agreed upon and the promised services are delivered to customers. All of the Company’s revenues from contracts with customers are recognized at a point in time. The futures brokerage service could not be cancelled once it’s executed and is not refundable, so returns and allowances are not applicable. Commissions are charged for each customer trade order executed and cleared by the third-party brokers. The Company recognizes revenues on a gross basis as the Company is determined to be the primary obligor in fulfilling the trade order initiated by the customer. The Company may offer volume rebate as trading incentive to certain customer. The Company will review the customer’s transaction volume monthly and provide volume rebates on the commission charged to specific customers with large volume transactions. The volume rebate offered to such customer is accounted for as a variable consideration and determined based on most-likely amount method, which is recognized as a reduction of revenues. The volume rebates offered during the years ended March 31, 2021 and 2020 were $64,648 and $1,155,914, respectively.

Other service revenues

The Company also provides other financial services including securities brokerage, consulting services, currency exchange services and structured note subscriber services, and earns securities brokerage commissions, consultancy fee income and other revenues, which are recognized when the service is rendered according to the relevant contracts. For the years ended March 31, 2021 and 2020, other revenues accounted for 2.1% and 1.4% of total revenues from Contracts with Customers, respectively.

Sources of revenue

The Company has one revenue generating reportable geographic segment under ASC Topic 280 “Segment Reporting” and derives its revenues primarily from its futures brokerage service. The following table presents revenues from contracts with customers, in accordance with ASC Topic 606, by major source:

	For the Years Ended March 31,
	2021	2020
Futures brokerage commissions
Commission on futures broking earned from Hong Kong Exchange	$4,158,080	$5,026,406
Commission on futures broking from overseas Exchanges	11,927,735	11,152,792
	16,085,815	16,179,198
Other service revenues	356,248	226,599
	$16,442,063	$16,405,797

d)	Trading gains, interest income and other

Trading gains and losses along with interest income fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606. Trading gains and losses mainly consist of realized and unrealized gains and losses from the investment in US common stocks, which are included in Securities owned, at fair value. Interest and other income primarily consist of interests earned on bank deposit.

Commission expenses

Commission expenses related to futures and other financial service transactions are primarily transaction cost paid to broker-dealers. These costs are expensed as incurred.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of March 31, 2021 and 2020, there was no temporary differences and no deferred tax asset or liability recognized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company does not believe that there was any uncertain tax position as of March 31, 2021 and 2020.

Earnings per share

Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended March 31, 2021 and 2020, the Company had no dilutive stocks.

Translation of foreign currencies

The functional currency is U.S. dollar for the Company’s Cayman Island operations and Hong Kong dollar for all other entities’ operations. The Company’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	As of March 31,
	2021	2020
Year-end spot rate	7.7746	7.7513

	For the Years Ended March 31,
	2021	2020
Average rate	7.7526	7.8167

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 assets included securities owned, at fair value.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments. As of and during the years ended March 31, 2021 and 2020, there was no Level 2 assets owned.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value. As of and during the years ended March 31, 2021 and 2020, there was no Level 3 assets owned.

As of March 31, 2021 and 2020, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, restricted cash, receivables from broker-dealers and clearing organizations, commission receivable, securities owned, at fair value, and payables to customers. The carrying amount of cash and cash equivalents, restricted cash, receivables from broker-dealers and clearing organizations, commission receivable, and payables to customers approximate their fair values because of the short-term nature of these instruments. Securities owned, at fair value as of March 31, 2021 and 2020, mainly consist of common stock investments and are based upon quoted market price.

Concentration

For the year ended March 31, 2021, two customers accounted for approximately 59% and 22% of the total revenue, respectively. For the year ended March 31, 2020, five customers accounted for approximately 17%, 14%, 13%, 11% and 11%% of the total revenue, respectively. As of March 31, 2021, the payable balance due to two customers accounted for approximately 40% and 19% of the total balance of payable to customers, respectively. As of March 31, 2020, the payable balance due to two customers accounted for approximately 25% and 11% of the total balance of payable to customers, respectively.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, which amends Subtopic 326-20 (created by ASU No.2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU No.2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, in May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief”, and in November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, to provide further clarifications on certain aspects of ASU No. 2016-13 and to extend the nonpublic entity effective date of ASU No. 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022, and the Company is in the process of evaluating the potential effect on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

3. Fixed assets, Net

At March 31, 2021 and 2020, fixed assets consisted of the following:

	As of March 31,
	2021	2020

Computer and electronic equipment	$54,025	$145,123
Software	3,079	23,879
Furniture and fixtures	4,966	5,953
Less: accumulated depreciation	(43,829)	(157,701)
Total fixed assets, net	$18,241	$17,254

Depreciation expense was $13,288 and $17,865 for the years ended March 31, 2021 and 2020, respectively.

4. Employee Benefits

All salaried employees of the Company in Hong Kong are enrolled in a Mandatory Provident Fund Scheme (“MPF scheme”) scheme under the Hong Kong Mandatory Provident Fund Schemes Ordinance, within two months of employment. The MPF scheme is a defined contribution retirement plan administered by an independent trustee. The Company makes regular contributions of 5% of the employee’s relevant income to the MPF scheme, subject to a maximum of $194 per month. Contributions to the plan vest immediately. The Company recorded MPF expense of $17,410 and $17,673 for the years ended March 31, 2021 and 2020, respectively.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

5. Fair Value

The following table present information about the Company’s assets by major category measured at fair value on a recurring basis as of March 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation technique utilized by the Company to determine such fair value.

Assets measured at fair value on a recurring basis as of March 31, 2021 and 2020:

	March 31, 2021
	Carrying	Fair Value
	Value	Level 1	Level 2	Level 3	Total
Assets:
Securities owned, at fair value	$481,897	$481,897	$-	$-	$481,897
Total assets at fair value	$481,897	$481,897	$-	$-	$481,897
	March 31, 2020
	Carrying	Fair Value
	Value	Level 1	Level 2	Level 3	Total
Assets:
Securities owned, at fair value	$134,785	$134,785	$-	$-	$134,785
Total assets at fair value	$134,785	$134,785	$-	$-	$134,785

There was no transfer between any levels during the years ended March 31, 2021 and 2020.

6. Equity

Ordinary shares

The Company’s authorized share capital is 50,000,000 ordinary shares, par value $0.001 per share. On August 1, 2019, the Company issued 50,000,000 ordinary shares, which issuance was considered as being part of the reorganization of the Company and was retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1). As of March 31, 2021 and 2020, a single shareholder owned 100% of the Company’s outstanding shares.

Cash dividends

On March 24, 2020, the Board of Directors of ZYSL and ZYCL declared an interim cash dividend of HK$3,900,000 (equivalent to $498,932) and HK$1,500,000 (equivalent to $191,897), respectively, to its single shareholder at the time of record, i.e. the Predecessor Parent Company. Without any withholding tax levied on dividends in Hong Kong, the full amounts were payable to the Predecessor Parent Company. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting from the amount due from the Predecessor Parent Company and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

On November 25, 2020, the Board of Directors of ZYSL declared an interim cash dividend of HK$24,805,800 (equivalent to $3,199,675) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividends to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends have already been settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, the Board of Directors of ZYSL declared an interim cash dividend of HK11,628,450 (equivalent to $1,499,942) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividend to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends are settled in three equal parts, all of which have been settled with the shareholders in cash on January 19, 2021, January 20, 2021 and March 3, 2021, respectively.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

7. Income Taxes

Cayman Islands

Under the current and applicable laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current and applicable laws of BVI, both ZYSL (BVI) and ZYCL (BVI) are not subject to tax on income or capital gains.

Hong Kong

ZYSL and ZYCL are incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. For the years ended March 31, 2021 and 2020, Hong Kong profits tax is calculated in accordance with the two-tiered profits tax rates regime. The applicable tax rate for the first HKD 2 million of assessable profits is 8.25% and assessable profits above HKD 2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. Under Hong Kong tax laws, ZYSL and ZYCL are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

The current and deferred portions of the income tax expense (benefit) included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	For the Years Ended March 31,
	2021	2020
Current	$70,765	$58,443
Deferred	-	-

	$70,765	$58,443

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

7. Income Taxes (Continued)

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Company’s income tax expense is shown in the following table:

	For the Years Ended March 31,
	2021	2020
Income tax expense at applicable statutory rate	$844,047	$428,590
Nondeductible expenses	12,238	6,138
Income not subject to tax	(98,326)	(15,058)
Nontaxable offshore profit	(664,621)	(337,560)
Benefit on tax concession (note (1))	(22,573)	(23,667)

Reported income taxes	$70,765	$58,443

(1)	The provision for Hong Kong Profits Tax for 2021 is calculated at 16.5% (2020: 16.5%) of the estimated assessable profits for the year, taking into account a reduction granted by the Hong Kong SAR Government of 100% of the tax payable for the year of assessment 2020-21 subject to a maximum reduction of HK$10,000 for each business (2020: a maximum reduction of HK$20,000 was granted for the year of assessment 2019-20 and was taken into account in calculating the provision for 2020).

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

8. Related Party Transaction and Balance

a. Nature of relationships with related parties

Name	Relationship with the Company
Zhong Yang Holdings Limited	Predecessor Parent Company, owned by the same group of shareholders and determined to be a related party upon the completion of the Reorganization (See Note 1) on March 26, 2020.

Sunx Global Limited	Predecessor Parent Company owns 95% of Sunx Global Limited.

b. Related parties transactions

		For the Years Ended March 31,
	Nature	2021	2020
Zhong Yang Holdings Limited	Rental expenses	$119,759	$118,776
Sunx Global Limited	Gross commission income	$19,959	$1,808,799

c. Balance with related parties

	Nature	March 31, 2021	March 31, 2020
Zhong Yang Holdings Limited	Amount due from a related party(1)	$-	$2,876,244
	Dividend payable (2)	$-	$503,141

(1)	The amount represented the advances to the Predecessor Parent Company for its operation funding needs, which was made prior to the completion of Reorganization. Such advances are non-interest bearing. There was no further advances to the Predecessor Parent Company after the completion of Reorganization. As of March 31, 2020, the amount due from the Predecessor Parent Company is $2,876,244, which has been fully repaid by March 31, 2021.
(2)

The balance of dividend payable of $503,141 as of March 31, 2020 represented the interim cash dividend of HK$3,900,000 that was declared on March 24, 2020 to its single shareholder at the time of record, i.e. the Predecessor Parent Company, prior to the completion of Reorganization (See Note 6). As of March 31, 2021, ZYSL has fully settled the outstanding balance of such dividend payable.

Zhong Yang Financial Group Limited

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2021 and 2020

9. Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission that the Company’s subsidiaries were required to maintain as of March 31, 2021 and 2020 and the actual amounts of capital that were maintained.

Capital requirements as of March 31, 2021	Minimum
	Regulatory	Capital	Excess	Percent of
	Capital	Levels	Net	Requirement
	Requirements	Maintained	Capital	Maintained
Zhong Yang Securities Limited	$385,872	$5,626,013	$5,240,141	1458%
Zhong Yang Capital Limited	385,872	659,069	273,197	171%
Total	$771,744	$6,285,082	$5,513,338	814%

Capital requirements as of March 31, 2020	Minimum
	Regulatory	Capital	Excess	Percent of
	Capital	Levels	Net	Requirement
	Requirements	Maintained	Capital	Maintained
Zhong Yang Securities Limited	$387,032	$2,629,882	$2,242,850	680%
Zhong Yang Capital Limited	387,032	659,631	272,599	170%
Total	$774,064	$3,289,513	$2,515,449	425%

10. Subsequent Events

On September 9, 2021, the sole shareholder of the Company surrendered 20,000,000 ordinary shares of US$0.001 par value each for no consideration. On September 9, 2021 the Company’s shareholders and Board of Directors approved to amend the authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$150,000, divided into 150,000,000 ordinary shares of a par value of US$0.001 per share. The Company believes it is appropriate to reflect the such changes in share structure on a retroactive basis pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all periods presented. As a result, the Company had 150,000,000 authorized shares, par value of US$0.001, of which 30,000,000 and 30,000,000 were issued and outstanding as of March 31, 2021 and 2020.

The Company evaluated the subsequent event through September 10, 2021, which is the date of the issuance of consolidated financial statements, and concluded that there are no additional reportable subsequent events apart from disclosed as above.

Zhong Yang Financial Group Limited

Unaudited Condensed Consolidated Balance Sheets

(Expressed in U.S. Dollars, except for the number of shares)

	September 30,	March 31,
	2021	2021
Assets
Cash and cash equivalents	$4,683,928	$4,858,052
Restricted cash	4,474,885	1,977,424
Receivables from customers	978,160	137,912
Receivables from a customer – related party	36,424	-
Receivables from broker-dealers and clearing organizations	2,606,524	2,571,080
Securities owned, at fair value	794,342	481,897
Fixed assets, net	13,688	18,241
Intangible asset, net	64,226	64,312
Right of use assets	292,925	-
Other assets	482,048	155,645
Total assets	$14,427,150	$10,264,563

Liabilities and shareholders’ equity
Payable to customers	$5,090,601	$3,262,724
Payable to customer – related parties	822,011	-
Contract liabilities	313,066	-
Income tax payable	171,944	129,324
Accrued expenses and other liabilities	125,201	118,328
Operating lease liabilities	292,925	-
Total liabilities	6,815,748	3,510,376

Commitments and contingencies

Shareholders’ Equity
Common shares, $0.001 par value, 150,000,000 shares authorized; 30,000,000 shares issued and outstanding at September 30, 2021 and March 31, 2021, respectively)*	30,000	30,000
Additional paid-in capital	2,934,595	2,934,595
Retained earnings	4,639,669	3,773,226
Accumulated other comprehensive income	7,138	16,366
Total shareholders’ equity	7,611,402	6,754,187

Total liabilities and shareholders’ equity	$14,427,150	$10,264,563

*	Retrospectively restated for effect of share reorganization (see Note 7).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Zhong Yang Financial Group Limited

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

(Expressed in U.S. dollar, except for the number of shares)

	For the Six Months Ended September 30,
	2021	2020
Revenues
Futures brokerage commissions	$2,432,281	$8,446,036
Trading solution services fees	978,126	-
Other service revenues	295,528	169,132
Trading (losses) gains	(497,476)	10,910
Interest income and others	2,306	55,738
Total revenues	3,210,765	8,681,816

Expenses
Commission expenses	1,514,176	5,478,814
Compensation and benefits	288,583	357,512
Communications and technology	213,921	90,114
Occupancy	60,986	65,883
Travel and business development	24,440	4,461
Professional fees	177,938	171,204
Other administrative expenses	21,413	48,604
Total expenses	2,301,457	6,216,592

Income before income taxes	909,308	2,465,224
Income tax expenses	(42,865)	(29,761)
Net income	866,443	2,435,463

Other comprehensive (loss) income
Total foreign currency translation adjustment	(9,228)	1,298
Total comprehensive income	$857,215	$2,436,761

Earnings per share:
Basic and diluted*	$0.03	$0.08

Weighted average number of common shares outstanding:
Basic and Diluted*	30,000,000	30,000,000

*	Retrospectively restated for effect of share reorganization (see Note 7).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Zhong Yang Financial Group Limited

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in U.S. dollar, except for the number of shares)

	Common Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares*	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of April 1, 2020	30,000,000	$30,000	$2,934,595	$3,428,173	$36,611	$6,429,379
Net income	-	-	-	2,435,463	-	2,435,463
Foreign currency translation adjustment	-	-	-	-	1,298	1,298
Balance as of September 30, 2020	30,000,000	$30,000	$2,934,595	$5,863,636	$37,909	$8,866,140

Balance as of April 1, 2021	30,000,000	$30,000	$2,934,595	$3,773,226	$16,366	$6,754,187
Net income	-	-	-	866,443	-	866,443
Foreign currency translation adjustment	-	-	-	-	(9,228)	(9,228)
Balance as of September 30, 2021	30,000,000	$30,000	$2,934,595	$4,639,669	$7,138	$7,611,402

*	Retrospectively restated for effect of share reorganization (see Note 7).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Zhong Yang Financial Group Limited

Unaudited Condensed Consolidated Statements of Cash Flows

(Expressed in U.S. dollar)

	For the Six Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$866,443	$2,435,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,536	7,739
Amortization of right of use assets	4,756	-
Change in operating assets and liabilities:
Receivables from customers	(840,205)	(80,382)
Receivables from a customer – related party	(36,486)	89,134
Receivables from broker-dealers and clearing organizations	(38,945)	1,783,804
Securities owned, at fair value	(313,621)	(370,132)
Other assets	(327,100)	(65,091)
Payable to customers	1,857,416	(1,493,081)
Payable to customers – related parties	801,339
Contract liabilities	313,329	-
Accrued expenses and other liabilities	7,012	(8,620)
Income tax payable	42,865	29,774
Lease liabilities	(4,756)	-
Net cash provided by operating activities	2,336,583	2,328,608

Cash flows from financing activities:
Payment of dividends	-	(498,932)
Net cash used in financing activities	-	(498,932)

Effect of exchange rates on cash, cash equivalents and restricted cash	(13,246)	(14,669)

Net increase in cash, cash equivalents and restricted cash	2,323,337	1,815,007
Cash, cash equivalents and restricted cash, beginning of year	6,835,476	4,864,497
Cash, cash equivalents and restricted cash, end of year	$9,158,813	$6,679,504

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$4,683,928	$5,168,752
Restricted cash	4,474,885	1,510,752
Total cash, cash equivalents, and restricted cash	$9,158,813	$6,679,504

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$3,513

Non-cash operating, investing and financing activities
Right of use assets obtained in exchange for operating lease obligations	$298,178	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

1. Organization and Description of Business

Zhong Yang Financial Group Limited (“ZYFGL”) is a company incorporated in Cayman Islands with limited liability on August 1, 2019. ZYFGL is a parent holding company with no operations.

ZYFGL has two wholly-owned subsidiaries, ZYSL (BVI) Limited (“ZYSL (BVI)”) and ZYCL (BVI) Limited (“ZYCL (BVI)”), both which are investment holding entities formed under the laws and regulations of the British Virgin Islands on August 29, 2019.

Zhong Yang Securities Limited (“ZYSL”), a wholly-owned subsidiary of ZYSL (BVI), was established in accordance with laws and regulations of Hong Kong on April 22, 2015 with a registered capital of HKD 18,000,000 (approximately $2.3 million). ZYSL is a limited liability corporation licensed with the Hong Kong Securities and Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities and Type 2 Dealing in Futures Contracts.

Zhong Yang Capital Limited (“ZYCL”), a wholly-owned subsidiary of ZYCL (BVI), was established in accordance with laws and regulations of Hong Kong on September 29, 2016 with a registered capital of HKD 5,000,000 (approximately $0.6 million). ZYCL is a limited liability corporation licensed with the HKSFC to carry out regulated activities Type 4 Advising on Securities, Type 5 Advising on Futures Contracts and Type 9 Asset Management.

Four subsidiaries, ZYAL (BVI) Limited (“ZYAL (BVI)”), ZYTL (BVI) Limited (“ZYTL (BVI)”), ZYNL (BVI) Limited (“ZYNL (BVI)”) and WIN100 Tech Limited (“WIN100 TECH”) were incorporated under the laws of British Virgin Islands on January 7, 2021, January 12, 2021, January 20, 2021 and May 14, 2021, respectively. These subsidiaries are dormant as of the date of this report, except for WIN100 TECH, which provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

ZYFGL together with its subsidiaries (collectively, the “Company”) are primarily engaged in providing futures brokerage and other financial services in Hong Kong through a trading platform to its customers. The Company generates brokerage commission income by enabling its customer to trade on multiple exchanges around the world.

Reorganization

Reorganization of the legal structure of the Company (“Reorganization”) has been completed on March 26, 2020 by carrying out a sequence of contemplated transactions, where the Company became the holding company of all entities discussed above.

Previous to the reorganization, both ZYSL and ZYCL were held by Zhong Yang Holdings Company (the “Predecessor Parent Company”), a company incorporated in Hong Kong with limited liability on April 21, 2015. The Predecessor Parent Company was owned 55.5% by Ms. Yang Junli, 20.2% by Ms. Ji An, 10% by Mr. Chen Tseng Yuan, 8.3% by Ms. Lo Yung Yung, 4% by Ms. Chen Hong, and 2% by Mr. Li Jian. The first step of the Reorganization was incorporating ZYFGL, which had then incorporated ZYSL (BVI) and ZYCL (BVI) on August 29, 2019. With the approval obtained from HKSFC, the ownership interests in ZYSL and ZYCL were transferred from the Predecessor Parent Company to ZYSL (BVI) and ZYCL (BVI), respectively on March 26, 2020.

Before and after the Reorganization, the Company, together with its wholly-owned subsidiaries, are ultimately and effectively controlled by the same shareholders. Hence, the Reorganization is considered under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies

Basis of presentation and principle of consolidation

These unaudited condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and have been prepared in accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”).

The unaudited condensed consolidated financial statements include the financial statements of parent company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U. S. requires the use of estimates and assumptions that affect both the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less. The Company maintains its cash in bank deposit accounts which at times may exceed insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Restricted cash

The balance of restricted cash represents the bank balance the Company held on behalf of customers. The Company maintains segregated bank accounts with authorized institutions to hold clients’ monies arising from its normal course of business. The segregated clients account balance are restricted for client transactions and governed by the Securities and Futures (Client Money) Rule under the Hong Kong Securities and Futures Ordinance (“HKSFO”). The Company has classified such segregated clients account balances as restricted cash.

Securities owned, at fair value

Securities owned, at fair value, mainly investment in common stocks, are recorded at fair value with the resulting realized and unrealized gains and losses reflected in trading gains in the Consolidated Statements of Income and Comprehensive Income. Realized gains and losses from securities transactions are recorded on the identified cost basis. All securities transactions and transaction costs are recorded on a trade date basis.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Receivables from broker-dealers and clearing organizations

Receivables arise from the business of dealing in futures or investment securities. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. The balance of receivables from broker-dealers and clearing organizations represents such receivables related to the Company’s customer trading activities and proprietary trading activities.

As of September 30, 2021 and March 31, 2021, receivables from broker-dealers and clearing organizations consisted of the following:

	September 30, 2021	March 31, 2021
Receivables from broker-dealers and clearing organizations for futures customer accounts	$2,264,914	$2,389,859
Receivables from broker-dealers and clearing organizations for securities customer accounts	23,539	-
Receivables from broker-dealers and clearing organizations for securities proprietary trading	318,071	181,221
	$2,606,524	$2,571,080

Receivables from customers

Receivables from customers include the future brokerage commissions due, trading solution services fees and other amounts due from customers once the transactions have been executed and completed. Receivables from customers are recorded net of allowance for doubtful accounts. Revenues earned from the future brokerage service are included in future brokerage commission, and revenues earned from trading solution services are included in trading solution services income. The amounts receivable from customers that are determined by management to be uncollectible and are recorded as bad debt expense in the consolidated statements of operations. For the years ended September 30, 2021 and 2020, no allowance for doubtful accounts were recorded.

Fixed assets, net

Fixed assets are stated at cost less accumulated depreciation and impairment losses. Depreciation is provided using the straight-line method based on the estimated useful life. The useful lives of office equipment as follows:

Computer and electronic equipment	3-5 years
Software	3-5 years
Furniture and fixtures	4 years

Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income and other comprehensive income in other income or expenses.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Intangible assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Company’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of Hong Kong Limited (the “SEHK”). Management has determined that such assets have indefinite useful lives. These intangible assets are not amortized and tested for impairment annually either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets was recognized for the six months ended September 30, 2021 and 2020.

Operating leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. The Company early adopted the Topic 842 on April 1, 2018 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The Company leases its office from a third-party lessor since September 2021, before that the Company leased the same office from the Predecessor Parent Company (see note 9), which is classified as an operating lease in accordance with Topic 842.

At the commencement date of the lease agreement between the Company and the third party lessor, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of September 30, 2021. As of March 31, 2021, no right-of-use asset or lease liability was recognized as the term of the office lease is short term.

Payables to customers

Payables to customers arise from the business of dealing in futures and investment securities. Payables to customers represent payables related to the Company’s customer trading activities, which include the cash deposits received by the Company as requested by third party broker-dealers to place with them in order to cover the positions taken by its customers, clearing house payables due on pending trades and payable on demand, as well as the bank balances held on behalf of customers.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

a)	Revenue from Contracts with Customers

The Company early adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on April 1, 2018, using the modified retrospective approach. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenues to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when the Company satisfies the performance obligations by delivering the promised services to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company identified each distinct service as a performance obligation. The recognition and measurement of revenues is based on the assessment of individual contract terms. The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year, which need to be recognized as assets.

Futures brokerage commissions

The Company earns fees and commissions from futures brokerage services based on a fixed rate for each transaction, all of which are under the consolidated accounts where the customer information are not disclosed to the third party brokers. When a customer executes a futures transaction through the Company’s platform, futures brokerage commission is recognized upon the completion of this transaction. Only a single performance obligation is identified for each futures trading transaction, and the performance obligation is satisfied on the trade date because that is when the underlying financial instrument is identified, the pricing of brokerage service is agreed upon and the promised services are delivered to customers. All of the Company’s revenues from contracts with customers are recognized at a point in time. The futures brokerage service could not be cancelled once it’s executed and is not refundable, so returns and allowances are not applicable. Commissions are charged for each customer trade order executed and cleared by the third-party brokers. The Company recognizes revenues on a gross basis as the Company is determined to be the primary obligor in fulfilling the trade order initiated by the customer. The Company may offer volume rebate as trading incentive to certain customer. The Company will review the customer’s transaction volume monthly and provide volume rebates on the commission charged to specific customers with large volume transactions. The volume rebate offered to such customer is accounted for as a variable consideration and determined based on most-likely amount method, which is recognized as a reduction of revenues. The volume rebates offered during the six months ended September 30, 2021 and 2020 were nil and $64,051, respectively.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition (continued)

a)	Revenue from Contracts with Customers (continued)

Trading solution services fees

The Company provides trading solution services to customers (e.g. individuals, proprietary trading companies or brokerage companies) for their trading on derivatives, equity, CFD and other financial products, through the internally developed proprietary investment management software. The Company’s trading solution provides a variety of functions suitable for front-end transaction executions to back-office settlement operations. The Company implements the initial installation of such software for each customer and provides hosting services for a period of time, generally two years, as agreed in the contracts. The initial installation is considered as a set-up activity, rather than a promised service to customer, which provides no incremental benefit to customer beyond permitting the access and use the hosted application. The Company identifies a single performance obligation from its contracts with customers. The Company charges each customer a fixed amount of initial installation fee and the monthly service fee based on a fixed rate per each transaction executed on the platform with a minimum monthly fee required. The Company recognizes the trading solution services as satisfied over the time.

Other service revenues

The Company also provides other financial services including securities brokerage, consulting services, currency exchange services and structured note subscriber services, and earns securities brokerage commissions, consultancy fee income and other revenues, which are recognized when the service is rendered according to the relevant contracts. For the six months ended September, 2021 and 2020, other revenues accounted for 8.0% and 2.0% of total revenues from Contracts with Customers, respectively.

Contract liabilities

The Company’s contract liabilities include payments received in advance of performance under structure note subscription service contracts which will be recognized as revenue as the Company executed the subscription service with brokers under the contract, as well as the deferred installation service fee received from trading solution services.

Sources of revenue

The Company has one revenue generating reportable geographic segment under ASC Topic 280 “Segment Reporting” and derives its revenues primarily from its futures brokerage service. The following table presents revenues from contracts with customers, in accordance with ASC Topic 606, by major source:

	For the Six Months Ended September 30,
	2021	2020
Futures brokerage commissions
Commission on futures broking earned from Hong Kong Exchange	$607,030	$2,075,467
Commission on futures broking from overseas Exchanges	1,825,251	6,370,570
	2,432,281	8,446,036
Trading solution services fees	978,126	-
Other service revenues	295,528	169,132
	$3,705,935	$8,615,168

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

b)	Trading gains, interest income and other

Trading gains and losses along with interest income fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606. Trading gains and losses mainly consist of realized and unrealized gains and losses from the investment in US common stocks, which are included in Securities owned, at fair value. Interest and other income primarily consist of interests earned on bank deposit.

Commission expenses

Commission expenses related to futures and other financial service transactions are primarily transaction cost paid to broker-dealers. These costs are expensed as incurred.

Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of September 30, 2021 and March 31, 2021, there was no temporary differences and no deferred tax asset or liability recognized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company does not believe that there was any uncertain tax position as of September 30, 2021 and March 31, 2021.

Earnings per share

Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the six months ended September 30, 2021 and 2020, the Company had no dilutive stocks.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Translation of foreign currencies

The functional currency is U.S. dollar for the Company’s Cayman Island operations and Hong Kong dollar for all other entities’ operations. The Company’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30,	March 31,
	2021	2021
Year-end spot rate	7.7850	7.7746

	For the Six Months Ended September 30,
	2021	2021
Average rate	7.7718	7.7507

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy are described below:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 1 assets included securities owned, at fair value.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments. As of September 30, 2021 and March 31, 2021, and for the six months ended September 30, 2021 and 2020, there was no Level 2 assets owned.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value. As of September 30, 2021 and March 31, 2021, and for the six months ended September 30, 2021 and 2020, there was no Level 3 assets owned.

As of September 30, 2021 and March 31, 2021, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, restricted cash, receivables from customers, receivables from broker-dealers and clearing organizations, securities owned, at fair value, payables to customers. The carrying amount of cash and cash equivalents, restricted cash, receivables from broker-dealers and clearing organizations, receivables from customers, and payables to customers approximate their fair values because of the short-term nature of these instruments. Securities owned, at fair value as of September 30, 2021 and March 31, 2021, mainly consist of common stock investments and are based upon quoted market price.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

2. Summary of Significant Accounting Policies (Continued)

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Company’s management team. Consequently, the Company has determined that it has only one reportable operating segment.

Concentration

For the six months ended September 30, 2021, three customers accounted for approximately 55%, 18% and 11% of the total revenue, respectively. For the six months ended September 30, 2020, two customers accounted for approximately 55% and 22% of the total revenue, respectively.

As of September 30, 2021, the payable balance due to four customers accounted for approximately 15%, 14%, 14% and 13% of the total balance of payable to customers, respectively. As of March 31, 2021, the payable balance due to two customers accounted for approximately 40% and 19% of the total balance of payable to customers, respectively.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, which amends Subtopic 326-20 (created by ASU No.2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU No.2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, in May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief”, and in November 2019, the FASB issued ASU No. 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, to provide further clarifications on certain aspects of ASU No. 2016-13 and to extend the nonpublic entity effective date of ASU No. 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022, and the Company is in the process of evaluating the potential effect on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

3. Fixed assets, Net

As of September 30, 2021 and March 31, 2021, fixed assets consisted of the following:

	September 30,	March 31,
	2021	2021
Computer and electronic equipment	$53,953	$54,025
Software	3,075	3,079
Furniture and fixtures	4,959	4,966
Less: accumulated depreciation	(48,299)	(43,829)
Fixed assets, net	$13,688	$18,241

Depreciation expense was $4,536 and $7,739 for the six months ended September 30, 2021 and 2020, respectively.

4. Employee Benefits

All salaried employees of the Company in Hong Kong are enrolled in a Mandatory Provident Fund Scheme (“MPF scheme”) scheme under the Hong Kong Mandatory Provident Fund Schemes Ordinance, within two months of employment. The MPF scheme is a defined contribution retirement plan administered by an independent trustee. The Company makes regular contributions of 5% of the employee’s relevant income to the MPF scheme, subject to a maximum of $194 per month. Contributions to the plan vest immediately. The Company recorded MPF expense of $8,262 and $8,862 for the six months ended September 31, 2021 and 2020, respectively.

5. Fair Value

The following table present information about the Company’s assets by major category measured at fair value on a recurring basis as of September 30, 2021 and March 31, 2021, and indicates the fair value hierarchy of the valuation technique utilized by the Company to determine such fair value.

Assets measured at fair value on a recurring basis as of September 31, 2021 and March 31, 2021:

	As of September 30, 2021
	Carrying	Fair Value
	Value	Level 1	Level 2	Level 3	Total
Assets:
Securities owned, at fair value	$794,342	$794,342	$-	$-	$794,342
Total assets at fair value	$794,342	$794,342	$-	$-	$794,342

	As of March 31, 2021
	Carrying	Fair Value
	Value	Level 1	Level 2	Level 3	Total
Assets:
Securities owned, at fair value	$481,897	$481,897	$-	$-	$481,897
Total assets at fair value	$481,897	$481,897	$-	$-	$481,897

There was no transfer between any levels during the six months ended September 30, 2021 and 2020.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

6. Operating lease

In September 2021, the Company entered into one non-cancelable office operating lease agreement with a third-party lessor, with lease term of three years and matured in September 2024. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of its incremental borrowing rate.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the balance sheets.

September 30, 2021
Rights of use lease assets	$292,925

Operating lease liabilities	$292,925

The weighted average remaining lease terms and discount rates for the above operating lease were as follows as of September 30, 2021:

September 30, 2021
Remaining lease term and discount rate
Weighted average remaining lease term (years)	2.96
Weighted average discount rate	5.00%

During the six months ended September 30, 2021 and 2020, the Company incurred total operating lease expenses of $59,178 and $59,894, respectively.

The following is a schedule, by years, of maturities of lease liabilities as of September 30, 2021:

Six months ended March 31, 2022	$53,410
Twelve months ended March 31, 2023	106,821
Twelve months ended March 31, 2024	106,821
Twelve months ended March 31, 2025 and thereafter	48,663
Total lease payments	315,715
Less: imputed interest	(22,790)
Present value of lease liabilities	$292,925

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

7. Equity

Ordinary shares

The Company’s authorized share capital is 50,000,000 ordinary shares, par value $0.001 per share. On August 1, 2019, the Company issued 50,000,000 ordinary shares, which issuance was considered as being part of the reorganization of the Company.

On September 9, 2021, the sole shareholder of the Company surrendered 20,000,000 ordinary shares of US$0.001 par value each for no consideration. On September 9, 2021 the Company’s shareholders and Board of Directors approved to amend the authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$150,000, divided into 150,000,000 ordinary shares of a par value of US$0.001 per share. The Company believes it is appropriate to reflect the such changes in share structure on a retroactive basis pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all periods presented. As a result, the Company had 150,000,000 authorized shares, par value of US$0.001, of which 30,000,000 and 30,000,000 were issued and outstanding as of September 30, 2021 and March 31, 2021.

As of September 30, 2021 and March 31, 2021, a single shareholder owned 100% of the Company’s outstanding shares.

Cash dividends

On March 24, 2020, the Board of Directors of ZYSL and ZYCL declared an interim cash dividend of HK$3,900,000 (equivalent to $498,932) and HK$1,500,000 (equivalent to $191,897), respectively, to its single shareholder at the time of record, i.e. the Predecessor Parent Company. Without any withholding tax levied on dividends in Hong Kong, the full amounts were payable to the Predecessor Parent Company. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting from the amount due from the Predecessor Parent Company and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

On November 25, 2020, the Board of Directors of ZYSL declared an interim cash dividend of HK$24,805,800 (equivalent to $3,199,675) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividend to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends have already been settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, the Board of Directors of ZYSL declared an interim cash dividend of HK11,628,450 (equivalent to $1,499,942) to its shareholder ZYSL (BVI), following which ZYSL (BVI) declared an interim cash dividend to its shareholder ZYFGL and ZYFGL declared an interim cash dividend to its shareholders for the same amount on the same day. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends are settled in three equal parts, all of which have been settled with the shareholders in cash on January 19, 2021, January 20, 2021 and March 3, 2021, respectively.

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

8. Income Taxes

Cayman Islands

Under the current and applicable laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current and applicable laws of BVI, both ZYSL (BVI) and ZYCL (BVI) are not subject to tax on income or capital gains.

Hong Kong

ZYSL and ZYCL are incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. For the six months ended September 30, 2021 and 2020, Hong Kong profits tax is calculated in accordance with the two-tiered profits tax rates regime. The applicable tax rate for the first HKD 2 million of assessable profits is 8.25% and assessable profits above HKD 2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. Under Hong Kong tax laws, ZYSL and ZYCL are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

The current and deferred portions of the income tax expenses included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	For the Six Months Ended September 30,
	2021	2020
Current	$42,865	$29,761
Deferred	-	-
	$42,865	$29,761

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

8. Income Taxes (Continued)

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Company’s income tax benefits (expenses) is shown in the following table:

	For the Six Months Ended September 30,
	2021	2020
Income tax expense at applicable statutory rate (note (1))	$75,018	$406,761
Nondeductible expenses	73,469	1,629
Income not subject to tax(note (2))	(72,789)	(3,539)
Nontaxable offshore profit	(32,833)	(351,221)
Benefit on tax concession	-	(23,869)
Reported income tax benefits (expenses)	$42,865	$29,761

(1)	The applicable statutory rate applied is based on the profits tax rates in Hong Kong. Effective for tax years ended on or after December 31, 2018, the applicable tax rate was 8.25% on the first HK $2,000,000 of assessable profits and 16.5% on any assessable profits above that threshold.
(2)	The Company also has entities domiciled in the British Virgin Islands, but such entities are not subject to income or capital gains taxes.

9. Related Party Transactions and Balances

a. Nature of relationships with related parties

Name	Relationship with the Company
Zhong Yang Holdings Limited	Predecessor Parent Company, owned by the same group of shareholders and determined to be a related party upon the completion of the Reorganization (See Note 1) on March 26, 2020.
Sunx Global Limited	Predecessor Parent Company owns 95% of Sunx Global Limited.
Mr. Huaixi Yang	Immediate family member of Ms. Junli Yang, the Chairwoman of the Board
WSYQR Limited	Wholly owned by Mr. Huaixi Yang

b. Related parties transactions

		For the Six Months Ended September 30,
	Nature	2021	2020
Zhong Yang Holdings Limited	Rental expenses	$54,422	$59,894
Mr. Huaixi Yang	Structure note subscription fee and interest income	$6,426	$-

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

9. Related Party Transactions and Balances (continued)

c. Balance with related parties

	Nature	September 30, 2021	March 31, 2021
Mr. Huaixi Yang	Receivables from a customer – a related party	$36,424	$-
Sunx Global Limited (1)	Payable to customers - related parties	$22,014	$-
WSYQR Limited (2)	Payable to customers - related parties	$799,996	$-

(1)	The balances due to Sunx Global Limited represented the bank balances held on behalf of the related party that were received by the Company for its futures and securities investments.
(2)	The balances due to WSYQR Limited represented the bank balances held on behalf of the related party that were received by the Company for its structure note investments.

10. Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission that the Company’s subsidiaries were required to maintain as of September 30, 2021 and March 31, 2021 and the actual amounts of capital that were maintained.

Capital requirements as of September 30, 2021:

	Minimum
	Regulatory	Capital	Excess	Percent of
	Capital	Levels	Net	Requirement
	Requirements	Maintained	Capital	Maintained
Zhong Yang Securities Limited	$385,356	$4,539,499	$4,154,143	1,178%
Zhong Yang Capital Limited	385,356	657,161	271,085	171%
Total	$770,712	$5,196,660	$4,425,948	674%

Capital requirements as of March 31, 2021:

	Minimum
	Regulatory	Capital	Excess	Percent of
	Capital	Levels	Net	Requirement
	Requirements	Maintained	Capital	Maintained
Zhong Yang Securities Limited	$385,872	$5,626,013	$5,240,141	1,458%
Zhong Yang Capital Limited	385,872	659,069	273,197	171%
Total	$771,744	$6,285,082	$5,513,338	814%

Zhong Yang Financial Group Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended September 30, 2021 and 2020

11. Subsequent Events

On October 18, 2021, the Company’s Board of Directors approved the engagement letter between the Company and Univest Securities, LLC (the “Underwriter”), pursuant to which the Company will agree to issue and sell to the Underwriter and the Underwriter will agree to purchase on a firm commitment basis up to 5,000,000 ordinary shares, plus an additional 750,000 ordinary shares issuable upon exercise of an underwriter’s over-allotment option at an offering price between US$5.00 and US$6.00 per ordinary shares.

Other than the above, these unaudited condensed consolidated financial statements were approved by management and available for issuance on January 28, 2022, and the Company has evaluated subsequent events through this date.

Zhong Yang Financial Group Limited

5,000,000 Ordinary Shares

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements which will be filed as Exhibit 10.9 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Zhong Yang Financial Group Limited was incorporated on August 1, 2019. Upon incorporation, the Company issued 50,000,000 Ordinary Shares to Zhong Yang Holdings (BVI) Limited with a total consideration of US$50,000. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

On September 9, 2021, Zhong Yang Holdings (BVI) Limited surrendered 20,000,000 ordinary shares of US$0.001 par value each for no consideration. In addition, on September 9, 2021, the sole shareholder of the Company approved and effected an increase of the Company’s authorized share capital from US$50,000, divided into 50,000,000 ordinary shares of a par value of US$0.001 per share, to US$150,000, divided into 150,000,000 ordinary shares of a par value of US$0.001 per share. All references to Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the surrender of Ordinary Shares by the sole shareholder and the increase of our authorized Ordinary Shares as if these events had occurred at the beginning of the earliest period presented.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
3.1	Amended and Restated Memorandum and Articles of Association†
4.1	Form of Underwriters’ Warrants†
5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Ordinary Shares being registered†
5.2	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Underwriters’ Warrants being registered†
8.1	Opinion of Stevenson, Wong & Co. regarding certain Hong Kong tax matters (included in Exhibit 99.1)†
10.1	Employment Agreement by and between Zhong Yang Financial Group Ltd. and Yung Yung Lo dated February 1, 2021†
10.2	Employment Agreement by and between Zhong Yang Financial Group Ltd. and Jennifer Tam Hoi Ling dated May 22, 2017†
10.3	Employment Agreement by and between Zhong Yang Financial Group Ltd. and Junli Yang dated August 1, 2019†
10.4	Employment Agreement by and between Zhong Yang Financial Group Ltd. and Ka Fai Yuen dated April 10, 2017†
10.5	Service Level Agreement between Zhong Yang Securities Limited and 2GoTrade Limited dated December 12, 2017†
10.6	English Translation of the Esunny International Financial Derivatives Trading Analysis System Sales Contract between Zhong Yang Securities Limited and Zhengzhou Esunny Information Technology Co., Ltd. dated December 13, 2016†
10.7	English Translation of the System Operation Service Contract between Zhong Yang Securities Limited and Zhengzhou Esunny Information Technology Co., Ltd. dated December 13, 2016†
10.8	English Translation of the Epolestar Intelligent Platform v9.0 Licensing Service Contract between Zhong Yang Securities Limited and Zhengzhou Esunny Information Technology Co., Ltd. dated May 23, 2017†
10.9	Form of Indemnification Agreement with directors and officers†
14.1	Code of Business Conduct and Ethics†
21.1	List of Subsidiaries†
23.1	Consent of Friedman LLP*
23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)†
23.3	Consent of Stevenson, Wong & Co. (included in Exhibit 99.1)†
23.4	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)†
23.5	Consent of Anthony S. Chan†
23.6	Consent of Mau Chung Ng†
23.7	Consent of Mei Cai†
99.1	Opinion of Stevenson, Wong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong law matters†
99.2	Audit Committee Charter†
99.3	Nominating Committee Charter†
99.4	Compensation Committee Charter†

†	Previously filed.

*	Filed herewith.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on January 28, 2022.

Zhong Yang Financial Group Limited

By:	/s/ Ka Fai Yuen
Name:	Ka Fai Yuen
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on January 28, 2022.

Signature	Title

/s/ Ka Fai Yuen	Chief Executive Officer and Director
Name: Ka Fai Yuen	(Principal Executive Officer)

/s/ Yung Yung Lo	Chief Financial Officer
Name: Yung Yung Lo	(Principal Financial Officer)

/s/ Junli Yang	Chairman of the Board of Directors
Name: Junli Yang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Zhang Yong Holdings Limited, has signed this registration statement or amendment thereto in New York, NY, United States on January 28, 2022.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President